Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND AMONG

MACOM CONNECTIVITY SOLUTIONS, LLC

AND

PROJECT DENVER HOLDINGS LLC

AND

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

(SOLELY FOR PURPOSES OF SECTION 11.1)

OCTOBER 27, 2017

i

(Continued)

(Continued)

APPENDICES AND EXHIBITS

Appendices and Exhibits:
Appendix A	–	Purchased Assets
Appendix B	–	Purchased Entities
Appendix C	–	Assumed Liabilities
Appendix D	–	Excluded Assets
Appendix E	–	Excluded Liabilities
Appendix F	–	Delayed Transfer Closing Principles
Exhibit A	–	Form of Contribution, Assignment and Assumption Agreement

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of October 27, 2017 (the “Agreement Date”), is entered into among MACOM Connectivity Solutions, LLC, a Delaware limited liability company (“Seller”), MACOM Technology Solutions Holdings, Inc., a Delaware corporation (“Parent”), solely for purposes of Section 11.1, and Project Denver Holdings LLC, a Delaware limited liability company (“Buyer”) (each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in, among other things, the operation of the Business;

WHEREAS, Buyer, through itself and one or more of its direct or indirect Subsidiaries, desires to purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, desires to sell, transfer and assign the Purchased Assets, the Purchased Shares and the Assumed Liabilities of the Business to Buyer and one or more of its direct or indirect Subsidiaries, upon the terms and subject to the conditions specified in this Agreement (the “Purchase Transaction”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller, through itself and/or one or more of its direct or indirect Subsidiaries, and Buyer, through itself and/or one or more of its direct or indirect Subsidiaries, are entering into (a) that certain Intellectual Property Matters Agreement in the form mutually agreed upon and executed by the Parties (the “IPMA”), pursuant to which Seller will convey or license certain Technology and Intellectual Property Rights to Buyer and Buyer will grant a license back to Seller of certain Technology and Intellectual Property Rights relating to the Business and (b) that certain Transition Services Agreement in the form mutually agreed upon and executed by the Parties (the “Transition Services Agreement”), pursuant to which Seller will cause certain services to be provided to Buyer or its Affiliates in connection with the transition of the Business to Buyer;

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Seller and the other members are entering into the Amended and Restated Limited Liability Company of Project Denver Holdings LLC dated as of the Agreement Date in the form mutually agreed upon by the parties thereto (the “Denver LLC Agreement”);

WHEREAS, as more fully described in the Step Plan Schedule, the Purchase Transaction will include the following steps:

(i)	On the Closing Date, at 10:02am EDT, Buyer will contribute cash to Intermediate Holdings in exchange for 100% of the membership interests in Intermediate Holdings, which transaction is intended to be disregarded for U.S. federal income tax purposes;

(ii)	On the Closing Date, at 10:03am EDT, Intermediate Holdings will contribute cash to Cayman Topco in exchange for 100% of the Class A voting shares of Cayman Topco, which transaction is intended to be governed by Section 351 of the Code;

(iii)	On the Closing Date, at 10:04am EDT, Cayman Topco will contribute cash and Class B non-voting shares of Cayman Topco to Cayman IP Holdco in exchange for 100% of the stock of Cayman IP Holdco, which transaction is intended to be governed by Section 351 of the Code and Treas. Reg. § 1.1032-3;

(iv)	On the Closing Date, at 10:05am EDT, pursuant to the licenses granted pursuant to the IPMA for the consideration set forth in Section 5.13 thereof, Seller and the Other Asset Sellers, as applicable, will transfer certain intellectual property rights to Cayman IP Holdco in exchange for the Class B non-voting shares of Cayman Topco received by Cayman IP Holdco from Cayman Topco in the transaction described in the immediately preceding clause (iii), which transaction described in this clause (iv) is intended to be governed by Section 1001 of the Code and Treas. Reg. § 1.1032-3 (the “Cayman IP Acquisition”);

(v)	On the Closing Date, at 10:06am EDT, pursuant to the applicable Local Transfer Agreement and Other Transfer Document with respect to each such Purchased Entity, Seller will transfer beneficial ownership of 100% of the stock of each of AMCC Germany and AMCC Japan to Cayman Topco in exchange for newly issued Class B non-voting shares of Cayman Topco, and each such transaction is intended to be governed by Sections 351 and 367(a) of the Code (collectively, the “Share Purchases”);

(vi)	On the date of the applicable Delayed Transfer Closing with respect to Vietnam, pursuant to the applicable Local Transfer Agreement and Other Transfer Documents, (1) Cayman Topco will transfer cash to Seller (directly or through AMCC Vietnam’s direct investment capital account (DICA), and net of any deduction or withholding required under applicable Law) in exchange for beneficial ownership of 100% of the stock of AMCC Vietnam, (2) Seller will contribute cash to Cayman Topco (consisting of the cash received in the immediately preceding step (1) plus additional cash equal to all amounts deducted or withheld upon the transfer in step (1)) in exchange for Class B non-voting shares of Cayman Topco, and (3) Seller will, in turn, contribute such Class B non-voting shares of Cayman Topco received from Cayman Topco to Buyer as a contribution to the capital of Buyer, which first and second steps are intended to be governed by Sections 351 and 367(a) of the Code, and which third step is intended to be governed by Section 721 of the Code (the “Vietnam Share Purchase”);

(vii)	On the date of the applicable Delayed Transfer Closing with respect to India, pursuant to the applicable Contribution Agreement, Local Transfer Agreement and Other Transfer Documents, (1) Cayman Topco will (directly and, potentially, indirectly through a newly-formed, wholly owned subsidiary of Cayman Topco treated as a disregarded entity for U.S. federal income tax purposes) contribute cash to a newly-formed Indian entity (“New India Co.”) treated as a corporation for U.S. federal income tax purposes, (2) Applied Micro Circuits India Pvt. Ltd. (“MACOM India”) will transfer the Indian Purchased Assets to New India Co. in exchange for such cash received from Cayman Topco (net of any deduction or withholding required under applicable Law), (3) MACOM India will distribute such cash received from New India Co. to Seller, (4) Seller will contribute cash to Cayman Topco (consisting of the cash received in the immediately preceding step (3) plus additional cash equal to all amounts deducted or withheld upon the transfers in steps (1) through (3)) in exchange for Class B non-voting shares of Cayman Topco, and (5) Seller will, in turn, contribute such Class B non-voting shares of Cayman Topco received from Cayman Topco to Buyer as a contribution to the capital of Buyer, which fifth step is intended to be governed by Section 721 of the Code (the “India Asset Purchase”); and

(viii)

On the date of the applicable Delayed Transfer Closing with respect to Taiwan, pursuant to the applicable Contribution Agreement, Local Transfer Agreement and Other Transfer Documents, (1) in exchange for cash (net of any deduction or withholding required under applicable Law), Seller will transfer its Taiwan branch either to (a) a new Taiwan entity

(“New Taiwan Co.”) formed by Cayman Topco or (b) Cayman Topco (or a branch of Cayman Topco), (2) Seller will transfer cash to Cayman Topco (consisting of the cash received in the immediately preceding step (1) plus additional cash equal to all amounts deducted or withheld upon the transfer in step (1)) in exchange for Class B non-voting shares of Cayman Topco, and (3) Seller will, in turn, contribute such Class B non-voting shares of Cayman Topco to Buyer as a contribution to the capital of Buyer, which third step is intended to be governed by Section 721 of the Code (the “Taiwan Asset Purchase”).

WHEREAS, as more fully described in the Step Plan Schedule, (i) at the Effective Time, Buyer will issue the Equity Consideration to Seller in exchange for (A) certain assets, including the Class B non-voting shares of Cayman Topco received by Seller and the applicable Other Sellers in the Cayman IP Acquisition and the Share Purchases, and (B) Seller’s binding commitment to carry out the Vietnam Share Purchase, the India Asset Purchase, and the Taiwan Asset Purchase ((A) and (B), together, the “Contributed Assets”), which transaction is intended to be governed by Section 721 of the Code and (ii) immediately following the applicable Delayed Transfer Closing with respect to such Delayed Transfer Jurisdiction, Seller desires to contribute to Buyer, and Buyer intends to acquire from Seller, the Class B non-voting shares of Cayman Topco received by Seller in the Vietnam Share Purchase, the India Asset Purchase, and the Taiwan Asset Purchase;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions

“Acquired Rights Directive” has the meaning set forth in the definition of “Transfer Regulations” in this Section 1.1.

“Affiliate” means (a) in the case of an individual, the individual’s spouse (or civil partner) and the members of the immediate family (which for purposes of this definition shall include only parents, siblings, children and spouses (or civil partners) of the foregoing) of (i) the individual, (ii) the individual’s spouse (or civil partner) and (iii) any Business Entity that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, any of the foregoing individuals, or (b) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Business Entity; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, as used in this Agreement, the term “Affiliate” shall, with respect to Buyer for all periods following the consummation of the transactions contemplated by this Agreement, include each Purchased Entity to be acquired pursuant to this Agreement and any Person that Buyer creates to consummate the transactions contemplated by this Agreement, in each case, provided that such Person otherwise satisfies the definition of “Affiliate” due to the requisite control; provided that no Purchased Entity shall be deemed to be an “Affiliate” of Buyer unless and until legal title to the equity interests of such Person has, directly or indirectly, transferred to Buyer or an Other Buyer in accordance with the terms and provisions of this Agreement and the Equity Transfer Documents.

“AMCC Germany” means AMCC Deutschland GmbH, an entity formed under the laws of Germany.

“AMCC Japan” means AMCC Japan Co., Ltd., an entity formed under the laws of Japan.

“AMCC Vietnam” means Applied Micro Circuits Corporation (AMCC) Vietnam, an entity formed under the laws of Vietnam.

“Assumed Benefit Plans” means each Seller Benefit Plan that is sponsored, maintained or contributed to by a Purchased Entity and is either required to be sponsored, maintained or contributed to by the Purchased Entity under applicable Law or is set forth on Schedule 1.1(a)(i) of the Disclosure Letter.

“Automatic Transferred Employees” means those Business Employees with respect to whom local employment Laws, including the Transfer Regulations, provide for an automatic transfer of employment, employer substitution or similar method of transfer to Employing Entities or any of their Affiliates in connection with the Closing.

“Business” means the ARM-based compute processor business and non-communications workload processor business conducted by Seller, the Other Asset Sellers and the Purchased Entities, including the design, production, provision, development, manufacturing, marketing, distribution, sale, license, import, export, support and maintenance, service, or other exploitation of the Products.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are permitted or required by Law to close.

“Business Employee” means an employee of Seller or any of its Subsidiaries, as applicable, listed on the Employee Census; provided, that, “Business Employees” shall (a) exclude any such employee (other than a Purchased Entity Employee) who is on long-term disability leave and (b) for the avoidance of doubt, include any such employee who is on an approved leave of absence, in each case, immediately prior to the Closing.

“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as such term is used in Section 13 of the Securities Exchange Act of 1934).

“Business Indemnitees” means individuals who at or prior to the Closing were current or former officers, directors or individual managers on a board of managers or other similar governing body of the Purchased Entities and their Subsidiaries (or the predecessors of the Purchased Entities and their Subsidiaries) relating to service in such capacities prior to the Closing.

“Buyer Related Parties” shall mean (a) Buyer or the Investors, (b) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Buyer, and (c) the direct or indirect, former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Representatives, Affiliates, members, managers, or assignees of any Person named in clause (a) or (b).

“Business Records” means all customer, distributor, vendor, supplier, contractor, and service-provider lists, invoices and purchase orders, production data, cost records, sales and pricing data, supplier records, Tax records, data respecting employees and business activities, employee master payroll data and historical reporting data, product data, manuals and literature, technical information, drawings, specifications and other engineering data, user data or data associated with or derived from the internet websites of Seller or its Affiliates, data required to be retained for legal, regulatory, or contractual requirements, data (including, without limitation, current data, historical data, metadata, and configuration files) utilized in connection with the Transferred Technology, Transferred IT Assets, Transferred Intellectual Property Rights and other Information Technology and Technology (even if not Transferred Technology or Transferred IT Assets) used by the Business and other business files, data, databases, documents and records (including billing, payment and dispute histories, credit information and similar data) relating to customers, distributors, vendors, suppliers, employees, contractors or service-providers of the Business, and other business and financial records, files, data, databases, correspondence, personnel information, books and documents (whether in hard copy or computer format), in each case, solely to the extent relating to the Business, the Purchased Assets, the Assumed Liabilities, the Purchased Entities or Proceedings arising in connection therewith.

“Cayman IP Holdco” means Denver Cayman IP Holdings, Ltd., a Cayman Islands exempted company incorporated with limited liability.

“Cayman Topco” means Denver Cayman Holdings, Ltd., a Cayman Islands exempted company incorporated with limited liability.

“Change of Control Bonuses” means all incentive, retention, transaction, change in control or similar bonuses or other similar compensatory payments to any Business Employee pursuant to an arrangement entered into with Seller or its Affiliates that is payable as a result of or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (other than Deal Related Severance), and including the employer portion of any employment Taxes, social or national insurance contributions or similar obligations payable in connection with the foregoing incentive, retention, transaction, change in control or similar bonuses or other similar compensatory payments.

“Class A Capital” means Class A Capital as defined in, and issued pursuant to, the Denver LLC Agreement and subject in all respects thereto.

“Class A Units” means Class A Units as defined in, and issued pursuant to, the Denver LLC Agreement and subject in all respects thereto.

“Closing Transfer Documents” mean the Bills of Sale, the Local Transfer Agreements, the Patent Assignment, the Trademark Assignment, the Equity Transfer Documents, the Other Transfer Documents, the documents, certificates and resolutions referred to in Section 2.5(a) and any other agreement necessary to effect the Transfer of the Purchased Assets, the Purchased Shares and Assumed Liabilities in the Purchase Transaction.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Know-How” means all Know-How owned by any Seller Party that as of the Closing Date are: (a) (i) included in or embodied in any Seller Products (as defined in the IPMA), (ii) used in the design, development, making, manufacture, use, importation, distribution, installation, provision, licensing, sale, offering for sale, maintenance, or support of any Seller Products, or (iii) used by Seller or any of its Affiliates in connection with the operation of the business of Seller or any such Affiliates other than the Business, and also (b) (i) included in or embodied in any Products, (ii) used in the design, development, making, manufacture, use, importation, distribution, installation, provision, licensing, sale, offering for sale, maintenance, or support of any Products, or (iii) used in connection with the operation of the Business, in each case ((a) through (b)) that (x) are owned by a Seller Party, or (y) a Seller Party acquired as part of Seller’s acquisition of the “Connectivity”, “PowerPC” and “Compute” business lines.

“Common Trade Secrets” means all Trade Secrets owned by any Seller Party that as of the Closing Date are: (a) (i) included in or embodied in any Seller Products (as defined in the IPMA), (ii) used in the design, development, making, manufacture, use, importation, distribution, installation, provision, licensing, sale, offering for sale, maintenance, or support of any Seller Products, or (iii) used by Seller or any of its Affiliates in connection with the operation of the business of Seller or any such Affiliates other than the Business, and also (b) (i) included in or embodied in any Products, (ii) used in the design, development, making, manufacture, use, importation, distribution, installation, provision, licensing, sale, offering for sale, maintenance, or support of any Products, or (iii) used in connection with the operation of the Business, in each case ((a) through (b)) that (x) are owned by a Seller Party, or (y) a Seller Party acquired as part of Seller’s acquisition of the “Connectivity”, “PowerPC” and “Compute” business lines.

“Confidential Information” means any confidential or proprietary information, including any formula, pattern, device, compilation or information, proprietary technical, economic, environmental, operational, financial, technology, operating, financial and/or other business information, methods of operation, financial statements, trade secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, specifications for products, equipment and processes, manufacturing and performance specifications and procedures, engineering drawings and graphs, technical, research and engineering data, manufacturing know-how, the substance of agreements with customers and others, marketing and similar arrangements, servicing and training programs and arrangements, customer lists, customer profiles, customer preferences, other trade secrets and any other documents or materials embodying such information, Employee Census information and, as required by applicable Law, other employee information.

“Consent” means any required consent, waiver or approval of, or authorization, order, license, permission, permit, qualification, exemption or waiver by, any third party or Governmental Authority.

“Contract” means any legally binding executory contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking (in each case, whether written or oral), other than any Seller Benefit Plan (for purposes of Section 4.5, other than individual employment agreements).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“D&O Indemnity Arrangements” means (i) the Organizational Documents of the Purchased Entities and their Subsidiaries in effect on the Agreement Date or (ii) any agreement between Seller, any Other Seller, the Purchased Entities and their Subsidiaries and any of the Business Indemnitees providing for indemnification by Seller, any Other Seller or the Purchased Entities of any of the Business Indemnitees in effect on the Agreement Date (including under any directors’ and officers’, fiduciary or other director or management liability insurance policies).

“Data Protection Requirements” means any and all applicable Laws, industry standards of any industry organization of or in which any Seller Party is a member or otherwise participates, and any and all contractual and other obligations legally binding upon any Seller Party, in each case concerning the collection, use, storage, Processing, transmission, disclosure, securing or handling of Personal Data.

“Database Rights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Deal Related Severance” means the Termination Amounts required to be paid under applicable Law or under any Seller Benefit Plan to any Business Employee (i) by reason of the cessation of his or her employment with Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, including the Restructuring, (ii) by reason of operation of, or under, applicable Law in connection with the consummation of the transactions contemplated by this Agreement, including the Restructuring or (iii) by reason of the transactions contemplated by this Agreement (including the Restructuring), in each of the foregoing cases, together with the employer portion of any employment Taxes or social or national insurance contributions or similar obligations payable in connection with the foregoing, other, in each case, than any Termination Amounts resulting from Buyer’s, any Other Buyer’s or any Employing Entity’s failure to comply with Section 6.6 of this Agreement.

“Delayed Restructuring” means the Tax election described in Step 10 of the Step Plan Schedule.

“Delayed Transfer Closing Jurisdictions” shall mean those jurisdictions set forth on Appendix F.

“Delayed Transfer Closing” shall mean, with respect to any given Delayed Transfer Closing Jurisdiction, the Closing of the Purchase Transaction in such Delayed Transfer Closing Jurisdiction.

“Designated Exchange Rate” means, in respect of any date, the closing rate of exchange from the applicable foreign currency to Dollars as published by the Wall Street Journal at http://online.wsj.com/mdc/public/page/2_3021-forex.html two (2) Business Days prior to such date; provided, that, if any Designated Exchange Rate for a foreign currency is not published in the Wall Street Journal for any applicable date required therefor, the “Designated Exchange Rate” for such currency shall mean, in respect of any date, the rate of exchange for such foreign currency published by Bloomberg Business at http://www.bloomberg.com/markets/currencies two (2) Business Days prior to such date.

“Dollars” or “$,” when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect” in this Section 1.1.

“Environmental Claim” means any written claim, Proceeding, complaint, or notice of violation alleging violation of, or Liability under, any Environmental Laws.

“Environmental Laws” means any applicable foreign, federal, state or local Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common Law relating to, or imposing standards regarding, the protection or cleanup of the environment, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including protection of health and safety of employees from exposure to Hazardous Materials. Environmental Laws shall include the following United States statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act to the extent it relates to the regulation of Hazardous Materials, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or similar foreign, federal state or local Laws, each as amended.

“ERISA” has the meaning set forth in the definition of “Seller Benefit Plans” in this Section 1.1.

“ERISA Affiliate” means any Person which, at the relevant time, would be treated as a single employer with Seller under Section 414 of the Code or Section 4001(b) of ERISA.

“Excluded Shared Contracts” means the Shared Contracts listed on Schedule 1.1(a)(ii) of the Disclosure Letter or that are Seller Benefit Plans, insurance policies, real property leases and subleases (other than Real Property Leases).

“Fundamental Representations” means, with respect to Buyer, the representations and warranties set forth in Section 5.1 (Corporate Existence), Section 5.2 (Corporate Authority), Section 5.5 (Capitalization) and Section 5.6 (Finders; Brokers), and with respect to Seller, the representations and warranties set forth in Section 4.1 (Corporate Existence), Section 4.2 (Corporate Authority), Section 4.4 (Purchased Entities; Capitalization), Section 4.15(d) (Sufficiency of Assets) and Section 4.17 (Finders; Brokers).

“GAAP” means generally accepted accounting principles in the United States of America.

“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, listed, classified or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic,” “toxic substance,” “toxic waste,” “toxic pollutant,” “contaminant,” or “pollutant” or any similar terms, under any Environmental Law, including petroleum, petroleum products, by products or derivatives and asbestos.

“Indebtedness” means (a) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (b) any obligations with respect to letters of credit, performance or surety bonds, bankers’ acceptances and similar facilities (in each case, to the extent drawn or to the extent the subject of a pending claim), (c) any cash overdrafts, (d) obligations secured by Liens (other than Permitted Liens), (e) obligations to pay deferred purchase price of property or services (including the maximum amount of any remaining earn-outs for past acquisitions), whether or not contingent (if any), but excluding trade payables and accrued expenses incurred in the ordinary course of business, (f) obligations under capitalized leases (the amount of such obligations being the capitalized amount thereof determined in accordance with GAAP), (g) obligations under conditional sales contracts and similar title retention instruments, (h) obligations respecting accrued but unpaid dividends (other than any dividends payable to a Purchased Entity), (i) all Liabilities required to settle (as of the applicable time of determination) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, currency swap, forward currency agreement, currency hedging agreement or other hedging, derivative or swap agreement or other similar agreement, (j) all interest, fees, penalties and other expenses with respect to indebtedness described in the foregoing clauses (a)-(i), including all prepayment premiums or fees or debt breakage costs payable with respect thereto, which are or would be owed to fully discharge such indebtedness as of the applicable time of determination, and (k) any outstanding guarantees of obligations of the type described in clauses (a) through (j) above.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Party obligated to indemnify a Notifying Party and its related Indemnified Parties.

“Information Technology” shall mean any equipment or interconnected system or subsystem of equipment that is used in the acquisition, storage, manipulation, management, movement, control, display, switching, interchange, transmission, or reception of data or information, or interface therewith (including, any Software, firmware, circuitry, logic, algorithms, source code, object code, other code variants, libraries and related documentation, databases, manuals, user guides, specifications, training materials and any websites used in connection therewith). For the avoidance of doubt, Information Technology includes printers, storage devices, mobile devices, computers, computer equipment and systems, including laptops and desktops, network equipment and systems, phone equipment and systems, email equipment and systems, printer equipment and systems, backup and disaster recovery equipment and systems, as well as firewall devices, wireless access points, switches, routers, and servers, and any hardware or Software associated with any of the above.

“Industrial Designs” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Intellectual Property Rights” or “IPR” means the rights, titles and interests associated with the following anywhere in the world: (a) inventions (whether or not patentable or reduced to practice), and patents, statutory invention registrations and utility models, and applications therefor (including any provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, continued prosecutions, renewals, extensions or modifications for any of the foregoing) and all patents issuing from any of the foregoing, (“Patents”), (b) trade secrets and all other rights in or to confidential information (“Trade Secrets”), (c) copyrights, copyright registrations and applications therefor (including any renewals or extensions thereof), moral rights and all other rights corresponding to the foregoing (“Copyrights”), (d) social media accounts, names, social network application IDs, usernames, user IDs and identification numbers, websites, web pages, and web addresses and registered internet domain names and numbers and registrations and applications therefor (“Internet Properties”), (e) industrial design rights and any registrations, patents, and applications therefor (“Industrial Designs”), (f) intangible proprietary rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor (“Database Rights”), (g) mask works, and mask work registrations and applications therefor (“Mask Work Rights”), (h) trademarks, trade dress, trade names, brand names, logos, slogans, and service marks, whether registered or unregistered, and including registrations and applications therefor and renewals thereof, and including all common law rights thereto and the goodwill appurtenant to each of the foregoing (“Trademarks”), and (i) intangible proprietary rights in any similar, corresponding or equivalent rights to any of the foregoing, including in inventions (whether or not patentable or reduced to practice), know-how, shop rights, processes, methods, techniques, designs, protocols, formulae, algorithms, compositions, specifications and research and development information (“Know-How”).

“Intercompany Agreements” means the Contracts between or among (i) Seller and any Affiliate thereof (including a Purchased Entity), and (ii) any Purchased Entity.

“Intermediate Holdings” means Project Denver Intermediate Holdings LLC, a Delaware limited liability company.

“Internet Properties” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“IRS” means the United States Internal Revenue Service.

“Know-How” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“knowledge” of a Party means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(a)(iii) of the Disclosure Letter after reasonable investigation, and with respect to Buyer, the actual knowledge of the senior executive officers of Buyer after reasonable investigation.

“Law” means any law, treaty, statute, ordinance, rule, constitution, administrative interpretation, code or regulation of a Governmental Authority or judgment, decree, order, rule of common law, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

“Liabilities” means any Indebtedness, liability or other obligation (whether pecuniary or not, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), but shall not include any liability under the IPMA, the Transition Services Agreement, or the Denver LLC Agreement.

“Licensed Seller Intellectual Property” means the Intellectual Property Rights licensed by the Seller Parties to Buyer and certain Other Buyers pursuant to the IPMA, including the Seller Licensed Software (as defined in the IPMA).

“Liens” means any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien, charge, security interest, option, right of first refusal or negotiation, preemptive right, conditional sale agreement, judgment, attachment, encroachment, servitude, restriction on transfer or any other encumbrance, exception to title or charge of any kind.

“Losses” means any and all losses, damages, settlements, judgments, awards, penalties, claims, actions, causes of action, assessments, interests, fines, costs, expenses (including reasonable legal, accounting, expert and consultant fees and expenses, costs of investigation and litigation and defense and court costs), but excluding any exemplary or punitive damages except to the extent such exemplary or punitive damages are awarded to a third party by a Governmental Authority or arbitrator in connection with a Third Party Claim.

“Mask Work Rights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Material Adverse Effect” means any change, development, circumstance, occurrence, event or effect (“Effect”) that, individually or in the aggregate with all other Effects, is, or would reasonably be expected to be, materially adverse to the operations, condition (financial or otherwise), assets (including intangible assets and rights), liabilities or results of operations of the Business, taken as a whole; provided that none of the following shall, either alone or in combination, be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred: any Effect resulting from or arising out of (a) the public announcement of the sale of the Business and the execution of this Agreement and the other Transaction Documents, the pendency and/or performance (including compliance with the covenants set forth herein or any action taken or omitted to be taken by Seller at the express written request of or with the express prior written consent of Buyer) of the transactions contemplated hereby or thereby or any other publicity, leak or rumor with respect thereto, including the impact of any of the foregoing on relationships with licensors, customers, suppliers, partners, lenders, officers, employees, regulators or other third party or any suit, action or other Proceeding arising therefrom or in connection therewith, (b) general business, regulatory, financial or economic conditions in the United States or other foreign locations where the Business is operated, including changes in prevailing interest rates or fluctuations in currency, (c) general conditions in the industry or markets in which the Business is conducted, (d) any change or development in Laws (including proposed changes or developments) applicable to the Business, the Purchased Shares or the Purchased Assets, any changes or proposed changes in GAAP (or the applicable accounting standards in any jurisdictions outside of the United States), or the enforcement or interpretation of any of the foregoing, (e) any changes in the economy in general, or the financial, banking or securities markets (including any disruption thereof), (f) any change related to the Excluded Assets or the Excluded Liabilities, except to the extent of any resulting effect on the Business, the Purchased Shares, the Purchased Assets or the Assumed Liabilities from such changes, (g) any outbreak or escalation of war, armed hostilities, political instability or other national or international calamity, crisis or emergency, or any escalation or worsening thereof, (h) any earthquakes, hurricanes, floods, tsunamis and other natural disasters or other natural conditions or weather-related events, circumstances or developments, (i) any criminal activities, acts of terrorism or sabotage and (j) the failure of the financial or operating performance of the Business to meet public estimates or expectations or internal forecasts, plans, projections or budgets (but the underlying reason for such failure to meet such estimates or expectations or forecasts, plans, projections or budgets may be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred; provided such reason is not otherwise described in clauses (a) through (i) of this definition); provided that in the case of the foregoing clauses (b), (c), (d), (e), (g) and (i), Effects referred to therein shall be excluded only to the extent they do not, or would not reasonably be expected to, disproportionately impact the Business in a material manner relative to the competitors of the Business or other Business Entities in the industry or market in which the Business operates.

“Non-Disclosure Agreement” means the Confidential Disclosure Agreement for Strategic Matters entered into by MACOM Technology Solutions Holdings, Inc. with the direct or indirect equity holder of Buyer, dated August 14, 2017.

“Non U.S. Benefit Plans” means each Seller Benefit Plan or other plan, scheme, fund or arrangement of Seller and/or any of its Affiliates operated outside of the United States (including any such plan which provides Retirement Benefits to or in respect of Non U.S. Employees and any termination indemnity and seniority premium arrangements and mandatory government and social security pension arrangements that provide benefits to Non U.S. Employees upon any voluntary cessation of employment by any such employee), but not including any plans, funds or arrangements operated entirely within the United States or exclusively for the benefit of employees of Seller and its Affiliates who are not Non U.S. Employees and not including any plans, funds or arrangements to the extent funded by the employer portion of any employment Taxes, social or national insurance contributions or similar obligations.

“Non U.S. Employees” means each Business Employee employed other than those primarily employed in the United States by Seller or any of its Affiliates, other than any employees reasonably considered by Seller or any of its Affiliates to be U.S. expatriates.

“Notifying Party” means (a) Seller in the case of any matter for which any Seller Indemnified Party may be entitled to indemnification hereunder, and (b) Buyer in the case of any matter for which any Buyer Indemnified Party may be entitled to indemnification hereunder.

“ordinary course of business” means in the ordinary course of the operation of the Business consistent with past practices.

“Ordinary Course Inbound License” means any of the following to the extent the underlying license is to Seller or its Affiliates: (a) a Contract containing a license to Seller or its Affiliates to use, copy, or distribute any generally commercially available software or to use any generally commercially available service, including click wrap or shrink wrap licenses, in each case, where payments by Seller or its Affiliates under such Contracts have been (and are reasonably expected to be) less than $100,000 per year and such license does not pertain to any Technology or Intellectual Property Rights incorporated into or embodied in any Products and (b) a license to Seller or its Affiliates to use open source software.

“Ordinary Course Outbound License” means a Contract containing an outbound license pursuant to which Technology or Intellectual Property Rights is licensed from Seller or its Affiliates to a third party in the ordinary course of business and such license does not pertain to any Technology or Intellectual Property Rights incorporated into or embodied in any Products.

“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, bylaws, operating agreement, certificate of limited partnership, partnership agreement and/or certificates of existence, as applicable.

“Other Buyer” means Cayman Topco, Cayman IP Holdco or any other direct or indirect wholly-owned (which for this purpose, shall include any Subsidiary in which there exists a de minimis shareholder as required by local law) Subsidiary of Buyer.

“Patents” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, are being contested in good faith by appropriate proceedings, (b) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business securing amounts that are not overdue or being contested in good faith by appropriate proceedings, (c) protective filings related to operating leases with third parties entered into in the ordinary course of business, (d) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances or irregularities in title that, in each case, only affect real property and that do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with the Business or materially interfere with the use or occupancy thereof in connection with the Business, (e) Liens in favor of the landlord on real property demised that are set forth in the terms of the applicable lease and which do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with the Business or materially interfere with the use or occupancy thereof in connection with the Business, (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or old age pension programs, in each case, mandated under applicable Laws or other social security programs, (g) Ordinary Course Inbound Licenses and Ordinary Course Outbound Licenses, (h) Liens listed on Schedule 1.1(a)(iv) of the Disclosure Letter and (i) other Liens (other than monetary liens) arising in the ordinary course of business that are not incurred in connection with Indebtedness for borrowed money, that do not relate to Excluded Liabilities, and that do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with the Business or materially interfere with ownership or use of the subject asset in the Business as currently conducted.

“Person” means an individual, Business Entity or Governmental Authority.

“Personal Data” means (i) any personally-identifiable information or data and (ii) any other information or data considered to be personally identifiable information or data under applicable Data Protection Requirements.

“Post-Closing Tax Period” means any taxable period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date (with the Taxes attributable to such portion of a Straddle Period determined in accordance with Section 6.8(a)(iii)).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date (with the Taxes attributable to such portion of a Straddle Period determined in accordance with Section 6.8(a)(iii)).

“Proceeding” means any complaint, claim, action, arbitration, proceeding, litigation or suit commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Purchased Entities” has the meaning set forth in the definition of “Purchased Shares” in this Section 1.1.

“Purchased Entity Employees” means the Business Employees of the Purchased Entities (including Automatic Transferred Employees) as of immediately prior to the Closing.

“Purchased Shares” means the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Seller listed on Appendix B (such Business Entities, together with all Subsidiaries and controlled Affiliates thereof, the “Purchased Entities”).

“Representatives” of any Person means such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Restructuring” means the Tax elections described in Step 6 of the Step Plan Schedule.

“Retirement Benefits” means any pension, lump sum, gratuity, annuity, indemnity compensation or similar benefit provided or to be provided on or after retirement (including early retirement), death, disability or termination of employment based on service with an employer, including for the avoidance of doubt, termination indemnity and seniority premium arrangements and mandatory government and social security pension arrangements that provide benefits to employees of Seller or its Affiliates (including any Business Employees) upon any voluntary cessation of employment by any such employee, but excluding benefits provided under an arrangement, the sole purpose of which is to provide benefits on the accidental injury or death of a Business Employee or to provide continuation coverage pursuant to Section 4980B of the Code (or similar foreign law) and excluding benefits provided under any plans, funds or arrangements to the extent funded by the employer portion of any employment Taxes, social or national insurance contributions or similar obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, (b) any Person that is operating in, organized in, a citizen of, or a resident in a sanctioned country, (c) any Person owned 50% or more by such Persons described in clauses (a) or (b), or (d) an agency or instrumentality of, or entity owned 50% or more by, the government of a sanctioned country.

“Seller Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA and whether or not located or operated in the United States), and each other severance, termination indemnity, redundancy pay, change in control, medical, dental, vision, sick leave, prescription, life insurance, fringe benefits plan, deferred compensation, retention or employment plan, program or agreement, each vacation, insurance coverage, disability coverage, disability benefits, death benefits, workers’ benefits, pension, profit sharing, retirement, incentive, bonus plan, commission plan, other Contract, program or policy that provides benefits to a service provider of Seller or its Subsidiaries, and each stock option, stock purchase, and restricted stock plan, program or policy, in each case, under which any Business Employee, or current or former service provider, consultant, director or employee of the Business (or any spouse, dependent or beneficiary thereof) has any present or future right to benefits and that is contributed to, sponsored or maintained (in whole or in part) or entered into by Seller or any of its ERISA Affiliates or under which Seller or any of its ERISA Affiliates has had or has any present or future Liability, in each case, regardless of whether it is mandated under local Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory.

“Seller Party” means each of Seller, its Subsidiaries, any Other Seller and any Purchased Entity.

“Seller Severance Policies” means the Seller’s severance policies, jurisdictional guidelines or severance obligations in individual employment agreements or arrangements applicable to any given Continuing Employee as in effect on the Agreement Date.

“Shared Contracts” means Contracts of Seller or any of its Affiliates with one or more third parties that relate to, or under which the rights of Seller or its Affiliates are exercised for the benefit of, both (x) any Purchased Assets or the Business and (y) any Excluded Assets or any business(es) of Seller and its Affiliates other than the Business, including any such Shared Contracts listed on Schedule 1.1(a)(vi) of the Disclosure Letter; provided that with respect to any Shared Contract for which Seller has received a signed acknowledgment from the counterparty thereof consenting to the Transfer of any Split Interest or replication of the rights and obligations under such Shared Contract relating to the Business, then such Split Interest or replicated Contract shall be treated as an Assigned Contract for purposes of this Agreement from the date such acknowledgement is received by Seller.

“Software” means computer software, computer programs, applications (including mobile apps) and databases in any form, including source code, object code, firmware, BIOS, UEFI, operating systems and specifications, algorithms, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, libraries and library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation (including manuals, user guides, flow charts, comments, and training materials), developer notes, comments and annotations.

“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the consolidated assets of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of consolidated Liabilities of such Person and its Subsidiaries as of such date, (b) such Person and its Subsidiaries, on a consolidated basis, are able to pay all Liabilities of such Person and its Subsidiaries as such Liabilities mature and (c) such Person and its Subsidiaries, on a consolidated basis, shall have adequate capital for conducting the business. For purposes of this definition, in computing the amount of Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing and known at such time, represents the amount that can reasonably be expected to become an actual and matured Liability.

“Specified Qualifications” means each of the following: (a) the instances of the word “material” in Section 4.3(b); (b) all instances of the word “material” in Section 4.5(a); (c) the instances of the word “materially” in Section 4.6; (d) the instance of the word “material” in the second sentence of Section 4.9(a); (e) the instance of the word “material” in the second sentence of Section 4.9(c); (f) the instance of the word “material” in Section 4.11(a); (g) the instance of the word “material” in Section 4.12(a) and Section 4.12(c); (h) the instance of the word “material” in Section 4.13(b); (i) the instance of the phrase “Material Adverse Effect” in Section 4.16(a) and the instance of the word “material” in Section 4.16(b); (j) the use of the word “materially” or “material” when used in defining the terms “Material Adverse Effect”, “Assigned Material Contract”, “Material Shared Contracts”, and “Material Contracts”; and (k) the use of the word “Material” when used as part of a capitalized defined term herein.

“Statutory Minimums” means sufficient capital to meet requirements of Law regarding minimum capital, thin capitalization, maintenance of capital or similar requirements.

“Step Plan Schedule” shall mean the transactions set forth on Schedule 1.1(a)(v) of the Disclosure Letter.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” of Buyer, Seller or any other Person means any corporation, partnership or other Business Entity of which Buyer, Seller or such other Person, as applicable (either alone or through or together with any other Subsidiary), (x) owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other Business Entity or (y) is the general partner or managing member (and all Subsidiaries of such Person). For the avoidance of doubt, as used in this Agreement, the term “Subsidiary” shall, with respect to Buyer for all periods following the consummation of the transactions contemplated by this Agreement, include each Purchased Entity to be acquired pursuant to this Agreement and any Person it creates to consummate the transactions contemplated by this Agreement, in each case, provided that such Person otherwise satisfies the definition of “Subsidiary” due to the criteria set forth above; provided that no Purchased Entity shall be deemed to be a “Subsidiary” of Buyer unless and until legal title to the equity interests of such Person has, directly or indirectly, transferred to Buyer or an Other Buyer in accordance with the terms and provisions of this Agreement and the Equity Transfer Documents.

“Tax Sharing Agreement” means any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement (other than commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

“Tax” or “Taxes” means any and all federal, state, county, local or foreign tax (including any Transfer Tax) or other charge, fee, levy, impost or assessment in the nature of a tax, including income, gross receipts, recording, payroll, highway use, commercial rent, capital stock, paid-up capital, capital gains, single business, disability, registration, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security or similar social insurance obligations or contributions, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, documentary, stamp, occupation, windfall profits, customs, duties, franchise, alternative or add-on minimum, estimated or other tax or governmental fee in the nature of a tax imposed or required to be withheld by any Taxing Authority including any estimated payments related thereto, any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any liability for the Taxes of another Person as transferee or successor, by Contract or otherwise.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Tax Return” means any return, declaration, report, election, disclosure, form, assessment, estimated return and information statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means Software, whether in electronic, written or other media; hardware; technology, including designs, mask works, know-how design and manufacturing documentation (such as bill of materials, build instructions and test reports); sales documentation (such as marketing materials, installation manuals, service manuals, user manuals); schematics; algorithms; routines; databases; lab notebooks; development and lab equipment; processes; prototypes; devices; appliances, equipment; methods; technologies; schematics; compositions; formulae; patterns; devices; and systems.

“Termination Amounts” means all severance, termination (including notice or other termination indemnities) and similar amounts (including, for the avoidance of doubt, accrued vacation, paid time off and similar items or payments by an employer of amounts to compensate for costs of coverage under COBRA and applicable state or similar Laws) that are required to be paid in connection with the termination of employment and, in each case, together with the employer portion of any employment Taxes, social or national insurance contributions or similar obligations as a result thereof.

“Third Party Software” means any Software (including commercial, open-source and freeware software) and any documentation or other material related to such Software, and any derivative of any of the foregoing, that is (i) not solely owned by Seller or one of its Subsidiaries and (ii) incorporated in, distributed with, accessed by, or required, necessary or depended upon for the development, use or commercialization of, any Product. Third Party Software includes any and all of the following, to the extent not solely owned by Seller or one of its Subsidiaries: (A) Software that is provided to customers and other end-users of the Business in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in, accessed by or bundled with any Product or on a standalone basis, (B) Software that is used for development, evaluation, testing, troubleshooting, maintenance and/or support of any Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, and (C) Software that is used to generate code or other Software that is described in clauses (A) or (B).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Transaction Documents” means this Agreement, the IPMA, the Transition Services Agreement, the Denver LLC Agreement, the Closing Transfer Documents and any other agreement, document, certificate or instrument contemplated hereby to be executed and delivered by the Parties or their Affiliates in connection with the transactions contemplated hereby, and the Exhibits, Appendices and Schedules hereto.

“Transfer Regulations” means any Law related to the automatic transfer, or liability related to transfer, in connection with the event of transfers of undertakings, businesses or parts of businesses, or acquisition, sales or mergers, including the Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the Member States (as defined therein) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”), the legislation and regulations of any EU Member State implementing such Acquired Rights Directive and other similar or comparable Laws.

“Transfer Taxes” means all stamp, transfer, real property transfer, recordation, grantee/grantor, documentary, sales and use, registration, or other such similar Taxes (including any interest, penalties and additions imposed thereon or with respect thereto) but excluding, for the avoidance of doubt, any direct or indirect capital gains Taxes, any income Taxes and any withholding taxes related thereto.

“Transferred Pension Liabilities” means the liabilities, determined on projected benefit obligation (PBO) basis and otherwise in accordance with GAAP, regardless of whether such benefits are vested or unvested, under (without duplication) each of the Gratuity Plan of Applied Micro Circuits India Private Limited and Leave Plan of Applied Micro Circuits India Private Limited, in each case, to the extent relating to Business Employees.

“Treasury Regulations” means the federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“U.S. Benefit Plans” means each Seller Benefit Plan, but not including (i) any mandatory government or social security arrangements, (ii) plans, funds or arrangements operated entirely outside the United States or (iii) plans, funds or arrangements operated primarily for the benefit of employees of Seller and its Affiliates who are not U.S. Employees.

“U.S. Employees” means each Business Employee employed in the United States by Seller or any of its Subsidiaries, including any employees reasonably considered by Seller or any of its Subsidiaries to be U.S. expatriates.

“VAT” means value added Tax, goods and services Tax, or other similar Tax, including such Taxes imposed on the supply of goods and services under European Union Directive 2006/112/EC (or under any Laws authorized by that Directive) and any similar value added Tax pursuant to the Laws of any jurisdiction which is not a member of the European Union, and any interest or penalties in respect thereof, but excluding, for the avoidance of doubt, any direct or indirect capital gains Taxes, any income Taxes, and any withholding Taxes.

Section 1.2    Other Defined Terms.

The following terms have the meanings assigned to such terms in the location set forth below:

Definition	Location

Accrued PTO	6.6(e)
Affected Foreign Employees	6.6(s)
Agreement	Preamble
Agreement Date	Preamble
Allocation	3.3
Assigned Contracts	Appendix A
Assigned Material Contract	4.5(a)
Assumed Liabilities	Appendix C
Books and Records	6.5(a)
Business Guarantees	6.15
Business Real Property	Appendix A
Buyer	Preamble
Buyer Benefit Plans	6.6(m)
Buyer Indemnified Parties	9.1(a)
Buyer Indemnified Party	9.1(a)
Buyer Losses	9.1(a)
Buyer’s 401(k) Plan	6.6(q)
Buyer’s FSA	6.6(o)
Cap	9.2(a)
Cayman IP Acquisition	Preamble
Closing	8.1
Closing Date	8.1
Competing Activity	6.10(a)
Compliant Offer	6.6(a)
Confidentiality Agreement	6.2(b)

Contribution Agreement	2.5(a)
Conflict Minerals	4.22(c)
Contemplated Transactions	Appendix F
Continuation Period	6.6(b)
Continuing Employee	6.6(a)
Contributed Assets	Preamble
Copyright and Mask Work Assignment Agreement	2.5(a)
Deductible	9.2(b)
Denver LLC Agreement	Preamble
DHS	6.6(s)
Disclosure Letter	Article 4
Effective Time	8.1
Employee Accrued PTO Payment	6.6(e)
Employee Census	4.12(k)
Employing Entity	6.6(a)
Equity Consideration	3.1
Equity Consideration Cancellation	9.3(d)
Equity Consideration Valuation	9.3(d)
Equity Transfer Documents	3.4(a)
Excluded Assets	Appendix D
Excluded Employee Liabilities	6.6(j)
Excluded IT Assets	Appendix D
Excluded Liabilities	Appendix E
Excluded Pending Litigation	Appendix E
Excluded Tax Liabilities	6.8(a)(i)
Financial Statements	4.11(a)
Foreign Continuing Employee	6.6(a)
Government Contract	4.20
Governmental Authority	4.3(a)
India Asset Purchase	Preamble
Information	6.12
Investors	3.2
IPMA	Preamble
Local Transfer Agreement	2.5(a)
MACOM India	Preamble
Material Contracts	4.5(a)
Material Shared Contracts	4.5(a)
Minimum Amount	9.2(b)
Modified Cap	9.2(a)(i)
New India Co.	Preamble
New Taiwan Co.	Preamble
Notification	6.8(g)
OFAC	4.22(a)
Offer Recipient Employee	6.6(a)
Other Asset Sellers	2.1
Other Sellers	2.2
Other Share Sellers	2.2
Other Transfer Documents	2.5(a)
Parent	Preamble
Parties	Preamble
Party	Preamble

Patent Assignment	2.5(a)
Post-Closing Tax Action	6.8(e)(ii)
Post-Transaction Severance Benefits	6.6(i)
Privileged Information	6.12
Privileges	6.12
Products	Appendix A
Purchase Price	3.1
Purchase Transaction	Preamble
Purchased Assets	Appendix A
Real Property Leases	Appendix A
Refund Recipient	6.8(e)(i)
Registered Transferred IPR	4.7(a)
Releasee	6.16(d)
Releasors	6.16(d)
Restricted Assets	2.6(a)
Restricted Split Interest	2.6(d)
Seller	Preamble
Seller 401(k) Plan	6.6(q)
Seller Indemnified Party	9.1(b)
Seller Losses	9.1(b)
Seller’s FSA	6.6(o)
Seller-Signed Tax Returns	6.8(d)(i)
Share Purchases	Preamble
Specified Indemnification Provision	Appendix F
Split Interest	2.6(c)
Statutory Financial Statements	6.14
Straddle Period Tax Returns	6.8(d)(ii)
Subcontracted Work	2.6(f)
Taiwan Asset Purchase	Preamble
Tangible Assets	Appendix A
Tax Attribute	6.8(e)(ii)
Tax Benefit	9.2(h)
Tax Return Filer	6.8(d)(iii)
Third Party Claim	9.3(c)(i)
Third Party Claim Notice	9.3(c)(i)
Trademark Assignment	2.5(a)
Transfer	2.6(a)
Transfer Tax Returns	6.8(b)(v)
Transferred Intellectual Property Rights	Appendix A
Transferred IT Assets	Appendix A
Transferred Real Property Assets	Appendix A
Transferred Technology	Appendix A
Transition Services Agreement	Preamble
U.S. Continuing Employee	6.6(a)
U.S. Health and Welfare Transition Date	6.6(o)
Vietnam Share Purchase	Preamble
WARN Act	6.6(b)
Withholding Party	3.5(a)

ARTICLE 2

SALE OF ASSETS AND SHARES AND ASSUMPTION OF LIABILITIES

Section 2.1    Asset Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, or shall cause one or more of its Subsidiaries (such Subsidiaries, the “Other Asset Sellers”) to, sell, assign, transfer, convey and deliver to Buyer or the applicable Other Buyer, and Buyer shall, or shall cause such Other Buyer to, acquire and accept from Seller or such Other Asset Seller, all of Seller’s and such Other Asset Sellers’ respective right, title and interest in and to all the Purchased Assets as they exist at the Closing, free and clear of Liens other than Permitted Liens, as set forth in the Step Plan Schedule. For the avoidance of doubt, the transfer of the Purchased Shares will constitute the transfer of all Purchased Assets held by the Purchased Entities.

Section 2.2    Share Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, or shall cause one or more of its Subsidiaries (such Subsidiaries, the “Other Share Sellers” and, together with the Other Asset Sellers, the “Other Sellers”) to, sell, assign, transfer, convey and deliver to Buyer (or an Other Buyer), and Buyer shall acquire and accept, or shall cause such Other Buyer to acquire and accept, from Seller or such Other Share Sellers, all of Seller’s and such Other Share Sellers’ respective right, title and interest in and to all of the Purchased Shares, free and clear of Liens, as set forth in the Step Plan Schedule.

Section 2.3    Excluded Assets. All Excluded Assets shall be retained by Seller and its Affiliates and are not being acquired by Buyer.

Section 2.4    Assumed Liabilities; Excluded Liabilities.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall, or shall cause an Other Buyer to, accept, assume and agree to timely pay, perform, fulfill and discharge when due any and all Assumed Liabilities. Buyer shall not be released from any Liability hereunder if it assigns any of its rights or Liabilities hereunder to any of its Affiliates. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) nothing contained in this Agreement shall require Buyer or its Affiliates to pay, perform or satisfy any of the Assumed Liabilities so long as Buyer or its Affiliates shall in good faith contest, or cause to be contested, with the relevant third party that is the obligee of such Assumed Liability the amount or validity thereof or shall in good faith assert any defense or offset thereto, and (ii) the fact that a Liability may fall under the definition of “Assumed Liabilities” and may have been assumed by Buyer or its Affiliates hereunder shall not in any respect prevent Buyer or any other Buyer Indemnified Party from seeking or receiving indemnification hereunder with respect to such Liability to the extent such Person is entitled to indemnification with respect to such Liability or obligation pursuant to the terms of Article 9.

(b)    The Parties agree that, except for the Assumed Liabilities, Buyer shall not accept, assume, pay, perform, fulfill or discharge or otherwise have any Liability for, any Liabilities of Seller or any Affiliate of Seller (whether now existing or hereafter arising), and Seller and its Affiliates shall retain, and shall be solely responsible and liable for paying, performing, fulfilling and discharging when due, all such other Liabilities of Seller or its Affiliates and the Excluded Liabilities.

Section 2.5    Transfer.

(a)    The right, title and interest in and to the Purchased Assets and the Purchased Shares shall be sold, assigned, transferred, conveyed and delivered, and the Assumed Liabilities shall be assumed pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Purchased Shares and the Purchased Assets and an assumption of the Assumed Liabilities in accordance with the Step Plan Schedule and terms set forth herein in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be in a form mutually agreed by the Parties as between Seller and/or one or more of its Other Sellers and Buyer and/or one or more of its Other Buyers, as required in each jurisdiction, and shall include: (i) with respect to the Purchased Assets and Assumed Liabilities, a contribution, assignment and assumption agreement in substantially the form attached hereto as Exhibit A (the “Contribution Agreement”), (ii) to the extent required by Law or otherwise agreed by the Parties and in compliance with Section 2.5(b), a local transfer agreement for each jurisdiction other than the United States in which Purchased Assets or Assumed Liabilities are located or the Purchased Entities are organized (each such agreement, a “Local Transfer Agreement”) (provided that if such Purchased Assets, Purchased Shares or Assumed Liabilities are of a type or nature that are not transferable under local Law or custom pursuant to a Local Transfer Agreement, or if a Local Transfer Agreement is not sufficient under local Law or custom to transfer to Buyer or the applicable Other Buyer such applicable Purchased Assets, Purchased Shares or Assumed Liabilities, the transfer of such Purchased Assets, Purchased Shares or Assumed Liabilities shall be effected or further substantiated, as applicable, pursuant to Other Transfer Documents), (iii) with respect to the Purchased Shares, the Equity Transfer Documents, (iv) with respect to applicable Patents, a patent assignment agreement substantially in the form attached as an exhibit to the IPMA (the “Patent Assignment”), (v) with respect to applicable Trademarks, a trademark assignment agreement substantially in the form attached as an exhibit to the IPMA (the “Trademark Assignment”), (vi) with respect to applicable Copyright and Mask Work Rights, a copyright and mask works assignment agreement substantially in the form attached as an exhibit to the IPMA (the “Copyright and Mask Work Assignment Agreement”), (vii) with respect to applicable Trade Secrets and other unregistered Intellectual Property Rights, a trade secret assignment agreement substantially in the form attached as an exhibit to the IPMA and (viii) such other deeds, bills of sale, asset transfer agreements, demerger deeds or plans, Intellectual Property Rights transfer agreements, endorsements, assignments, assumptions, leases, subleases, affidavits and other instruments of sale, conveyance, lease, transfer and assignment as may be required by local Law or custom, or reasonably requested by Buyer, to effect the transfer of the Purchased Assets or Purchased Shares in accordance with this Agreement and the Step Plan Schedule, in each case, in such form as is reasonably satisfactory to the Parties (and, for the avoidance of doubt, which shall not contain provisions expanding the scope of the Parties’ respective obligations as set forth in this Agreement) (the “Other Transfer Documents”).

(b)    Each Local Transfer Agreement shall be in form and substance in the form mutually agreed which shall maintain the same legal meaning and effect under local Law as provided in this Agreement (or as otherwise mutually acceptable to Buyer and Seller (and the relevant Other Sellers and Other Buyers in accordance with the Step Plan Schedule, as required under applicable local Law) in all respects); provided that in each case that (i) to the extent permissible under local Law, the Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable Purchased Assets or Purchased Shares and shall not have any effect on the value being received by Seller or the Other Sellers or given by Buyer or the Other Buyers in the Purchase Transaction, or the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement, except where required by local Law (and any consideration paid by Buyer or any of its Affiliates to Seller or any of its Subsidiaries pursuant to any Equity Transfer Documents or Local Transfer Agreement shall be deemed for all purposes to comprise part of, and not be in addition to, the amounts payable hereunder), (ii) no such Local Transfer Agreement shall in any way modify, amend, or constitute a waiver of, any provision of this Agreement (except to the extent required by Law of the applicable jurisdiction or such Local Transfer Agreement expressly provides that it will govern with respect to any such conflict or inconsistency (and then only to the extent expressly provided therein)) and (iii) no such Local Transfer Agreement shall include any additional representations or warranties, covenants or agreements except to the extent required by Law of the applicable jurisdiction. In the event of any inconsistency between this

Agreement and a Local Transfer Agreement, this Agreement will control to the extent permissible under Law of an applicable jurisdiction Local Transfer Agreement (unless such Local Transfer Agreement expressly provides that it will govern with respect to any such conflict or inconsistency (and then only to the extent expressly provided therein)). Such Transfer pursuant to this Agreement or any other Transaction Document will be effective as of Closing or at such other times as specifically provided in each respective Transaction Document and will be subject to the terms and conditions of this Agreement and the applicable Transaction Document.

(c)    Except to the extent granted pursuant to the IPMA, neither Seller nor its Other Sellers grant to Buyer or Other Buyers any license or sublicense to Intellectual Property Rights under this Agreement or otherwise.

Section 2.6    Approvals and Consents.

(a)    Notwithstanding anything in this Agreement or any other Closing Transfer Document to the contrary, neither this Agreement nor any other Closing Transfer Document shall constitute an agreement to sell, convey, transfer, assign or deliver (a “Transfer”) to Buyer or any Other Buyer (or to any Purchased Entity) any Purchased Asset or any claim, right or benefit arising under or resulting from such Purchased Asset if and for so long as the Transfer or attempted Transfer to Buyer or any Other Buyer (or to any Purchased Entity), without the Consent of a third party, under applicable Law or the express terms of the applicable Contract, would constitute a breach or other contravention of applicable Law or of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such Purchased Asset, or, unless waived by Buyer, would in any material way adversely affect the rights, upon Transfer, of Buyer or its Affiliates with respect to such Purchased Asset (such assets being referred to herein as “Restricted Assets”). Notwithstanding anything in this Agreement to the contrary, unless and until any such Consent with respect to any Restricted Asset is obtained, such Restricted Asset shall not constitute a Purchased Asset; provided that at no time on or after the Closing shall any Restricted Asset for which Consent has not been obtained constitute Excluded Assets nor, provided that Buyer is able to receive the benefits and rights associated with such a Restricted Asset, shall any Liability arising out of, or related to, such Restricted Asset constitute an Excluded Liability solely by virtue of being a Restricted Asset, in each case for purposes of this Agreement; provided, further, that any Liability (other than an Excluded Liability) arising from such Restricted Asset on or after the Closing, including any Taxes to the extent related thereto, shall be an Assumed Liability for purposes of this Agreement to the same extent as would have been the case had such Restricted Asset been Transferred to Buyer at Closing only if Buyer is able to receive the benefits and rights associated with such Restricted Asset, provided that Seller shall cooperate, as reasonably requested by Buyer to minimize the amount of such Taxes (provided that Seller does not incur material unreimbursed costs in connection with such cooperation and such cooperation is not materially adverse to Seller’s retained businesses). For the avoidance of doubt, such cooperation shall not include any change to the operations of Seller or its Subsidiaries or require Seller or its Subsidiaries to carry out any other restructuring activities. Once such Consent is obtained (or such other impediment to Transfer ceases to exist), Seller shall, or shall cause its Subsidiaries to, Transfer at Closing or as promptly as reasonably practicable thereafter, the relevant Restricted Asset to which such Consent or other impediment to Transfer relates to Buyer or the applicable Other Buyer for no additional consideration. Applicable Transfer Taxes and VAT in connection with such Transfer shall be paid in accordance with Section 6.8. This Section 2.6(a) does not relate to Shared Contracts, which are addressed in Section 2.6(c)-(f).

(b)    Each Party shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts, and shall, to the extent permitted under applicable Law, reasonably cooperate with each other, to obtain or to cause to be obtained any requisite Consent, substitution, or amendment required to Transfer and novate to Buyer all rights and obligations of Seller and its

Subsidiaries with respect to the Purchased Assets and the Assumed Liabilities (and to the extent applicable, such requisite Consents, substitutions or amendments shall include such Consents necessary for any Purchased Asset that will be utilized to provide services under the Transition Services Agreement to be so utilized) such that, in any case, Buyer or an Other Buyer, as applicable, will be solely benefited by and responsible for such rights and obligations from and after the Closing Date, in each case, other than Excluded Assets and Excluded Liabilities and otherwise to the extent such rights and obligations would have Transferred to Buyer or an Other Buyer, as applicable, at the Closing pursuant to this Agreement had no restriction on such Transfer been imposed. Nothing in this Section 2.6 shall require Buyer, Seller or any of their Subsidiaries to pay any amount, grant or alter any rights or contractual provisions, grant any guarantee or provide any other consideration to any third party or incur additional costs or expenses in order to obtain any such Consent or any novation, other than general reasonable internal costs, overhead, and reasonable use of internal personnel and assets or infrastructure. Further, in no event will Seller, and Seller shall cause its Subsidiaries not to, (A) commit to make any payments, other than cash payments that are Excluded Liabilities or otherwise paid in full prior to the Closing, or (B) make any non-monetary concession that, in either case, would purport to bind Buyer, its Subsidiaries, the Business or any Purchased Entities following the Closing beyond that which would have otherwise constituted an Assumed Liability had such Restricted Assets been Transferred to Buyer at Closing. In the event that Seller determines to seek a novation with respect to any Assigned Contract, then, subject to the same limitations under this Section 2.6(b) applicable to the Parties’ obligations to seek a Consent, Buyer shall, to the extent permitted under applicable Law, reasonably cooperate with, and shall cause its Subsidiaries to reasonably cooperate with, Seller and the Other Sellers (including, where necessary, entering into appropriate instruments of assumption) to cause such novation to be obtained and to have Seller and the Other Sellers released from all liability that constitutes Assumed Liabilities to third parties with respect to such Assigned Contract, in each case, to the extent consistent with the terms of this Agreement and with effect to occur from and after Closing. With respect to any Assumed Liabilities for which Seller, or any Affiliate of Seller, has any secondary liability to third parties, Buyer shall provide Seller reasonable access and information in order for Seller to ascertain continuing compliance by Buyer and its Subsidiaries with all material contract terms and conditions applicable thereto. Notwithstanding anything else set forth in this Section 2.6, no Party shall be required to take any action that (i) violates any contractual obligation of such Party that is in effect on the Agreement Date in a manner that would reasonably be expected to materially and adversely impact such Party or (ii) violates applicable Law. The obligations of each Party under this Section 2.6(b) shall expire six (6) months after the Closing Date.

(c)    Following the Closing, to the extent that (i) no Consent of a third party is required to separate the rights and obligations under a Shared Contract (other than any Excluded Shared Contract) to the extent that they relate to the Business and (ii) such separation would not adversely impact the rights and obligations of Buyer, Seller or any of their Subsidiaries under such Shared Contract with respect to any of their respective businesses, Seller and Buyer shall use commercially reasonable efforts to separate such rights and obligations under such Shared Contract (a “Split Interest”) and Transfer to Buyer or its designee (including a Purchased Entity) any Split Interest and replicate such Shared Contract for the benefit of Buyer or its designee (with such replicated Contract imposing no additional or differing obligations (except arising from different volume-based arrangements) than, and otherwise on substantially the same terms as, the applicable Shared Contract (except that the replicated Contract will only pertain to the Business) or other terms mutually agreeable to the Parties in accordance with the terms and subject to the conditions set forth herein), and if and to the extent that such a Transfer of a Split Interest or execution of a replicated Contract in respect of a Split Interest occurs, such Split Interest or replicated Contract shall thereafter be deemed a Purchased Asset for all purposes of this Agreement, subject to this Section 2.6.

(d)    If an attempted Transfer of a Split Interest or replication of a Shared Contract (other than any Excluded Shared Contract), without the Consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning the applicable Shared Contract, or, unless waived by Buyer or Seller, as applicable, would in any way adversely affect the rights (except such differences under volume-based arrangements as a result of changes to volume), upon Transfer, of Buyer, Seller or any of their Subsidiaries with respect to any of their respective businesses (including with respect to such Shared Contract), as applicable (each, a “Restricted Split Interest”), then Seller shall use commercially reasonable efforts to obtain, as promptly thereafter as reasonably practicable, all requisite Consents to Transfer to Buyer or its designee (including a Purchased Entity) such Restricted Split Interest for six (6) months after the Closing Date and Buyer shall reasonably cooperate and use commercially reasonable efforts to assist Seller in obtaining such Consents; provided that (A) nothing in this Section 2.6(d) shall require Buyer, Seller or any of their Subsidiaries to pay any amount, grant any rights, grant any guarantee or provide any other consideration to any third party or incur additional costs or expenses in order to obtain any such Consent, other than general reasonable internal costs, overhead, and reasonable use of internal personnel and assets or infrastructure, (B) nothing in this Section 2.6(d) shall require Buyer, Seller or their Subsidiaries to take any action that would adversely impact their rights and obligations with respect to any of their respective businesses, (C) in no event will Seller, and Seller shall cause its Subsidiaries not to, (x) commit to make any payments other than cash payments that are Excluded Liabilities or otherwise paid in full prior to the Closing or (y) make any non-monetary concession that, in either case, would purport to bind Buyer, its Subsidiaries, the Business or any Purchased Entities following the Closing beyond that which would have otherwise constituted an Assumed Liability had such Restricted Split Interest been Transferred to Buyer at Closing, and (D) for clarity, nothing in this Section 2.6(d) shall require Buyer to obtain any such Consents with respect to any Excluded Shared Contract.

(e)    Once (i) Consent is obtained for the Transfer of a Restricted Split Interest (including replication of the Shared Contract relating thereto as described herein) or such other impediment to Transfer ceases to exist and (ii) the Transfer of a Split Interest and replicated Contract has occurred, and once, such Split Interest, replicated Contract or Restricted Split Interest shall be Transferred to or assumed through the replicated Contract by Buyer (but not before such time and not before the Closing) for no additional consideration, and, in each case, the rights to such Split Interest, replicated Contract or Restricted Split Interest shall be deemed to be a Purchased Asset for purposes of this Agreement and the obligations (other than Excluded Liabilities) under such Split Interest, replicated Contract or Restricted Split Interest that would have otherwise constituted Assumed Liabilities at the Closing, shall, upon such Transfer to Buyer, be deemed to be an Assumed Liability for purposes of this Agreement to the same extent as if Transferred to Buyer at Closing. Notwithstanding anything to the contrary herein, without the prior written consent of Buyer, Seller shall not, and shall cause its Subsidiaries not to, amend, modify or separate or replicate any Shared Contract in any manner that is disproportionately adverse to the Business, Purchased Assets or any Purchased Entity as compared to Seller’s other businesses, assets or Subsidiaries, and Seller shall not, and shall cause its Subsidiaries not to, amend, modify or separate or replicate any Excluded Shared Contract.

(f)    The Parties hereby further agree to reasonably cooperate with each other to implement such reasonable and mutually agreeable arrangements (including subleasing, sublicensing or subcontracting or other arrangements through the Transition Services Agreement or IPMA) with respect to the underlying rights and obligations related to such Restricted Asset or Restricted Split Interest in respect of a Shared Contract (other than the Excluded Shared Contracts), to the extent permitted by applicable Law and the terms of such Shared Contract, as shall enable Buyer, on and following the Closing Date, to enjoy the benefits of the applicable Restricted Asset or Restricted Split Interest held by Seller or applicable Other Seller and for Buyer, from and after the Closing, to perform (and Buyer shall agree to perform) the obligations of Seller or any applicable Other Seller in respect thereof (to the extent they would otherwise constitute Assumed Liabilities), for no additional consideration and at no additional cost to Seller or any of its Subsidiaries (other than general reasonable internal costs, overhead, and reasonable use of internal personnel and assets or infrastructure), and for Buyer to assume, from and after the Closing, the payment, performance and other obligations thereof, in each case, to provide for Buyer or the applicable Other Buyer substantially comparable benefits, and to otherwise put Buyer and Seller (and their respective Subsidiaries) in substantially the position they would have been in, had such Restricted Asset or Restricted Split Interest been transferred at the Closing (such obligations of Buyer, the “Subcontracted Work”), until the earlier of (i) the date that is six (6) months following the Closing Date; (ii) such time as such Consent to Transfer the applicable Restricted Asset or Restricted Split Interest (or replicate and Transfer the Shared Contract (other than the Excluded Shared Contracts) in respect thereof) shall have been obtained and (iii) in the case of a Restricted Asset that is a Contract or a Restricted Split Interest, such time as such Contract or Restricted Split Interest shall have lapsed, expired or not have been renewed in accordance with its terms. To the extent that a Consent to Transfer to Buyer with respect to a particular Restricted Asset or Restricted Split Interest (or replicated Shared Contract) is obtained after the Closing Date, the Parties agree that such obligations relating thereto will no longer be considered to be Subcontracted Work at such time, but, to the extent such obligations would have been deemed to be Assumed Liabilities at the Closing had such particular Restricted Asset or Restricted Split Interest (or replicated Shared Contract) been Transferred at the Closing, will instead be deemed to be Assumed Liabilities for all purposes of this Agreement. The Parties shall enter into such reasonable arrangements, including with respect to Continuing Employees performing services under any Restricted Asset or Restricted Split Interest, as are necessary and appropriate to give effect to the arrangements provided for under this Section 2.6(f).

(g)    Buyer acknowledges that certain Consents for the Purchase Transaction may be required and that certain of such Consents may not be obtained. Notwithstanding anything in this Agreement to the contrary, failures to obtain any Consent or any resulting termination of any Contract shall not in and of themselves, individually or in the aggregate, constitute a breach by Seller of any representation, warranty or covenant under this Agreement or any of the other Transaction Documents.

ARTICLE 3

PURCHASE PRICE

Section 3.1    Consideration. The total consideration for the Contributed Assets shall be (a) $36,500,000 (the “Purchase Price”), which shall be satisfied by the issuance of 3,650,000 Class A Units (the “Equity Consideration”), as described in this Agreement, and (b) the assumption by Buyer of the Assumed Liabilities. VAT or Transfer Taxes payable in connection with the consummation of the Purchase Transaction and the transfer of the Purchased Shares and the Purchased Assets pursuant to this Agreement are addressed in Section 6.8.

Section 3.2    Issuance of the MACOM Equity. At the Closing, in consideration for the Contributed Assets, Buyer shall issue to the Seller, and Seller shall accept and acquire (on its own behalf and as consideration for the transfers by the Other Sellers unless otherwise provided in any Local Transfer Agreement) from Buyer, the Equity Consideration, free and clear of all Liens, other than Liens imposed by the Denver LLC Agreement and applicable securities laws, which issuance shall be evidenced by the execution and delivery by Seller, Buyer, and the other members of Buyer (collectively the “Investors”) of the Denver LLC Agreement at the Closing as set forth in Section 8.2(b) and Section 8.3(a). The Equity Consideration shall (x) have the rights, preferences, privileges, conditions and restrictions set forth in, and be subject in all respects to, the Denver LLC Agreement and (y) be subject in all respects Section 9.3(d) of this Agreement.

Section 3.3    Allocation of Purchase Price. To the extent permitted by applicable Law, Seller, on behalf of itself and the Other Sellers, and Buyer, on behalf of itself and Other Buyers, have agreed to allocate the Purchase Price, the amount of Assumed Liabilities and other relevant amounts among the Purchased Shares (and to the extent required or permitted by applicable Tax Law, the underlying assets held by any Purchased Entity) and the Purchased Assets (and to the extent required or permitted by applicable Tax Law, the non-competition covenant contained in Section 6.10 and any licenses acquired pursuant to this Agreement) (the “Allocation”) in a manner that shall be mutually agreed upon by the parties taking into account Schedule 3.3 of the Disclosure Letter and the Step Plan Schedule within a reasonable period of time following the Closing and updated from time to time pursuant to the terms thereof. For all Tax purposes, Seller and Buyer agree to report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement in a manner consistent with the Allocation, and will not take, or permit their respective Affiliates to take, any position inconsistent therewith in any Tax Return in any audit or refund claim, in any litigation or otherwise, unless required to do so by a Taxing Authority. In addition, Seller and Buyer shall, and cause their respective Affiliates to, act in accordance with the Allocation in the course of any Tax audit, Tax review or Tax litigation relating thereto, and take no position and cause their Affiliates not to take any position inconsistent with the Allocation for Tax purposes in any jurisdiction, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or other similar provision under applicable Tax Law.

Section 3.4    Title Passage; Delivery of Purchased Shares and Purchased Assets.

(a)    Title Passage. Upon the Closing (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing), all of the right, title and interest of Seller or any Other Seller, (including any risk of loss) in and to all of the Purchased Shares and the Purchased Assets shall pass to Buyer or such Other Buyer and in a manner consistent with the Step Plan Schedule. At Closing (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing), Seller or any Other Seller shall deliver, or cause to be delivered, to Buyer or an Other Buyer, as applicable, (i)(1) to the extent that such Purchased Shares are in certificated form, certificates evidencing the Purchased Shares duly endorsed in blank or with stock powers duly executed in proper form for transfer, or any other equivalent or alternative procedure required under local Law to effect valid transfer of the Purchased Shares, (2) to the extent that such Purchased Shares are not in certificated form, stock powers or other instruments of transfer duly executed in blank, and (3) in either case, any short-form equity transfer agreements, forms, notarial deeds, instruments or other similar documents necessary to transfer to Buyer or the applicable Other Buyer the Purchased Shares in accordance with the Laws of the jurisdiction of organization, incorporation or formation of such Purchased Entities (including any necessary notarizations, legalizations or other attestation and execution formalities to the extent required by applicable Law), in each case, in a form reasonably acceptable to the Parties and with any appropriate stock transfer stamps affixed thereto, or other equivalent or alternative procedure required under local Law to effect valid transfer of the Purchased Shares (the items described in clauses (1) through (3), collectively, the “Equity Transfer Documents”); (ii) possession of the Purchased Assets; provided, however, the delivery of some or all of the electronic Business Records shall be delayed until such time following the Closing as Buyer shall request; and (iii) the Other Transfer Documents required to convey to Buyer or an Other Buyer, as applicable, good and marketable title to all of the Purchased Shares and the Purchased Assets, free and clear of all Liens, other than, in the case of Purchased Assets, Permitted Liens. Where the operation of applicable Law requires that any obligation of Seller or Other Seller to perfect the transfer of title to the Purchased Shares or Purchased Asset to Buyer or the applicable Other Buyer can only be satisfied following Closing (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing), Seller shall take, or cause the applicable Other Seller to take, all commercially reasonable actions as may be required as soon as reasonably practicable following Closing (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing).

(b)    Method of Delivery of Purchased Shares and Purchased Assets. The Purchased Shares shall be delivered to Buyer or an Other Buyer, as applicable, in the manner described in Step Plan Schedule. The Purchased Assets shall be delivered to Buyer or an Other Buyer, as applicable, in the form and to the location, in each case, as described in the Step Plan Schedule. Buyer may also reasonably direct before the Closing Date or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing, that any or all of the Purchased Assets shall be delivered to an Other Buyer or in the form or to any location other than as described in the Step Plan Schedule; provided that Seller must consent to delivery to such other location, if it is not the location of such Purchased Assets as of immediately prior to Closing or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing; provided, further, that, notwithstanding anything herein to the contrary, to the extent practicable, Seller shall deliver all of the Transferred Technology through electronic delivery or in another reasonable manner reasonably calculated and legally permitted to minimize or avoid the incurrence of any Transfer Taxes and VAT if such method of delivery does not adversely affect costs (including Taxes) of Seller, Buyer or their respective Subsidiaries, or the condition, operability or usefulness or benefit of any Purchased Asset to Buyer or its Subsidiaries.

Section 3.5    Withholding.

(a)    Notwithstanding anything to the contrary herein, but subject to Section 3.5(b), each Party shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement and the other Transaction Documents such amounts as are required to be deducted and withheld under applicable Law (such Party that deducts and withholds, the “Withholding Party”). The Withholding Party shall timely pay the full amount so deducted or withheld to the relevant Governmental Authority, in accordance with applicable Law. As soon as practicable after any such payment, the Withholding Party shall deliver to the other Party the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such other Party.

(b)    The Parties shall cooperate in good faith to identify jurisdictions that may trigger withholding taxes under this Section 3.5 and shall consult with each other in good faith as to the nature of such withholding Taxes so identified and the basis upon which such withholding is required or if any reasonable steps can be taken to claim an exemption from such withholding Taxes; provided that, in no event shall a failure to provide any notice by a Party or the level at which a Party has consulted with the other Party give rise to any additional liability by a Party for such withholding Taxes. Seller shall, and shall cause its Subsidiaries to, and Buyer shall, and shall cause its Subsidiaries to, cooperate in good faith taking reasonable measures available to it or them to minimize any withholding that may be applied to any payments described in this Section 3.5. Notwithstanding Section 3.5(a), in no event shall the Withholding Party be entitled to deduct or withhold unless prior to such deduction or withholding the Withholding Party has given notice to the applicable payee no later than five (5) calendar days prior to making any such deduction or withholding and provided the applicable payee with a reasonable explanation of the basis on which such Withholding Party intends to deduct or withhold under applicable Law.

(c)    To the extent such amounts are so deducted or withheld under this Section 3.5, such amounts shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid by the Withholding Party to the other Party to the extent so paid to the appropriate Governmental Authority.

(d)    If, following the Closing, a Taxing Authority asserts that there is a requirement to make a deduction or withholding from any part of the Purchase Price payable for the Purchased Assets or the Purchased Shares under this Agreement for or on account of any Tax incurred, suffered or sustained by Seller or any of its Subsidiaries on or in respect of the sale of the Purchased Assets or the Purchased Shares, and Buyer has not made such deduction or withholding, such matter shall be subject to and governed by the provisions of Section 6.8(a)(i)(E).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure letter delivered by Seller on the Agreement Date and attached hereto (the “Disclosure Letter”) (with the disclosure in any section or subsection of the Disclosure Letter being deemed to qualify or apply to other sections and subsections of this Article 4 to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections), Seller represents and warrants to Buyer as follows:

Section 4.1    Corporate Existence. Each of Seller and each Other Seller is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization. Each of Seller and each Other Seller has the requisite corporate, partnership or similar power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to own, lease or otherwise hold the Purchased Assets owned, leased or otherwise held by it and to carry on the Business as presently conducted. With respect to the Business, each of Seller and each Other Seller is duly qualified to do business as a foreign entity and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except to the extent such failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2    Corporate Authority. This Agreement and the other Transaction Documents to which Seller or any Other Seller is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by Seller and will be duly authorized by each applicable Other Seller by all requisite corporate, limited liability company, partnership or other action prior to Closing and no other corporate proceedings on the part of Seller or its stockholders are (and no other corporate proceedings on the part of any Other Seller or any of its equity holders will be) necessary for Seller or any Other Seller to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder. Seller has, and each of the Other Sellers will have at or prior to the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each Transaction Document to be executed by Seller or any Other Seller will be duly executed and delivered by Seller and any Other Seller party thereto at the Closing. Assuming the due authorization, execution and delivery by Buyer or the relevant Other Buyer of this Agreement or any other Transaction Document, as applicable, each Transaction Document when executed and delivered will constitute a valid and legally binding obligation of Seller and/or any Other Seller, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

Section 4.3    Governmental Approvals and Consents; Non-Contravention.

(a)    No Consent, order, or license or permit from, notice to or registration, declaration or filing with, any United States, foreign, federal, state, provincial, municipal or local government, government agency, instrumentality, subdivision, court, administrative agency, commission, ministry, department, official or other authority or political subdivision thereof, or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or regulatory or quasi-governmental authority (“Governmental Authority”) is required on the part of any Seller Party in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except (i) if determined to be necessary by Seller, the filing of a Current Report on Form 8-K and the filing of this Agreement with the Securities and Exchange Commission, (ii) such filings and notifications set forth on Schedule 4.3(a) of the Disclosure Letter or (iii) to the extent the failure to obtain such Consent, order or license or permit, or to effect such notice to or registration, declaration or filing with such Governmental Authority would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(b)    The execution and delivery of this Agreement and the other Transaction Documents by Seller, each of the Other Sellers and/or any Purchased Entity party thereto, the performance by Seller, each Other Seller and/or any such Purchased Entity of its respective obligations hereunder and thereunder and the consummation by Seller, each of the Other Sellers and/or any such Purchased Entity of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) (i) violate or conflict with or result in any breach under any provision of the respective Organizational Documents of Seller, any Other Seller and/or any such Purchased Entity, (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to any material Permit or Material Contract, (iii) require the payment of any additional amounts or consideration under any material Permit or Material Contract (other than ongoing fees, royalties or payments which would otherwise be paid pursuant to the terms of any material Permit or Material Contract), (iv) assuming compliance with the matters described in Section 4.3(a), violate, conflict with or result in any breach under any provision of any Law applicable to Seller, any Other Seller and/or any Purchased Entity or the Purchased Shares or the Purchased Assets or any assets of the Purchased Entities, or (v) result in the imposition or creation of any Lien (other than Permitted Liens) upon the Purchased Shares, any Purchased Assets or any assets of the Purchased Entities except, in the cases of subclauses (ii), (iii), (iv) and (v), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit or failure to obtain Consent would not, individually or in the aggregate, be reasonably expected to be material to the Business. Any Contract set forth on Schedule 4.15(d) to the Disclosure Letter shall be deemed a “Material Contract” for purposes of this Section 4.3(b) to the extent that such Contract would otherwise constitute a “Material Contract” if a Seller Party were the contracting party thereto (as opposed to Parent or another Subsidiary thereof that is not otherwise a Seller Party).

Section 4.4    Purchased Entities; Capitalization.

(a)    Each Purchased Entity (i) is duly organized, validly existing, and in good standing (where such concept is recognized under applicable law) under the Laws of its jurisdiction of organization, (ii) has the requisite corporate, partnership or similar power and authority to own and operate its properties and assets and to carry on the business it now conducts and (iii) is duly qualified to do business as a foreign corporation and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except, in the case of subclause (iii), to the extent such failure to be so qualified would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(b)    Schedule 4.4(b) of the Disclosure Letter sets forth, with respect to each Purchased Entity, the authorized, issued and outstanding shares of capital stock (or other equity interests) of each Purchased Entity and the record and beneficial owners of such outstanding shares of capital stock (or other equity interests) of each Purchased Entity. All of the issued and outstanding shares of capital stock (or other equity interests) of the Purchased Entities are duly authorized and validly issued, are fully paid and nonassessable and free of preemptive or similar rights.

(c)    Except for the Purchased Shares and as otherwise set forth on Schedule 4.4(b) of the Disclosure Letter, there are no equity interests in a Purchased Entity issued, reserved for issuance or outstanding and there are no preemptive or similar rights on the part of any holder of any class of securities of any Purchased Entity. Seller or the applicable Other Share Sellers have, or as of immediately prior to Closing will have, good and valid title to all of the Purchased Shares, in each case free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock (or other equity interests)) other than Liens that will be released in full prior to the Closing and transfer restrictions imposed by applicable securities Laws, and are the record and beneficial owners thereof. Except as set forth in Schedule 4.4(c) of the Disclosure Letter, (i) there is no Indebtedness of any Purchased Entity having the right to vote (or that is convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of the Purchased Shares may vote, and (ii) there are no options, warrants, preemptive or similar rights, rights of first refusal, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, subscriptions, commitments, Contracts, arrangements or undertakings to which any Purchased Entity is a party or by which any of them is bound that (1) obligate any Purchased Entity to issue, deliver, sell, purchase or redeem, or cause to be issued, delivered, sold, purchased or redeemed, any of its equity interests or any security convertible into, or exercisable or exchangeable for, any of its equity interests, (2) obligate any Purchased Entity to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (3) gives any Person voting rights or the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Purchased Shares.

(d)    Each of the Purchased Entities are being transferred with capital at least equal to any applicable Statutory Minimums.

Section 4.5    Contracts.

(a)    Schedule 4.5(a) of the Disclosure Letter identifies each of the Assigned Contracts (each, an “Assigned Material Contract”) and each Shared Contract to which any Seller Party is a party as of the Agreement Date and which meets the following criteria (such Contracts, the “Material Shared Contracts”, and the Material Shared Contracts and Assigned Material Contracts, together with any other Contracts set forth in or required to be set in Schedule 4.7 of the Disclosure Letter, the “Material Contracts”) (with an asterisk on such Schedule 4.5(a) of the Disclosure Letter beside all such Contracts that constitute Material Shared Contracts):

(i)    a Contract granting most favored customer pricing to any Person, or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract materially limiting the freedom of such Seller Party to engage in the Business or compete with any Person in connection with such Seller Party’s conduct of the Business, in each case, that (x) apply to any material Purchased Asset or any Purchased Shares or (y) apply to the activities of Buyer or its Subsidiaries after the Closing with respect to the Business and in either case that is not terminable by Seller or its applicable Subsidiary on 90 days’ notice or less without premium or penalty;

(ii)    any Contract pursuant to which any Seller Party has agreed to create or maintain interoperability or compatibility of any of the Products with any technology, products or services of any other Person;

(iii)    a Contract pursuant to which such Seller Party is a lessor or lessee of any real property or any office furniture, fixtures or other personal property used in the Business involving payments in excess of $500,000 per annum;

(iv)    a Contract granting a Lien upon any material Purchased Asset, other than Permitted Liens, or granting a Lien upon any Purchased Shares;

(v)    a Contract for the sale by such Seller Party of Products to any customer involving payments in excess of $500,000 for the most recently completed fiscal year;

(vi)    a Contract for the purchase by such Seller Party of materials, supplies, equipment or services for use in the Business (other than sales or purchase orders entered in the ordinary course of business), from any supplier involving payments in excess of $500,000 for the most recently completed fiscal year or with any supplier identified or required to be identified on Schedule 4.18 of the Disclosure Letter;

(vii)    a Contract with (A) any distributor, (B) any of the original equipment or design manufacturers or (C) any reseller, pursuant to which such third party is authorized to sell the Products;

(viii)    any partnership, joint venture, joint development, collaboration, strategic alliance or other similar Contracts related to the Business that involve a sharing of revenues, profits, losses, costs or Liabilities with a third party;

(ix)    any currently outstanding bid, offer, proposal, term sheet or similar document that has been submitted by any Seller Party that, if accepted by the receiving party, would obligate the Business thereunder in any material respect;

(x)    any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) related to the Business in excess of $500,000;

(xi)    any settlement agreement imposing material limitations on the operation of the Business;

(xii)    each acquisition, merger, consolidation, recapitalization or similar agreement related to the acquisition by such party of a business or line of business for consideration in excess of $500,000 with respect to the Business in the previous three years;

(xiii)    any unpaid or unperformed purchase order or Contract (including for services) related to Purchased Assets or to the Business and involving in excess of $250,000 in any individual case or $250,000 in the aggregate for such Purchased Assets or services with any single counter-party;

(xiv)    any Contract pursuant to which any Seller Party agrees to provide support or maintenance, to develop or customize any product or service, or to provide, support, customize or develop any third-party product, service or platform; and

(xv)    each Contract under which (A) any Purchased Entity has directly or indirectly guaranteed any material liabilities or obligations of any Person (other than a Purchased Entity), including any Other Seller, or (B) any Person (other than a Purchased Entity), including any Other Seller, has guaranteed any material liabilities or obligations of any Purchased Entity.

(b)    Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business: (i) all Material Contracts are valid, binding and in full force and effect with respect to, and is enforceable against, each Seller Party that is party thereto and, to the knowledge of Seller, each other party thereto, subject to and except as such enforceability may limited by the effect, if any, of applicable bankruptcy and other similar Laws and equitable principles affecting the rights of creditors generally and rules of Law and equitable principles governing specific performance, injunctive relief and other equitable remedies; (ii) none of the Material Contracts have been amended or modified except as set forth therein; (iii) no Seller Party is in breach or default in the performance of any of its obligations under any Material Contract and, to the knowledge of Seller, no other party to such Material Contract is in breach or default thereunder; and (iv) no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of any Seller Party under any Material Contract to which it is a party or, to the knowledge of Seller, any other party thereto. Seller has provided Buyer true, complete and correct copies of all written Material Contracts or descriptions of the material terms of all oral Material Contracts. With respect to each such Person that is a counterparty to the Material Contracts, (x) there are no outstanding or threatened disputes with such Person, other than disputes which would not, individually or in the aggregate, be reasonably expected to be material to the Business, and (y) such Person has not terminated or, to the knowledge of Seller, threatened or stated an intention to terminate in writing, or materially decreased or adversely altered, its relationship with Seller or any Subsidiary of Seller, with respect to the Business or any Purchased Entity or, to the knowledge of Seller, threatened or stated an intention to do any of the foregoing in writing. Any Contract set forth on Schedule 4.15(d) to the Disclosure Letter shall be deemed a “Material Contract” for purposes of this Section 4.5(b) to the extent that such Contract would otherwise constitute a “Material Contract” if a Seller Party were the contracting party thereto (as opposed to Parent or another Subsidiary thereof that is not otherwise a Seller Party).

Section 4.6    Litigation. No Seller Party is subject to any order, judgment, stipulation, injunction, decree of, or Contract with, any Governmental Authority which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or would, individually or in the aggregate, materially affect, impede or restrain the operation of the Business. No Proceeding is pending or, to the knowledge of Seller, threatened in writing against any Seller Party which, if adversely determined, would reasonably be expected to, individually or in the aggregate, (x) prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents, (y) result in the imposition of damages in excess of $250,000 or (z) result in the imposition of any equitable relief that would, individually or in the aggregate, be reasonably expected to be material to the Business.

Section 4.7    Intellectual Property Rights.

(a)    Schedule 4.7(a)(i) of the Disclosure Letter sets forth each item of registered (including pending applications therefor) Intellectual Property Rights that is included in and is part of the Transferred Intellectual Property Rights (“Registered Transferred IPR”) and indicates for each item the registration and application numbers and dates, the applicable filing jurisdiction. Schedule 4.7(a)(ii) of the Disclosure Letter sets forth all material unregistered Trademarks owned and used by the Seller and its Subsidiaries exclusively in the operation of the Business. All necessary fees due in connection with the filing, examination, prosecution, registration, maintenance and renewal of such Registered Transferred

IPR have been paid, and all documents required to be filed in connection with such Registered Transferred IPR have been timely filed, in each case, in all material respects. The registered owner of each Registered Transferred IPR is the legal owner of each such Registered Transferred IPR. All Registered Transferred IPR are subsisting and, to the knowledge of Seller, valid and enforceable. No interference, opposition, reissue, reexamination or other similar Proceeding has been instituted or, to Seller’s knowledge, is pending or has been requested, in which any Registered Transferred IPR is being contested or challenged.

(b)    Each item of Transferred Intellectual Property Rights is owned solely by a Seller Party, free and clear of any Liens (other than Permitted Liens). Each item of Licensed Seller Intellectual Property is either (i) owned solely by a Seller Party free and clear of any Liens (other than Permitted Liens and other liens that would not prevent or limit the grants of license made or purported to be made in the IPMA), or (ii) rightfully used and authorized for use by the Seller Parties pursuant to a valid and enforceable written license.

(c)    Except for the Contracts set forth on Section 4.7(c) of the Disclosure Letter, no license, sublicense or other Contract to which any Seller Party is a party or is otherwise bound relating to any of the Transferred Intellectual Property or the Licensed Seller Intellectual Property grants or could compel any Seller Party, the Buyer or any of the Buyer’s Affiliates to grant or offer to any third party any license or right in or to any Intellectual Property Rights, including any right to use or access any Product, whether on a present or contingent basis and whether or not as a result of this Agreement or the Transactions. None of the Seller Parties is obligated to provide any consideration (whether financial or otherwise) to any other Person, nor is any other Person otherwise entitled to any consideration, with respect to any exercise of rights by the Seller or any of its Subsidiaries or Buyer or any of its Affiliates in the Transferred Intellectual Property Rights or the Licensed Seller Intellectual Property, except to the extent such obligations would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(d)    (i) Neither the development, marketing, sale, license, use, maintenance or support of the Products, nor the conduct of the Business by the Seller Parties and their respective predecessors as such activities have been previously conducted or are currently conducted have infringed, or do or, except with regards to any failure to obtain any Consent or remedy an impediment to Transfer with regards to any Shared Contract, will infringe any other Person’s Intellectual Property Rights, or give rise to any claim of unfair competition under any applicable Law; and (ii) the sale, license, use, maintenance or support of the X-Gene 3 and Helix Products after the date hereof, except with regards to any failure to obtain any Consent or remedy an impediment to Transfer with regards to any Shared Contract, will not infringe any other Person’s Intellectual Property Rights or give rise to any claim of unfair competition under any applicable Law. No claims (i) challenging the validity, enforceability, effectiveness or ownership by any Seller of any of the Transferred Intellectual Property Rights or Licensed Seller Intellectual Property or (ii) to the effect that the development, marketing, sale, license, use, maintenance or support of the Products or the conduct of the Business by the Seller Parties and their respective predecessors has infringed or does or will infringe or constitute a misappropriation of any Intellectual Property Right of any Person have been asserted or, to the Seller’s knowledge, threatened by any Person against any Seller Party or their respective licensees. To Seller’s knowledge, there is no unauthorized use, infringement, or misappropriation by any Person of any Transferred Intellectual Property Rights or Licensed Seller Intellectual Property owned by any Seller Party.

(e)    The Seller Parties have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, material Transferred Intellectual Property Rights or the Licensed Seller Intellectual Property owned or purported to be owned by the Seller Parties valid and enforceable written assignments of any such work, invention, improvement or other rights to a Seller Party substantially in the Seller Party’s standard forms. All amounts payable by any Seller Party to consultants and former consultants involved in the development of any Transferred Intellectual Property Rights or Licensed Seller Intellectual Property owned or purported to be owned by any Seller Party have been paid in full.

(f)    The transactions contemplated herein will not alter, impair or otherwise affect any right or interest of any Seller Party in any Transferred Intellectual Property Rights or Licensed Seller Intellectual Property.

(g)    Since January 26, 2017 and, to Seller’s knowledge, prior to such date, except as set forth on Schedule 4.7(g) of the Disclosure Letter, no Seller Party has disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Transferred Intellectual Property Rights, and, to Seller’s knowledge, no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. Except as set forth on Schedule 4.7(g) of the Disclosure Letter, no Contract requires or could result in the delivery, license, or disclosure of any such source code to any Person who is not, as of the date of this Agreement, a current employee of a Seller Party.

(h)    The Seller Parties have taken commercially reasonable measures to protect the Seller Parties’ rights in the material Trade Secrets included in the Transferred Intellectual Property Rights and Licensed Seller Intellectual Property. Without limiting the foregoing, the Seller Parties have not made any of their material Trade Secrets that they intended to maintain as confidential (including source code with respect to Transferred Intellectual Property Rights) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(i)    Schedule 4.7(i) of the Disclosure Letter sets forth all Contracts pursuant to which any Seller Party holds any rights to any third-party Intellectual Property Rights used on or in a Product and any material third-party Intellectual Property Rights related to the Business, in each case, other than (i) Third Party Software and (ii) Ordinary Course Inbound Licenses.

(j)    Schedule 4.7(j) of the Disclosure Letter sets forth a list of all material Third Party Software used on or in a Product and the corresponding Contract pursuant to which any Seller Party holds any rights to use such Third Party Software, other than generally commercially available Third Party Software licensed on standard terms at a cost of less than $25,000 per year and not used on or in a Product. To Seller’s knowledge, no Seller Party has incorporated into any Product or Transferred Technology or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Product or Transferred Technology to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason or (B) grant, or require any Seller Party to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Product or Transferred Technology.

(k)    Except as set forth on Schedule 4.5(xiv), no Seller Party has entered into any Contract to provide custom coding, new features or functionality or other custom development with respect to any Product. No Seller Party has any outstanding development or other professional services obligations under any of the Seller Parties’ Contracts relating to the Products.

(l)    Except as set forth on Schedule 4.7(l), no Seller Party has (i) granted any exclusive license with respect to, any Transferred Intellectual Property Rights or Licensed Seller Intellectual Property owned or purported to be owned by the Seller to any other Person or (ii) granted any customer the right to use any Product or portion thereof on anything other than a non-exclusive basis.

(m)    To Seller’s knowledge, no funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Transferred Intellectual Property Rights, including any portion of any Product. No Seller Party is nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Seller Party to grant or offer to any third Person any license or right to the Transferred Intellectual Property Rights or any Transferred Technology. Schedule 4.7(m) of the Disclosure Letter sets forth a complete and accurate list of (i) any and all grants and similar funding received by any Seller Party, including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which any Seller Party has ever been a member, promoter or contributor, in each case, in connection with the conduct of the Business. To the Seller’s knowledge, no current or former employee, consultant or independent contractor of any Seller Party who was involved in, or contributed to, the creation or development of any Transferred Intellectual Property Rights or Licensed Seller Intellectual Property owned or purported to be owned by the Seller has performed services for any Governmental Authority, for a university, college or other educational institution or research center immediately prior to or during a period of time during which such employee, consultant or independent contractor was also performing services for the Seller Party. No Seller Party has provided Transferred Intellectual Property Rights or Licensed Seller Intellectual Property to any Governmental Authority, under Contract or otherwise, in any manner that gives such Governmental Authority any additional or different rights than those contained in the Seller’s standard form terms of sale.

(n)    Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Products and Transferred Technology do not contain (i) any instructions, algorithms, computer code or other device or feature designed to disrupt, disable, prevent or harm in any material manner the operation of any software, data or hardware, including any lockout or similar license control functionality or (ii) any unauthorized instructions, algorithms, computer code or other device or feature (including any worm, bomb, backdoor, clock, timer, drop dead device, or other disabling device, code, design or routine) that maliciously causes or is intended to cause material harm to any software, data or hardware, including any such device or feature intended to (A) cause any software, data or hardware to be erased, modified, damaged, or rendered inoperable or otherwise incapable of being used, as applicable, (B) replicate or propagate itself throughout other software, data or hardware, (C) alter or usurp the normal operation of any software or hardware, (D) search for and consume memory within a computer or system or (E) transmit data, in each case, either automatically, with the passage of time or upon command by any Person other than the proper user.

Section 4.8    Tax Matters.

Except as set forth in Schedule 4.8 of the Disclosure Letter, Seller represents the following:

(a)    Each Purchased Entity (and Seller and each Other Asset Seller solely with respect to the Purchased Assets and the Business) has timely filed or caused to be timely filed all income and other material Tax Returns that any such entity was required to file on or prior to the Closing Date (subject to customary extensions to file) and has timely paid all material Taxes due and owing whether or not shown on any Tax Return. All such Tax Returns were complete and accurate in all material respects. None of the Purchased Entities (and Seller and each Other Asset Seller solely with respect to the Purchased Assets and the Business) is currently the beneficiary of any extension of time within which to file any income or other material Tax Return, other than automatic extensions of time not requiring the consent of any Taxing Authority.

(b)    Each Purchased Entity (and Seller and each Other Asset Seller solely with respect to the Purchased Assets and the Business) has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee, former employee, independent contractor, creditor, shareholder, Affiliate, customer, supplier or other third party.

(c)    No closing agreements, private letter rulings, technical advice memorandums or similar agreements or rulings have been received from any Taxing Authority by any Purchased Entity (or Seller or any Other Asset Seller solely with respect to the Purchased Assets and the Business) within the previous six (6) years.

(d)    Neither Seller nor any of its Affiliates, including any of the Purchased Entities, has any material Liability for unpaid Taxes in respect of the Purchased Assets, the Business or the assets, properties or rights of any Purchased Entity other than Taxes that are not yet due and payable or, if due, are being contested in good faith by appropriate proceedings.

(e)    There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any Purchased Entity (or Seller or any Other Asset Seller solely with respect to the Purchased Assets and the Business), other than, in each case, customary extensions of time to file a Tax Return.

(f)    There are no outstanding Tax Liens against any of the Purchased Assets or the assets, properties or rights of any Purchased Entity (other than Permitted Liens) and no claims are currently being asserted by any Taxing Authority with respect to any Taxes related to the Business or any of the Purchased Assets or the assets, properties or rights of any Purchased Entity, which written claims have been received by Seller or any of its Affiliates.

(g)    There are no audits presently pending by any Taxing Authority with respect to income or other material Taxes or Tax Returns of any Purchased Entity (or Seller or any Other Asset Seller solely with respect to the Purchased Assets and the Business), and neither Seller nor any of its Affiliates has received written notice as of the Agreement Date from any Taxing Authority that any such audit is planned or proposed.

(h)    No claim with respect to any Purchased Entity (or Seller or any Other Asset Seller solely with respect to the Purchased Assets and the Business) has been made in writing within the previous six (6) years by any Taxing Authority in a jurisdiction where such entity does not file Tax Returns that such entity is or may be subject to taxation (including under any double taxation arrangement) by such jurisdiction as resident for any Tax purpose or by virtue of having a permanent establishment or other place of business in such jurisdiction. None of the activities of any Purchased Entity organized outside the United States (or any Other Asset Seller so organized with respect to the Purchased Assets and the Business) constitutes a permanent establishment in the United States or the conduct of a trade or business in the United States for any Tax purpose.

(i)    None of the Purchased Entities (i) is or has been a member of an affiliated group filing a U.S. consolidated federal income Tax Return (other than a group the common parent of which was Seller) within the previous six (6) years or (ii) has any liability for the Taxes of any Person (other than Seller or a Purchased Entity) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, or (C) under any Tax Sharing Agreement.

(j)    No Purchased Entity (or Seller or any Other Asset Seller solely with respect to the Purchased Assets and the Business) has participated in any transaction, scheme, or arrangement which constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or of which the, or a, main purpose or effect is the avoidance or evasion of a liability for Tax.

(k)    None of the Purchased Entities has constituted a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as it relates to Section 355 of the Code) within the last five (5) years prior to the date hereof.

(l)    None of the Purchased Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local, or foreign Law) within the last five (5) years, (ii) use of an improper method of accounting as determined by a Taxing Authority for a taxable period ending on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Law), (iv) any installment sale or open transaction entered into prior to the Closing, (v) any prepaid amount received or paid, or (vi) any election pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date.

(m)    Reserved.

(n)    None of the Purchased Entities has elected under Section 897(i) of the Code to be treated as a “domestic corporation.”

(o)    Either no power of attorney or other written authorization is in effect that grants to any person the authority to represent the Purchased Entities in connection with any Tax contest, or any such power of attorney or written authorization that is in effect shall be revoked as of the Closing Date.

(p)    No Purchased Entity is a party to any Tax Sharing Agreement or has any obligations (other than with respect to Pre-Closing Taxes) under a Tax Sharing Agreement.

(q)    None of the Purchased Entities is or has ever been in the last six (6) years a “passive foreign investment company” within the meaning of Section 1297 of the Code or the Treasury Regulations promulgated thereunder (without regard to the provisions of Section 1297(d) of the Code) or (except with respect to AMCC Germany and AMCC Japan) a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

(r)    Except with respect to AMCC Germany and AMCC Japan, each Purchased Entity is treated, and has been treated at all times, as a disregarded entity for U.S. tax purposes. No Purchased Entity is a partner in a partnership (or an equity holder in any entity treated as a partnership for federal, state or foreign income Tax purposes). All elections made under Treasury Regulations Section 301.7701-3 within the last six (6) years for any of the Purchased Entities are identified in Schedule 4.8(r) of the Disclosure Letter (other than any elections required to be made pursuant to the Step Plan Schedule) and Seller will provide Buyer true, correct and complete copies of the relevant election prior to the Closing Date. Except as set forth on the Step Plan Schedule, all such elections made under Treasury Regulations Section 301.7701-3 for any of the Purchased Entities are valid and currently in effect.

(s)    No Taxing Authority has asserted a material assessment against any Purchased Entity or Purchased Asset with respect to compliance with transfer pricing rules, including the timely preparation and maintenance of any transfer pricing documentation required under Law. Each Purchased Entity (or Seller or any Other Asset Seller with respect to the Purchased Assets and the Business) has timely responded to all requests from Taxing Authorities for transfer pricing documentation with respect to intangible transactions relating to the Business, the Purchased Assets, and each Purchased Entity.

(t)    No Purchased Entity is or will become liable to pay, reimburse or indemnify any Person (including a Taxing Authority) an amount in respect of Tax which is the primary liability of or joint and several liability of any other Person and which arose as a result of a transaction, event, act or omission occurring on or before the Closing or by reference to any profits earned (or deemed to have been earned) on or before the Closing.

(u)    No gain recognition agreements under Section 367 of the Code have been entered into with respect to any Purchased Entity or any Purchased Assets.

(v)    Each of the Purchased Entities (and Seller and each Other Asset Seller with respect to the Purchased Assets and the Business) has applied for, received and used all public aid granted in whatever form (including grants or Tax incentives of any form) only in accordance with applicable laws and in compliance with all regulatory orders, conditions and impositions. No such aid will have to be unwound, repaid or discontinued as a result of the consummation of the transactions contemplated by this Agreement or due to any other circumstance already known.

(w)    None of the Purchased Entities has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor are agreements to participate or cooperate with any such boycott part of the Business.

Notwithstanding any other provision of the Transaction Documents, nothing in the Transaction Documents shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting).

Section 4.9    Compliance with Laws; Permits.

(a)    The Business is being and has for the past three (3) years been conducted by the Seller Parties in compliance with the Laws applicable thereto, and the Seller Parties are in compliance with the Laws applicable to its ownership of the Purchased Assets, the Purchased Shares and the assets of the Purchased Entities, in each case except to the extent that the failure to comply therewith would not, individually or in the aggregate, be reasonably expected to be material to the Business. Within the three (3) year period prior to the Agreement Date, no Seller Party has received any written notices of violation with respect to any Laws applicable to the conduct of the Business or the ownership of the Purchased Assets, the Purchased Shares and any assets of the Purchased Entities, in each case other than as would not, individually or in the aggregate, be reasonably expected to be material to the Business. Notwithstanding the foregoing or anything else to the contrary hereunder, this Section 4.9(a) shall not apply to Taxes, Tax Returns or Tax items.

(b)    No Seller Party, with respect to the Business and ownership and use of the Purchased Assets, has conducted or is conducting or has pending any internal investigation in connection with which outside legal counsel has been retained for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged violation of any applicable Laws, except as to which, if any such violation under investigation in fact existed, such violation (or the remedy thereof) would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(c)    The Seller Parties collectively have all Permits necessary to conduct the Business as presently conducted and are in compliance with all of the terms and requirements of each such Permit and each such Permit is valid, in full force and effect and has not been revoked, reversed, stayed, set aside, annulled or suspended, in each case except as would not, individually or in the aggregate, be reasonably expected to be material to the Business. Within the three (3) year period prior to the Agreement Date, no Seller Party has received any written notice from any Governmental Authority regarding (i) any actual or possible violation of any Permit, or any failure to comply in any respect with any term or requirement of any Permit, in each case related to the Business or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, non-renewal, termination or modification of any Permit related to the Business, in each case other than as would not, individually or in the aggregate, be reasonably expected to be material to the Business.

Section 4.10    Environmental Matters. Solely to the extent relating to the Business, the Purchased Entities or the Business Real Property, and in each case (i) except as disclosed in Schedule 4.10 of the Disclosure Letter, (ii) other than with respect to any Excluded Assets or Excluded Liabilities, and (iii) except as would not, individually or in the aggregate, reasonably be expected to be material to the Business:

(a)    the Purchased Assets and Purchased Entities have at all times within the past three years been in compliance with all Environmental Laws, including the possession of and the compliance with all Permits required for the operation of such Purchased Assets and Purchased Entities under Environmental Law;

(b)    no Seller Party has any pending and unresolved Liability under any Environmental Laws,

(c)    there has not been any Release of Hazardous Materials by any Seller Party or at or from the Business Real Property in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to Liability for Buyer or any Purchased Entity under any Environmental Laws; and

(d)    no Seller Party has received any Environmental Claim related to the Purchased Assets or Purchased Entities that remains unresolved in the three years prior to the Agreement Date, and to the knowledge of Seller, there are no such Environmental Claims threatened in writing.

Section 4.11    Financial Information; Liabilities.

(a)    Attached hereto as Schedule 4.11(a) of the Disclosure Letter are true, correct and complete copies of (i) the assets and liabilities of the Business as of June 30, 2017, (ii) the statement of the revenues of the Business for the fiscal quarters ended September 30, 2014, through June 30, 2017 and (iii) the expenses incurred by the Business for each of the fiscal quarters beginning April 1, 2016 and ending June 30, 2017 (collectively, the “Financial Statements”). The Financial Statements (x) present fairly, in all material respects, the assets and liabilities, revenues and expenses of the Business (as applicable) as of the respective dates thereof and for such periods covered thereby, (y) have been prepared based on the books and records of the Business and the Seller Parties and (z) have been prepared in the ordinary course on a consistent basis throughout the periods covered thereby. The Financial Statements do not reflect the assets, Liabilities or operations of any entity or business other than the Business.

(b)    There are no material Liabilities of the Purchased Entities or material Liabilities arising out of the Business other than those that (i) are reflected or reserved against on the Financial Statements, (ii) have been incurred in the ordinary course of business, consistent with the past practices of the Business, since the date of the most recent balance sheet included in the Financial Statements, (iii) incurred pursuant to this Agreement, any other Transaction Documents or the transactions contemplated hereby and thereby or disclosed on Schedule 4.11(b) of the Disclosure Letter, (iv) have been discharged or paid off in full or (v) which are Excluded Liabilities. Notwithstanding the foregoing or anything else to the contrary hereunder, this Section 4.11(b) shall not apply to Taxes, Tax Returns or Tax items.

Section 4.12    Employee Benefits; Labor and Employment.

(a)    Schedule 4.12(a) of the Disclosure Letter, as of the Agreement Date, sets forth a true, complete and correct list of each material U.S. Benefit Plan. No U.S. Benefit Plan set forth on Schedule 4.12(a) of the Disclosure Letter is an Assumed Benefit Plan.

(b)    With respect to each Seller Benefit Plan listed on Schedule 4.12(a) of the Disclosure Letter or Schedule 4.12(c) of the Disclosure Letter, Seller has made available to Buyer to the extent applicable and reasonably available (i) all governing plan documents or, if the plan is not maintained pursuant to a written plan document, a summary of such plan’s material terms and (ii) the most recent determination letter, opinion letter, or similar letter or instrument issued by the IRS or other applicable Governmental Authority.

(c)    Schedule 4.12(c) of the Disclosure Letter sets forth a list of each material Non U.S. Benefit Plan, excluding, for the avoidance of doubt, any such plans that provide benefits under a sector or national collective bargaining agreement or that provide benefits mandated by applicable Law.

(d)    Except as set forth on Schedule 4.12(d) of the Disclosure Letter, to the knowledge of Seller, as of the date hereof neither Seller nor any of its Affiliates has received any written notice that any Business Employee at a level of vice president or above intends to terminate his or her employment with Seller or any of its Affiliates within the twelve (12) months following the date hereof.

(e)    The Seller Parties with respect to the Business Employees are in compliance with all applicable Laws regarding employment practices, terms and conditions of employment (including such Laws and policies relating to labor relations, immigration, equal employment opportunities, wages and hours, fair employment practices, background screening and drug testing, prohibited discrimination, consultation and/or information obligations, employee classification, use of temporary employees, data protection, safety and health and worker’s compensation, employee termination (actual or constructive), occupational safety, including without limitation Worker Adjustment and Retraining Notification Act of 1988, as amended, ERISA, COBRA, the National Labor Relations Act and the Fair Labor Standards Act of 1938, as amended) and are not engaged in any unfair labor practice, except, in each case, for any such non-compliance as would not, individually or in the aggregate, be reasonably expected to be material to the Business. To the knowledge of Seller, no material unfair labor practice complaint is pending with respect to any Business Employee or has occurred in the past three years or, to the knowledge of Seller, is expressly threatened in writing, in each case, before the National Labor Relations Board or any Governmental Authority. Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business, to the knowledge of Seller, (i) no charge with respect to the Business, an Other Seller or any Purchased Entity is pending or, to the knowledge of the Seller, threatened in writing, before the Equal Employment Opportunity Commission, any state fair employment practice agency or any other Governmental Authority with respect to any Business Employee and (ii) no claims with respect to employment practices, terms and conditions of employment (including harassment, payment of wages, salary, overtime pay or other wage and hour issues) are pending, or, to the knowledge of the Seller, threatened in writing, before any Governmental Authority with respect to any Business Employee. Each Business Employee employed in the United States is authorized to work in the United States for Seller or one of its Subsidiaries, except as would not, individually or in the aggregate, be reasonably expected to be material to the Business. For each Business Employee, Seller has in its files all documents required by applicable Law to evidence such employee’s authorization to work in the country in which such employee works and such documents were completed in compliance with all applicable Laws, except as would not be reasonably expected to result in material liability to Buyer or any of its Affiliates.

(f)    As of the Agreement Date, there is not presently pending or existing, and to the knowledge of Seller, there is not threatened in writing, any strike, slowdown, picketing, work stoppage or other organized labor dispute that is material and is related to the Business Employees. Except as described in Schedule 4.12(f) of the Disclosure Letter, no Seller Party, with respect to the Business Employees and the conduct of the Business, is party to or bound by any collective bargaining agreement, works council or labor Contract, other than such agreements or Contracts that are mandated by applicable Law. As of the Agreement Date, (a) to the knowledge of Seller, no union organization effort is threatened in writing, initiated or is in progress with respect to the Business, the Business Employees or the Purchased Entities and (b) each Seller Party has materially complied with all applicable Laws to notify, consult or negotiate with all unions, works councils or other employee representative groups that were required to be notified, consulted or negotiated with prior to the execution of this Agreement or announcement thereof.

(g)    None of Seller, the Other Sellers, the Purchased Entities or any of their ERISA Affiliates, nor any predecessor thereof, sponsors, maintains or contributes to, or has within the past six (6) years sponsored, maintained or contributed to, a multiemployer plan within the meaning of Section 3(37) of ERISA that, in each case, would result in the imposition of any material Liability to Buyer or any of its Affiliates (including the Purchased Entities following the Closing). None of Seller, the Other Sellers, the Purchased Entities or any of their ERISA Affiliates has incurred any unsatisfied Liability (including withdrawal Liability) under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that would result in the imposition of any material Liability on Buyer or any of its Affiliates (including the Purchased Entities following the Closing).

(h)    No Seller Party has any material Liability to provide or has any material Liability with respect to an obligation to provide, medical, dental or life insurance coverage or any other welfare benefits after termination of employment in respect of any Business Employees, except as may be required under Section 4980B of the Code or similar state or foreign Law or as would not result in material Liability to Buyer or any of its Affiliates (including the Purchased Entities following the Closing).

(i)    Except as described in Schedule 4.12(i) of the Disclosure Letter, any Deal Related Severance, any Liabilities of Buyer under Section 6.6(i), or as would not result in material Liability to Buyer or any of its Affiliates (including the Purchased Entities following the Closing), the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions hereunder and thereunder (including the consummation of the Purchase Transaction and the Restructuring) will not (alone or together with any other event, including termination of employment) entitle any Business Employee to, except as may otherwise be required under applicable Law relating to a government provided or social security type program, (i) severance pay under any Seller Benefit Plan or (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any Business Employee under any Seller Benefit Plan.

(j)    To the knowledge of Seller, each Seller Benefit Plan under which any Business Employee has any material present or future right to benefits and each Assumed Benefit Plan that is intended to qualify for Tax-preferential treatment under applicable Law so qualifies. Except as would not be reasonably expected to result in material liability to Buyer or any of its Affiliates, all contributions due with respect to each Assumed Benefit Plan have been timely made. Except as would not be reasonably expected to result in material Liability to Buyer or any of its Affiliates, the Seller Parties have paid and discharged all of its Liabilities arising under ERISA, the Code, or other applicable Law with respect to each Assumed Benefit Plan with respect to Business Employees.

(k)    Schedule 4.12(k) of the Disclosure Letter (the “Employee Census”) is a complete and accurate list of each Business Employee that is redacted to remove all employee names, setting forth, to the extent permitted by applicable Law, as of the dates set forth therein, with respect to each Business Employee, the employer (e.g., Seller, the specific subsidiary of Seller or specific Purchased Entity), location of employment (city and country), country through which such employee’s payroll is run, status as active or inactive (including layoff status), current annual/hourly rate of salary and target annual bonus/commission, accrued but unused sick and vacation leave or paid time off, whether such employee is a temporary employee, whether such employee is an expatriate, whether such employee is full time or part time, date of hire, length of service, and job title.

(l)    Except as would not result in material Liability to Buyer or any of its Affiliates (including the Purchased Entities following the Closing), each Non U.S. Benefit Plan under which any Business Employee has any material present or future right to benefits (i) has been established, maintained and administered in compliance with its terms and all applicable Laws; (ii) required to be registered has been registered and has been maintained in good standing with the applicable Governmental Authority; and (iii) that is required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law.

(m)    With respect to any Business Employee, neither Seller, any Other Seller, any Purchased Entity nor any ERISA Affiliate of any of them has any indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Section 409A of the Code.

(n)    No amount or benefit payable as a result of the consummation of the transactions contemplated by this Agreement to any current or former Business Employee who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Business Employee has any Contract with the Seller or any of its Affiliates that would entitle such Business Employee to any gross-up of any Taxes imposed by Section 4999 of the Code.

(o)    As of the date set forth therein, the aggregate amount of Transferred Pension Liabilities does not exceed $450,000.

(p)    Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Seller Parties (i) are in compliance in all material respects with all Data Protection Requirements regarding the retention, recording, use and transfer of personal and sensitive data related to Business Employees or candidates for employment, whether cross border or to third Persons, (ii) have completed all required Contracts, filings and notifications with or to all applicable Governmental Authorities and (iii) otherwise have in all respects informed such Business Employees or candidates for employment regarding the retention, recording, use and transfer of such personal and sensitive data to the extent required by any applicable Data Protection Requirements, and have kept such data secure and confidential at all times.

Section 4.13    Real Property.

(a)    Schedule 4.13(a) of the Disclosure Letter sets forth a list, as of the Agreement Date, of the Business Real Property, including all Real Property Leases.

(b)    Each of the Real Property Leases was duly authorized, properly executed by and represents the legal, valid and binding obligations of, as applicable, Seller or an Other Asset Seller, and, to the knowledge of Seller, the other parties thereto, and the Seller and the Other Asset Sellers and the Purchased Entities, as applicable, has good and valid leasehold interests in or good, marketable fee title to, as applicable, all its material Business Real Property (in each case, other than those assets and interests disposed of since the Agreement Date in the ordinary course of business and in accordance with this Agreement) free and clear of any Liens other than Permitted Liens.

(c)    The Real Property Leases are enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(d)    There exists no breach, default or event of default (or occurrence or event that with notice or lapse of time or both would result in a breach, default or event of default) under any Real Property Lease by Seller, an Other Seller or a Purchased Entity, as applicable, or, to the knowledge of Seller, any other party thereto, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(e)    No Purchased Entity has an interest in any real property that is not Business Real Property or real properties set forth on Schedule 4.13(f) of the Disclosure Letter.

(f)    Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business, none of Seller, any Other Seller or any Purchased Entity has within the three (3) years prior to the Agreement Date given to or received from any other Person any written notice that remains unresolved (i) regarding any actual, alleged, possible, or potential material breach of, or default under, any Real Property Lease or (ii) announcing or threatening termination or cancellation of any Real Property Lease.

(g)    Except as set forth on Schedule 4.13(d) of the Disclosure Letter or as would not, individually or in the aggregate, be reasonably expected to be material to the Business, as of the Agreement Date (i) no Seller Party has received written notice of any condemnation or eminent domain proceedings or compulsory purchase pending or, to the knowledge of Seller, threatened that would interfere with the present use of the Business Real Property, and (ii) none of Seller, any Other Asset Seller or any Purchased Entity has leased, subleased or licensed to any Person any Business Real Property to any Person (other than to a Purchased Entity). No Purchased Entity is obligated under any Contract (and there is no Assigned Contract) to purchase any real property or interest therein.

Section 4.14    Fair Consideration; No Fraudulent Conveyance. The transfer of the Purchased Assets and Purchased Shares to Buyer as contemplated by this Agreement and the other Transaction Documents is made in exchange for fair and equivalent consideration, and neither Seller nor any Other Seller is now insolvent nor will be rendered insolvent by the sale, transfer and assignment of the Purchased Assets and Purchased Shares as contemplated by this Agreement and the other Transaction Documents. Neither Seller nor any Other Seller is entering into this Agreement or the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other Transaction Documents will not have any such effect. The transactions contemplated by this Agreement or any other Transaction Document will not give rise to any right of any creditor of Seller or any Affiliate of Seller to assert any claim for fraudulent conveyance against Buyer, any of its Subsidiaries or any of the Purchased Assets or Purchased Shares in the hands of Buyer or any of their respective successors and assigns following the Closing.

Section 4.15    Sufficiency of Assets.

(a)    Seller or one of the Other Asset Sellers has, and Buyer or the relevant Other Buyer will at the Closing acquire, good, valid and marketable title to the Purchased Assets (or in the case of leased Purchased Assets, valid leasehold interests in such leased Purchased Assets), free and clear of all Liens except Permitted Liens. Each Purchased Entity has good, valid and marketable title to all of its assets (or in the case of leased assets, valid leasehold interests in such leased assets), free and clear of all Liens except Permitted Liens and Liens arising solely out of actions of Buyer and its Affiliates. The Tangible Assets (including the tangible assets of each Purchased Entity) are in good working condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently used.

(b)    The Purchased Assets and the assets, properties and rights that will be owned, leased or licensed by the Purchased Entities immediately following the Closing, together with the assets, services, rights and other obligations that will be Transferred, leased, licensed or otherwise provided pursuant to the IPMA, the Transition Services Agreement, Section 2.5 or Section 2.6 hereof constitute (i) all material assets, properties and rights used in or held for use in the Business by the Seller Parties and (ii) all of the assets and rights necessary for Buyer to operate and conduct the Business immediately following the Closing in all material respects as currently conducted (other than (A) the Purchased Assets or Purchased Shares subject to a Delayed Transfer Closing, (B) the assets located, or utilized in the conduct of the business performed (including any electronic design automation software tools), at Seller’s datacenter located in Denver, Colorado and (C) assets, properties, rights or services under any Shared Contract or other Contract that constitutes a Restricted Asset, a Restricted Split Interest, or otherwise cannot be Transferred without the Consent of a third party and which Consent has not been received by a Seller Party).

(c)    Prior to the Closing the Seller has transferred any employees that are not Business Employees from the Purchased Entities to Seller or one of its Subsidiaries (other than a Purchased Entity) such that the Purchased Entities are transferred to Buyer or the applicable Other Buyer at Closing without any such Excluded Liabilities or employees that are not Business Employees.

(d)    All Purchased Shares are owned by Seller or an Other Seller and all Purchased Assets are owned or licensed by Seller or an Other Seller, other than the Purchased Assets (or assets which are owned or licensed by Parent or one of its Subsidiaries (other than Seller or an Other Seller) and which would be a Purchased Asset under Appendix A if owned by Seller or an Other Seller) listed on

Schedule 4.15(d) of the Disclosure Letter. All Technology and Intellectual Property Rights of Seller and its Affiliates that relate to the Business or the Products are either (i) Transferred Intellectual Property Rights owned by Seller or an Other Seller or (ii) licensed by Seller or an Other Seller pursuant to the IPMA.

Section 4.16    Absence of Certain Developments. Except as set forth on Schedule 4.16 and actions taken to effect the transactions contemplated by this Agreement and any other Transaction Documents (including the Restructuring), from January 26, 2017 through the Agreement Date, (i) there has not been any Material Adverse Effect, (ii) the Business has been conducted in the ordinary course consistent with past practice in all material respects, and (iii) none of Seller, any Other Seller or any Purchased Entity has taken any of the following actions or entered into any agreement to do any of the following (nor has any of the following occurred):

(a)    amended or modified the Organizational Documents of any Purchased Entity;

(b)    transferred, sold, leased, licensed or otherwise conveyed or disposed of, abandoned or allowed to lapse (other than at the expiration by its non-extendable and non-renewable term), or subjected to any Lien (other than, with respect to the Purchased Assets, Permitted Liens), (x) any of the Purchased Shares or (y) the Purchased Assets (or assets or property which would have been Purchased Assets, but for such transfer or disposition), in each case, individually or in the aggregate, material to the Business, or any assets of Seller or its Subsidiaries that would be material to the applicable Purchased Entity’s rights under the Transaction Documents or subject to the IPMA, in each case, other than (A) Ordinary Course Outbound Licenses, (B) sales or dispositions of obsolete or inoperable Purchased Assets in the ordinary course of business, or (C) other than with respect to material Intellectual Property Rights, any transfer, sale, lease, license or other transfers, sales, leases, licenses, conveyances and dispositions made in the ordinary course of business;

(c)    changed, modified or issued any capital stock or other equity interests (including for any restricted stock, restricted stock unit, performance stock unit, phantom stock, stock appreciation rights, rights to share in the profits or distributions or other similar rights), voting interest or securities convertible into or exchangeable or exercisable for, or subscriptions, rights or options with respect to, or warrants to purchase, or other similar agreements or commitments relating to, the capital stock or other equity interests or voting interest of any Purchased Entity or authorized any of the foregoing;

(d)    (x) with respect to any Purchased Entity, declared, set aside, or paid any dividend or other distribution other than to the extent paid in full in cash prior to the Closing; or (y) redeemed, purchased or otherwise acquired any outstanding shares of any capital stock or other equity interest of any Purchased Entity, other than to the extent paid in full in cash prior to the Closing;

(e)    with respect to any Purchased Entity, adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization under local Law;

(f)    has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, changed any annual Tax accounting period, settled any audit, assessment, dispute, proceeding or investigation in respect of a material amount of Taxes, surrendered any right to claim a material Tax refund, relief or credit, filed any amended Tax Return, entered into or amended any Tax Sharing Agreement, initiated any voluntary disclosure to any Taxing Authority, entered into any contractual obligation in respect of Taxes with any Governmental Authority, settled or compromised any Tax claim or assessment, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than customary extensions of time to file), or taken or omitted to take any other action, if any such action or omission would have the effect of increasing the Tax liability (or reducing any Tax Asset) of any Purchased Entity or for which Buyer or any of its Subsidiaries would be responsible, or would otherwise acquire pursuant to this Agreement, where “Tax Asset” shall mean any net operating loss, net capital loss, investment Tax credit, or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes), in each case with respect to any Purchased Entity, as would (a) reasonably be expected to have a continuing impact on any Purchased Entity following the Closing Date that would be material to the Business or (b) be a Purchased Asset or Assumed Liability that would be material or as would reasonably be expected to materially increase any Tax Liability (or materially decrease any Tax benefit) of the Business or Buyer and its Subsidiaries following the Closing;

(g)    suffered material destruction of, damage to or loss of any material assets of the Business (whether or not covered by insurance), or loss of any material business or customer of the Business; or

(h)    acquired or agreed to acquire by merging or consolidating with, or by purchasing any equity interest in or material portion of the assets of, any business or Person or division thereof.

Section 4.17    Finders; Brokers. Neither Seller nor any of its Affiliates has employed any finder, broker or investment banker in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee, commission or expenses from Buyer or its Affiliates (including, from and after the Closing, the Purchased Entities) in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

Section 4.18    Customers and Suppliers. Schedule 4.18 of the Disclosure Letter sets forth the identity of the following Persons, in each case with respect to the Business, (i) the 10 largest customers (including original equipment or design manufacturers) and (ii) (A) the 10 largest suppliers, in each case, on the basis of revenues from or payments to any such Person for the three fiscal quarter period ending June 30, 2017 and (B) any other supplier that is the sole, exclusive or primary supplier of a material component or equipment necessary for any Product. With respect to each such Person, as of the Agreement Date, (x) there are no outstanding or, to the knowledge of Seller, threatened disputes with such Person, other than disputes which would not, individually or in the aggregate, be reasonably expected to be material to the Business, and (y) such Person has not terminated or, to the knowledge of Seller, threatened or stated an intention to terminate in writing, or materially decreased or adversely altered, its relationship with Seller or any Subsidiary of Seller, with respect to the Business or any Purchased Entity or, to the knowledge of Seller, threatened or stated an intention to do any of the foregoing in writing.

Section 4.19    Warranty Matters. Except as would not reasonably be expected to result in material Liability, (i) all Products sold by Seller Parties in the Business conform and have been in conformity, in each case in all material respects, to applicable contractual commitments and specifications, and (ii) the Seller Parties do not have any material Liability to, and there are no product warranty claims pending or basis, to the knowledge of Seller, for any present or future Proceeding by, any customers of such Seller Parties related to the Products or otherwise related to the Business for replacement or repair thereof or other damages in connection therewith. Except as set forth on Schedule 4.19 of the Disclosure Letter, no Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.

Section 4.20    Government Contracts. Neither the Seller nor any Other Seller is or has been a party to any Government Contract. “Government Contract” shall mean any (A) prime contract, grant agreement, cooperative agreement, or other type of Contract or arrangement, including any modification, addendum or renewal, with a Governmental Authority to which Seller or any of its Subsidiaries is a party and which is related to the Products or the operation of the Business or to which any Purchased Entity is a party or (B) any subcontract under any such contract listed in subpart (A) above or under any distributor agreement, original equipment or design manufacturer agreement, reseller agreement, end user agreement, letter of supply or other type of contract, including any modification, addendum or renewal, with a Governmental Authority to which Seller or any of its Subsidiaries is a party and which is related to the Products or the operation of the Business or to which any Purchased Entity is a party or that otherwise constitutes an Assigned Contract.

Section 4.21    Unlawful Payments. None of the Seller Parties or any of their respective officers, directors or employees, or, to the knowledge of Seller, their respective agents or representatives violates or has in the past violated any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.) and the UK Bribery Act of 2010, or made, directly or indirectly, any illegal bribe or kickback, illegal political contribution, or any illegal offer, payment, gift, promise to pay, or promise to give to anyone, including any government official, government employee, or any employee or agent of any government owned entity or any candidate for political office, in his or her official capacity, for the purpose of (a) improperly influencing their official action or the action of the government they represent; (b) obtaining any improper business advantage; or (c) improperly obtaining or retaining business.

Section 4.22    International Trade Matters.

(a)    None of the Seller Parties or any of their respective officers, directors or employees in any way related to the Business (i) is a Sanctioned Person; (ii) is owned or controlled by one or more Sanctioned Persons; or (iii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) the regulations or Executive Orders administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); (B) the United States Trading with the Enemy Act of 1917, as amended; or (C) the United States International Emergency Economic Powers Act of 1977.

(b)    The Seller Parties are in compliance, and for the three (3) years prior to the Agreement Date have been, in compliance with all applicable Laws relating to the Business with respect to the import and export of goods, software, services and technology, including but not limited to the Tariff Act of 1930 as amended, regulations issued or enforced by U.S. Customs and Border Protection, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Sanctioned Persons, the embargoes, restrictions and regulations administered by OFAC, the antiboycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and the laws and regulations of governments or agencies of other countries relating to the same subject matter as the U.S. statutes and regulations described above, except for non-compliance which would not, individually or in the aggregate, be reasonably expected to be material to the Business. Without limiting the generality of the foregoing, none of the Seller Parties in any way related to the Business or, to the knowledge of the Seller, no distributor, reseller sales-intermediary, reseller or other third party acting on behalf of the Seller Parties in any way related to the Business, has in the last three (3) years (i) exported or reexported, directly or indirectly, any software, products, services or technology to, or (ii) engaged in or otherwise participated in, or assisted or facilitated any transaction with Cuba, Iran, Sudan, Syria, the Crimean region of Ukraine, North Korea, or any other country subject to comprehensive embargo or sanction by OFAC, or any Sanctioned Person.

(c)    No “Conflict Minerals” are necessary to the functionality or production of or to knowledge of Seller are used in the production of any Product or any product currently proposed to be manufactured by the Business in the future. “Conflict Minerals” means: (a) columbite tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or other “DRC country” (as defined in Section 1502 of the Dodd Frank Act); and (b) any other mineral or its derivatives, the exploitation and trade of which is determined by the United States to be financing conflict in the Democratic Republic of the Congo or any other DRC country.

Section 4.23    Data Collection and Privacy Matters.

(a)    With respect to the Business, the Seller Parties are in compliance in all material respects with and have not received written notice that they or any of their respective customers, subcontractors or partners have failed to comply with any:

(i)    applicable Data Protection Requirements;

(ii)    privacy policies of the Seller Parties or, to Seller’s knowledge, any of their respective customers, subcontractors or partners, or of any other Person (to the extent that any of the Seller Parties is or has been bound by such privacy policies);

(iii)    data and information security programs, policies and procedures of the Seller Parties or, to Seller’s knowledge, of any other Person (to the extent that any of the Seller Parties is contractually or otherwise bound by such data or information security programs); and

(iv)    the terms of use and terms of service of the Seller Parties or, to Seller’s knowledge, of any other Person (to the extent that any of the Seller Parties is contractually or otherwise bound by such terms of use or terms of service).

(b)    With respect to the Business, the Seller Parties have taken commercially reasonable steps to protect Personal Data against loss, destruction or damage and against unauthorized access, use, modification, disclosure or other misuse. There has been no loss, destruction or damage of, unauthorized access to, breach, security incident, violation or other misuse of Personal Data with respect to the Business, except as would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(c)    With respect to the Business, none of the Seller Parties are currently involved in or the subject of, and have never been involved in or the subject of, any Proceedings related to any Data Protection Requirements. With respect to the Business, none of the Seller Parties has made any agreement with or commitment to any Governmental Authority regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Data or Data Protection Requirements. With respect to the Business, the Seller Parties are not currently party to any consent order, consent decree, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Data or Data Protection Requirements.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1    Corporate Existence. Each of Buyer and each Other Buyer is duly organized and validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization, with the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Buyer and each Other Buyer has the requisite corporate power and authority to own, lease and operate the Purchased Assets, own the Purchased Shares and to assume the Assumed Liabilities, and to carry on the Business in substantially the same manner as the same is now being conducted by Seller and its Subsidiaries except as would not, individually or in the aggregate, prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

Section 5.2    Corporate Authority. This Agreement and the other Transaction Documents to which Buyer or any Other Buyer is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons has been duly authorized by Buyer and each applicable Other Buyer by all requisite corporate, limited liability company, partnership or other action. Buyer has, and each of the Other Buyers has full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each Transaction Document to be executed by Buyer or any Other Buyer will be duly executed and delivered by Buyer and the Other Buyer party thereto at or prior to the Closing. Assuming the due authorization, execution and delivery by Seller or the relevant Other Seller of this Agreement or any other Transaction Document, as applicable, each Transaction Document when so executed and delivered will constitute a valid and legally binding obligation of Buyer and/or any Other Buyer, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

Section 5.3    Governmental Approvals and Consents; Non-Contravention.

(a)    Except for the Consents, orders and licenses, and the making of the registrations, declarations and filings, set forth on Schedule 4.3(a) of the Disclosure Letter, no Consent, order or license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Buyer or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(b)    The execution and delivery of this Agreement and the other Transaction Documents by Buyer and/or each of the Other Buyers, the performance by Buyer and each Other Buyer of its respective obligations hereunder and thereunder and the consummation by Buyer and each of the Other Buyers of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) (i) violate or conflict with or result in any breach under any provision of their respective Organizational Documents, (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any Contract to which Buyer and/or any Other Buyer is subject or is a party, or (iii) assuming compliance with the matters described in Section 5.3(a), violate, conflict with or result in any breach under any provision of any Law applicable to Buyer or any of its properties or assets, except, in the case of subclauses (ii) and (iii), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.4    Litigation. Neither Buyer nor any of its Affiliates is subject to any order, judgment, stipulation, injunction, decree or Contract with any Governmental Authority, which would, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or would, individually or in the aggregate, materially affect, impede or restrain the operation of the Business. No Proceeding is pending or, to the knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates which would, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby or by any of the other Transaction Documents.

Section 5.5    Capitalization. As of the date hereof, the equity capitalization of Buyer, after giving effect to the Closing, is as set forth in Exhibit B of the Denver LLC Agreement. The Equity Consideration will be issued at the same per unit price as the equity in Buyer to be acquired by the other members of Buyer in connection with the Closing. Other than the Denver LLC Agreement, there are, and at Closing will be, no other agreements (including side letters or other arrangements) relating to or affecting the terms or conditions of the Equity Consideration and/or Seller’s or any other investor in Buyer’s rights as an equityholder of Buyer. The issuance of the Equity Consideration pursuant to this Agreement will not violate any purchase option, call, right of first refusal or offer, preemptive or similar rights of any Person. Other than the Denver LLC Agreement, no Person has any right of first offer, right of first refusal or preemptive right in connection with any offer, sale or issuance of any equity of Buyer or any Subsidiary thereof. The Equity Consideration when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of any Liens, other those set forth in the Denver LLC Agreement, applicable securities Laws and Liens created by or imposed by a Seller.

Section 5.6    Finders; Brokers. None of Buyer or any of its Affiliates has employed any finder, broker or investment banker in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee, commission or expenses from Seller in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

Section 5.7    Solvency. Assuming that the representations and warranties in Article 4 are true and correct and that Seller and Buyer have each complied with their respective obligations under this Agreement and the Denver LLC Agreement, and that the most recent financial forecasts made available to Buyer by Seller prior to the Agreement Date have been prepared in good faith based upon assumptions that were and continue to be reasonable (provided that Seller is making no representation and warranty with respect to such financial forecasts), at and immediately after the Closing, and after giving effect to the transactions contemplated hereunder and the cash contributions contemplated to be made at Closing under the Denver LLC Agreement, Buyer and its Subsidiaries (including the Purchased Entities), taken as a whole, on a consolidated basis, will be Solvent.

Section 5.8    Buyer Activity. Buyer and its Subsidiaries, including all Other Buyers, have been formed solely for the purpose of effecting the Purchase Transaction and the other transactions contemplated by the Transaction Documents. Neither Buyer nor any of its Subsidiaries have any liabilities or other obligations other than liabilities related to the transactions contemplated by the Transaction Documents.

Section 5.9    Securities Act. Buyer and the Other Buyers are acquiring the Purchased Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment.

Section 5.10    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by Buyer and its Affiliates and representatives. Except for the representations and warranties contained in Article 4, Buyer acknowledges and agrees that (a) in entering into this Agreement, it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or its representatives and (b) none of Seller, any Other Seller, or any Subsidiaries or Affiliates of Seller nor any other Person makes any other express, implied or statutory representation or warranty (including in any information, document, or material made available to Buyer or its counsel or other representatives in Buyer’s due diligence review, including in “data rooms” (electronic or otherwise) or management presentations) with respect to the Business, the Purchased Assets, the Assumed Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or noninfringement or any projections, estimates and budgets for the Business. Buyer acknowledges that there are assumptions inherent in making any such projections, estimates and budgets, Buyer is familiar with such uncertainties and that Buyer is responsible for making its own evaluation of the Business. Nothing in this Section 5.10 shall limit Buyer’s rights in the event of fraud.

ARTICLE 6

AGREEMENTS OF BUYER AND SELLER

Section 6.1    Intentionally Omitted.

Section 6.2    Confidentiality.

(a)    From and after the Closing Date, except as otherwise expressly provided in this Agreement or any other Transaction Document, Seller shall hold and shall cause its Affiliates to hold, and shall instruct and use its commercially reasonable efforts to cause its Representatives (and be responsible for any breach by its Representatives) to hold, in strict confidence and not to (a) disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii) below, in connection with the performance of its obligations under the Transaction Documents or preparation of any Tax Returns required to be filed by it or as set forth in clause (A) of the proviso of clause (ix) of Appendix A) without the prior written consent of Buyer, any and all Confidential Information related to Buyer, the Purchased Assets, the Purchased Shares, the Assumed Liabilities and/or the Business (including information provided to Seller following the Closing pursuant to this Agreement) or (b) disclose the identity of the Investors other than itself and The Carlyle Group or any information that would reasonably be expected to specifically identify such Investors as being involved in any investigation, discussions or negotiations concerning the transactions contemplated by this Agreement or having any investment in the Business; provided, that Seller may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.2(a) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Seller and in respect of whose failure to comply with such obligations Seller will be responsible, (ii) if Seller, its Subsidiaries, Affiliates or its Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies, or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such confidential and proprietary information is made pursuant to clause (ii) above, Seller shall to the extent practicable and permissible promptly notify Buyer (or, in the case of the items in clause (b) above, the applicable Investor) of the existence of such request or demand and shall provide Buyer (or, in the case of the items in clause (b) above, the applicable Investor) a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Buyer (or, in the case of the items in clause (b) above, the applicable Investor) with respect thereto, at Buyer’s (or, in the case of the items in clause (b) above, the applicable Investor’s) sole cost and expense), and in the event such protective order or other remedy is not obtained, Seller may disclose such confidential and proprietary information without Liability hereunder, but shall furnish only that portion of such confidential and proprietary information that Seller is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Buyer (or, in the case of the items in clause (b) above, the applicable Investor), exercise reasonable efforts, at Buyer’s (or, in the case of the items in clause (b) above, the applicable Investor’s) sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.2(a) shall not apply to information (A) in the case of the information covered by clause (a) above, to the extent relating to Seller’s or its Affiliates’ businesses other than the Business, (B) that is or becomes generally available to the public other than as a result of disclosure by Seller or an Affiliate or Representative thereof in breach of any confidentiality obligation, (C) in the case of the information covered by clause (a) above, that becomes available to Seller or an Affiliate thereof after the Closing Date on a non-confidential basis from a source other than Buyer or an Affiliate or Representative thereof (provided that such source is not known by Seller to be bound by any obligation of confidentiality to Buyer or any of its Subsidiaries) or (D) in the case of the information covered by clause (a) above, that Seller can establish by reasonable evidence is independently developed by Seller or any Affiliate thereof without reference to or reliance upon Confidential Information of or relating to Buyer, the Purchased Assets, the Purchased Shares, the Assumed Liabilities and/or the Business (including information provided to Seller or an Affiliate or Representative thereof following the Closing pursuant to this Agreement). It is agreed that each of the Investors shall be third party beneficiaries of this Section 6.2 as it pertains to the information in covered by clause (b) above with respect to such Investor.

(b)    From and after the Closing Date, except as otherwise expressly provided in this Agreement or any other Transaction Document, Buyer shall hold and shall cause its Subsidiaries to hold, and shall instruct and use its commercially reasonable efforts to cause its Representatives (and be responsible for any breach by its Representatives) to hold, in strict confidence and not to disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii) below, in connection with the performance of its obligations under the Transaction Documents or preparation of any Tax Returns required to be filed by it) without the prior written consent of Seller, any and all Confidential Information related to Seller, the Excluded Assets, the Excluded Liabilities and/or the businesses of Seller (other than the Business) (including any such information provided to Buyer following the Closing pursuant to this Agreement); provided, that Buyer may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.2(b) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Buyer and in respect of whose failure to comply with such obligations Buyer will be responsible, (ii) if Buyer, its Subsidiaries, Affiliates or its Representatives are

required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies, or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such confidential and proprietary information is made pursuant to clause (ii) above, Buyer shall to the extent practicable and permissible promptly notify Seller of the existence of such request or demand and shall provide Seller a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Seller with respect thereto, at Seller’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Buyer may disclose such confidential and proprietary information without Liability hereunder, but shall furnish only that portion of such confidential and proprietary information that Buyer is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Seller, exercise reasonable efforts, at Seller’s sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.2(b) shall not apply to information (A) to the extent relating to the Business, the Purchased Assets, Purchased Shares, Purchased Entities, or the Assumed Liabilities, (B) that is or becomes generally available to the public other than as a result of disclosure by Buyer or an Affiliate or Representative thereof in breach of any confidentiality obligation, (C) that becomes available to Buyer or an Affiliate thereof after the Closing Date on a non-confidential basis from a source other than Seller or an Affiliate or Representative thereof (provided that such source is not known by Buyer to be bound by any obligation of confidentiality to Seller or any of its Affiliates) or (D) that Buyer can establish by reasonable evidence is independently developed by Buyer or any Affiliate thereof following the Closing without reference to or reliance upon Confidential Information of or relating to Seller, the Excluded Assets, the Excluded Liabilities and/or the businesses of Seller (other than the Business) (including information provided to Buyer or an Affiliate or Representative thereof following the Closing pursuant to this Agreement). Notwithstanding anything to the contrary herein, the provisions of Section 23 of that certain Letter Agreement, dated as of February 9, 2017, between the Parties or their respective Affiliates and (the “Confidentiality Agreement”) are hereby incorporated by reference herein as fully as if set forth herein in their entirety and such provisions shall apply mutatis mutandis and, as incorporated herein, shall not terminate upon termination of the Confidentiality Agreement.

Section 6.3    Reserved.

Section 6.4    Public Disclosures. Upon the request of either Buyer or Seller, upon the Closing, Buyer or Seller shall each release a press release mutually acceptable to Buyer and Seller. From and after the Agreement Date, neither Buyer nor Seller shall, and Buyer and Seller shall cause each of their respective Affiliates and its and their respective directors, officers, employees, Affiliates, and representatives (including financial advisors, investment bankers, attorneys and accountants) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby that discloses any additional information regarding the same or that is otherwise inconsistent with the agreed press releases, or uses the name of the other Party or its Affiliates or refers to the other Party or its Affiliates, directly or indirectly, in connection with the relationship under this Agreement of the Parties and their Affiliates in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party, except that (a) Buyer or Seller may issue such release or statement or make such other disclosures as they may reasonably determine is necessary to comply with applicable Law, including without limitation the filing of a Current Report on Form 8-K, or the rules and regulations of any national securities exchange (provided that to the extent in the good faith judgment of such Party it is reasonably practicable to do so, such Party shall provide the other Party with a reasonable opportunity in light of the circumstances to review such Party’s intended communication (to the extent made in writing) and consider in good faith modifications to the intended communication reasonably requested by the other Party, provided further, that such Party is not required to make any modifications to such intended communication requested by the other Party), (b) the Parties may issue any press release or make other public announcement (including to analysts or investors) to the extent that such release or announcement only contains information previously publicly disclosed in accordance with this Section 6.4 or is otherwise consistent in all material respects with previous statements made jointly by Buyer and Seller or with the permission of the other Party, (c) Seller may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews (provided that to the extent in the good faith judgment of Seller it is reasonably practicable to do so, Seller shall provide Buyer with a reasonable opportunity in light of the circumstances to review Seller’s intended communication (to the extent made in writing) and consider such good faith modifications to the intended communication reasonably requested by Buyer, provided further, that Seller is not required to make any modifications to such intended communication requested by Buyer); (d) the Investors, the funds affiliated with the Investors and their management companies may make disclosures to their current, former or prospective investors, equity holders and limited partners to the extent such information is customarily provided to current, former or prospective investors, equity holders or limited partners in private equity funds (provided the recipients of such information are subject to a non-disclosure agreement to maintain the confidentiality of such information), and (e) Buyer and its Affiliates may make customary disclosures to the Investors and other potential investors in Buyer (provided the recipients of such disclosed information are subject to a non-disclosure agreement to maintain the confidentiality of such information). Without limiting the foregoing provisions hereof, Seller shall, to the extent reasonably practicable, consult with Buyer regarding the form and content of any public disclosure of any material developments or matters involving the Business (including the financial condition or results of operations), Purchased Assets, Assumed Liabilities or the Purchased Entities, including earnings releases, reasonably in advance of publication or release.

Section 6.5    Post-Closing Access to Records and Personnel.

(a)    Exchange of Information. Subject to the further requirements set forth in Section 6.8(f)(iv) with respect to Taxes, after the Closing, for a period of seven (7) years after the Closing Date, upon receipt of at least thirty (30) days’ prior notice, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense (but only for the reasonable out-of-pocket costs and expenses incurred by the Party in providing such access), reasonable access during normal business hours, and in manner so as not to unreasonably interfere with the conduct of such other Party’s business, to the other Party’s employees (without substantial disruption of employment) and to any books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the conduct of the Business on or before the Closing Date and (x) in the case of Seller, the Excluded Assets and Excluded Liabilities and (y) in the case of Buyer, the Purchased Assets, the Purchased Shares and the Assumed Liabilities (the “Books and Records”), to the extent reasonably available and in the possession or under the control of the other Party, that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other Proceeding, or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) in connection with the filing of any Tax Return or election or any amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or any Tax audit or other Proceeding in respect of Taxes, (iv) to comply with its obligations under this Agreement or the other Transaction Documents, or (v) in connection with any other matter requiring access to any such employees, books, records, documents, files and correspondence of the other Party, solely to the extent necessary for Buyer’s operation of the

Business after Closing or Seller’s operation of its businesses after Closing, as the case may be; provided, however, that (x) no Party shall be required to provide access to or disclose information where such access or disclosure would be reasonably expected to violate any Law or agreement, or waive any attorney-client or other similar privilege (provided, in the event such provision of information would reasonably be expected to violate any Law or agreement or waive any attorney-client or other similar privilege, the Party with such information shall inform the other as to the general nature of what is being withheld as a result of the foregoing and shall take all reasonable measures to permit the disclosure in a manner that avoids any such violation or waiver, including in accordance with Section 6.12), (y) and each Party may redact information regarding itself or its Affiliates not relating to Business, the Purchased Assets, the Purchased Shares and the Assumed Liabilities and (z) Seller and its Affiliates shall not be required to provide any Tax Returns other than those that are solely of the Purchased Entities or that related solely to the Purchased Assets.

(b)    Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.5 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c)    Record Retention. Except as otherwise provided herein, each Party agrees to use its commercially reasonable efforts to retain the Books and Records in its possession or control for a reasonable period of time as set forth in its regular document retention policy, as such policy may be amended from time to time, or for such longer period as may be required by Law, or until the expiration of the relevant representation or warranty under any of the Transaction Documents and any related claim of indemnification related thereto. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records not in accordance with its retention policy (or otherwise not in compliance with the foregoing); provided that prior to such destruction or disposal (i) such Party shall provide no less than 20 Business Days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of and the general type and scope of information contained therein), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient, except in the case the requesting Party is Buyer and such Books and Records constitute Purchased Assets).

(d)    Limitation of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.5 is found to be inaccurate. No Party shall have any Liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 6.5(c).

(e)    Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.

(f)    Confidential Information. Nothing in this Section 6.5 shall require (i) either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either Party is required under this Section 6.5 to disclose any such information, that Party shall inform the other as to the general nature of what is being withheld as a result of the foregoing and shall use its commercially reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information or take all reasonable measures to permit the disclosure in a manner that avoids any such violation, (ii) Seller to provide or cause to be provided to Buyer any information related to the sale process of the Business or any other potential transaction relating to the sale, spin-off or divestiture of the Business or Seller’s or its representatives’ evaluation thereof, including projections, financial or other information related thereto or (iii) either Party to disclose any information if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation (including any such litigation relating to this Agreement or the transactions contemplated hereby or thereby), to the extent the information is related thereto (or the subject matter thereof) or requested in connection therewith (provided that such restriction shall not apply to any information to the extent necessary for such Party to prepare any Tax Returns or any filings required by the rules and regulations of any national securities exchange). The covenants contained herein shall in no event be considered a waiver of any attorney-client privilege, work product privilege or any similar privilege.

Section 6.6    Employee Relations and Benefits.

(a)    Where applicable, the Parties intend that there shall be continuity of employment with respect to all Business Employees and that the transactions contemplated by this Agreement do not constitute a separation, termination or severance of employment of any such Continuing Employee or any such Business Employee prior to or upon the occurrence of the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing). Not later than five (5) Business Days prior to the occurrence of the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing) or such later date as is specified in the Transition Services Agreement, Buyer shall cause the appropriate Employing Entity to make an offer of employment, effective immediately following the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing) or such later date as is specified in the Transition Services Agreement, to each of the Business Employees, other than (i) Automatic Transferred Employees or (ii) Purchased Entity Employees, in compliance with the terms of Section 6.6(b). Each such Business Employee who accepts (and commences) employment with an Employing Entity pursuant to such offer of employment and each Automatic Transferred Employee and Purchased Entity Employee is referred to herein as a “Continuing Employee.” Each Continuing Employee who is based in the United States is referred to as a “U.S. Continuing Employee,” and each Continuing Employee who is based outside of the United States is referred to as a “Foreign Continuing Employee.” Each of Buyer, any Other Buyer or any Purchased Entity, as applicable, that, on or following the Closing, employs a Continuing Employee is referred to herein as an “Employing Entity.” Each Business Employee who receives an offer of employment from an Employing Entity that complies with this Section 6.6 (a “Compliant Offer”), excluding (i) each Automatic Transferred Employee and Purchased Entity Employee and (ii) each Business Employee who would have otherwise been an Automatic Transferred Employee but who objects to the automatic transfer of his or her employment to the Employing Entity by operation of Law, is referred to herein as an “Offer Recipient Employee.” Nothing herein will be construed as a representation or guarantee by Seller or any of its Affiliates that (A) some or all of the Business Employees will accept an offer of employment with an Employing Entity or acquiesce to the automatic transfer of their employment by operation of Law to an Employing Entity, as applicable, or (B) some or all of the Continuing Employees will continue in employment with an Employing Entity or any of its Affiliates for any period of time following the Closing. Seller shall not knowingly discourage any Business Employee from accepting an offer of employment from an Employing Entity, or otherwise transferring to or continuing employment with an Employing Entity or its Affiliates (including, as of the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), Buyer and its Subsidiaries). Seller will, and will cause its Subsidiaries to, not knowingly make any commitment to any Business Employee about continuing the employment of such

Person with Seller or its Affiliates following the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), or such later date as is specified in the Transition Services Agreement or knowingly discourage such Person from accepting such offers with an Employing Entity or otherwise transferring or continuing employment with Buyer and its Affiliates; provided, that, nothing herein shall be interpreted as requiring Seller or any of its Subsidiaries to provide any Business Employee with any additional compensation or benefits to incent such Person to accept such offer of employment by an Employing Entity and its Subsidiaries.

(b)    Subject to applicable Law, Buyer and Seller will reasonably cooperate with each other in connection with the presentation by Buyer of employment offers to the Offer Recipient Employees, which terms and conditions will be consistent with the provisions of this Section 6.6. Buyer will, or will cause an Employing Entity to, provide to each Offer Recipient Employee a written offer of employment upon the employment terms and conditions described herein, with such offer to be effective on the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), or such later date as is specified in the Transition Services Agreement. Buyer agrees to cause each Employing Entity to provide each Continuing Employee with employment terms during the 12-month period that begins as of the Closing or such later date as is specified in the Transition Services Agreement (or (x) such shorter period as such Continuing Employee remains an employee of such Employing Entity following the Closing, or (y) such longer period as required by any applicable local Laws or Transfer Regulations) (the “Continuation Period”), such that the Continuing Employee (A) will be employed at the same location at which such Continuing Employee was employed immediately prior to the Closing Date or with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing (or such other location that would not give rise to any severance or termination benefits), (B) will be paid the same, or a superior, base rate of pay or hourly wage rate as was paid to such Continuing Employee by the Seller or its Affiliates immediately prior to the Closing Date or with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing, (C) will have target annual incentive compensation opportunities to the same, or superior, extent as was provided to such Continuing Employee by the Seller or its Affiliates immediately prior to the Closing Date or with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing, (D) will be entitled to the same, or superior, severance benefits as such Continuing Employee would have been entitled to had his or her employment been terminated by Seller or one of its Subsidiaries immediately prior to the Closing Date or with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing as may be required under applicable Law and (E) will receive other compensation benefits and employment benefits that, in the aggregate, provide substantially similar or comparable terms, scope, coverage, quality and value as was provided to such Continuing Employees immediately prior to the Closing Date or with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing, or as required by any Contract in effect on the Agreement Date or any applicable local Laws or Transfer Regulations (including, in each such case, the same or more favorable terms to the employee as are required by local Laws including any applicable Transfer Regulations, in which case the terms of such offer of employment or continued employment shall comply with such local Laws), but, specifically excluding (1) deferred compensation arrangements, liquidity, sale bonus, transaction, retention, change of control bonus plans or similar arrangements and (2) equity, restricted stock units, performance stock units, stock options or any other equity-based compensation or awards. Except for the termination of employment or a change in status otherwise agreed to by an employee that will not result in Liability to Seller or its Affiliates (e.g., changes from full-time status to part-time status, changes from expatriate status, etc.), Buyer agrees not to modify the terms of employment described in the preceding sentences or terminate any benefits offered to any Continuing Employee as provided in the preceding sentences in a manner inconsistent with the preceding sentences, except as may be required by applicable Law, during the Continuation Period without the prior written consent of such Continuing Employee. Between the Agreement Date and the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), or such later date as is specified in the Transition Services Agreement, any communications between Buyer and its Affiliates and any Business Employees regarding the terms of employment, employee benefits or otherwise regarding employment with Buyer and its Affiliates following the Closing will be conducted at the times and through the processes mutually agreed upon by Seller and Buyer and in accordance with applicable Law. Buyer shall, in all events, cause the applicable Employing Entity to provide or make available to each Continuing Employee located in the United States terms and conditions of employment, including compensation and employee benefits, sufficient to avoid Seller or any of its Affiliates incurring liability under the Worker Adjustment and Retraining Notification Act of 1988 or any comparable law or regulation in any jurisdiction (collectively, the “WARN Act”) at any time at or after the Closing.

(c)    Neither Buyer nor any of its Affiliates shall have any obligation or Liability with respect to any equity compensation grants or equity awards issued by Seller or any of its Affiliates to any Continuing Employee, Business Employee or other employee of Seller or its Affiliates.

(d)    Reserved.

(e)    At the Closing or applicable Delayed Transfer Closing, Seller will pay to each Continuing Employee an amount equal to such Continuing Employee’s accrued and unpaid vacation time, personal hours, paid time-off or days earned, sick leave and any other leave, in each case, to the extent required by Law (“Employee Accrued PTO Payment”). Seller shall pay and be responsible for the employer portion of any employment Taxes, social or national insurance contributions or similar obligations arising out of or related to the foregoing Employee Accrued PTO Payment. Not later than ten (10) days following the Closing or the applicable Delayed Transfer Closing, Seller (a) will provide to Buyer as of the Closing Date a schedule indicating for each Continuing Employee the type and number of days of accrued and unpaid hours of vacation time, paid time-off and sick leave as of the Closing (“Accrued PTO”) and (b) shall pay, or shall cause to be paid, to Buyer the amount of all such Accrued PTO (less the amount of the Employee Accrued PTO Payment paid directly to the Continuing Employees), together with the employer portion of any employment Taxes, social or national insurance contributions or similar obligations arising out of or related thereto as if paid on such date to the applicable Continuing Employee. Buyer shall pay, or shall cause to be paid, to Seller the amount of any Accrued PTO (and the employer portion of any employment Taxes, social or national insurance contributions or similar obligations arising out of or related thereto) paid to Buyer pursuant to this Section 6.6(e) with respect to a Continuing Employee that is not used by such Continuing Employee or is not otherwise paid by Buyer or an Other Buyer to such Continuing Employee, subject to the next succeeding sentence. Buyer shall aggregate any amounts due Seller pursuant to the previous sentence, if any, (i) with respect to Continuing Employees whose employment with Buyer and its Affiliates has terminated on or prior to May 31, 2018 and shall pay such amounts to Seller on or before June 30, 2018 and (ii) with respect to Continuing Employees whose employment with Buyer and its Affiliates continues through May 31, 2018 and shall pay such amounts to Seller on or before December 27, 2018, at which time this payment obligation shall expire and be of no further force and effect. Other than the payment of the Accrued PTO, Seller and its Affiliates shall have no Liability to Buyer or its Affiliates with respect to any paid time-off, leave or days not worked with respect to any Continuing Employee.

(f)    Notwithstanding anything to the contrary herein, the employment of Automatic Transferred Employees and Purchased Entity Employees shall not be terminated upon Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), but rather the rights, powers, duties, liabilities and obligations of Seller or any of its Subsidiaries to such employees in respect of the terms of employment in force immediately before Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing) shall be transferred to or remain with, as applicable, Buyer or one of the Employing Entities as-is, in accordance with applicable employment Laws and Transfer Regulations, and these terms of employment shall remain applicable during and after the Continuation Period. Notwithstanding anything to the contrary herein, to the extent that (i) the applicable Laws of any jurisdiction including any applicable Transfer Regulations, (ii) any collective bargaining agreement or other agreement with a works council or economic committee, or (iii) any employment agreement, would require Buyer or its Employing Entities to provide any more favorable terms of employment to any Foreign Continuing Employee than those otherwise provided for by this Section 6.6 (or modify the period of time for which such standards are met), in connection with the Purchase Transaction or other transactions contemplated by the Transaction Documents, then Buyer will, or will cause one of Buyer’s Subsidiaries to provide such Foreign Continuing Employee with such more favorable terms, and otherwise provide terms of employment in accordance with this Section 6.6.

(g)    Reserved.

(h)    Nothing in this Agreement shall require Buyer or an Employing Entity to employ any Continuing Employee for any specific amount of time following the Closing, and, unless applicable Law or a written agreement requires otherwise, all Continuing Employees shall be employed by Buyer or an Employing Entity on an at-will basis.

(i)    In addition, Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the consummation of the transactions contemplated by this Agreement; and that the Business Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), or such later date as is specified in the Transition Services Agreement, for all purposes including but not limited to years of services for statutory and non-statutory severance and other termination indemnities under applicable Laws and Buyer and Seller shall, and shall cause the Employing Entity (while under their respective control) to, comply with any requirements under applicable Law to ensure the same; provided, that, the foregoing shall in no event be deemed to expand the obligations of either Party with respect to the provision of (or the terms of) compensation, bonus amounts or benefits to any Business Employee. Buyer shall assume, be responsible for, pay and discharge, shall reimburse the Seller for, and shall indemnify and hold harmless Seller and its respective Subsidiaries from and against, all severance and other termination benefits or other Termination Amounts in respect of Business Employees in accordance with the Seller Severance Policies or applicable Law with respect to, and any and all other Liabilities of the Seller or any of its Subsidiaries arising out of, Buyer’s failure to comply with Section 6.6(a) (including its failure to send applicable Business Employees a Compliant Offer), Section 6.6(b), Section 6.6(c), Section 6.6(d), Section 6.6(e) and Section 6.6(f) hereof (any such termination benefits or other Termination Amounts, “Post-Transaction Severance Benefits”). Except as expressly set forth in the preceding sentence, Seller shall be responsible for, pay and discharge, reimburse Buyer and shall indemnify and hold harmless Buyer and its Affiliates from and against all, severance and other termination benefits or Termination Amounts of Business Employees triggered by actions or omissions occurring on or prior to the Closing, including any Deal Related Severance.

(j)    Excluding the Accrued PTO paid to Buyer pursuant to Section 6.6(e), the Transferred Pension Liabilities, termination indemnities and seniority premium arrangements in respect of Continuing Employees, any Post-Transaction Severance Benefits, all Liabilities under Assumed Benefit Plans, and all Liabilities expressly assumed by Buyer under this Section 6.6 (all of the foregoing of which shall be included as Assumed Liabilities), Seller shall be responsible for and shall pay, perform and discharge, or cause to be paid, performed and discharged, all Liabilities respecting all current or former employees of Seller or its Subsidiaries, including all Liabilities (including Liabilities with respect to accrued salary, accrued bonus, accrued sales commission amounts, (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof)) respecting Continuing Employees for the period of their employment with Seller or its Subsidiaries until and through the Closing (and all Liabilities respecting any other Person who was at any time an employee of Seller or any of its Subsidiaries), all Liabilities under any Seller Benefit Plans incurred or claimed in respect of any Business Employee or any other Person or their covered dependents for benefits or claims arising with respect to the period on or prior to the Closing, any Change of Control Bonuses (other than those which are triggered by a termination of employment by Buyer following the Closing), any Liabilities arising out of any claims made by any current or former Business Employee or any other Person of Seller or its Subsidiaries related to such Business Employee’s or other Person’s period of employment or service with Seller or one of its Subsidiaries on or prior to the Closing, all Liabilities respecting any former Business employees or current or former employees of Seller or any of its Subsidiaries whose employment with Seller and its Subsidiaries has ceased prior to the Closing and all other Liabilities related to each current or former employee of Seller and its Subsidiaries (the “Excluded Employee Liabilities”). Notwithstanding the foregoing or anything to the contrary in this Agreement, the provisions of Section 6.6 shall not alter or amend the obligations or any liabilities on the part of Buyer or Seller under the Transition Services Agreement.

(k)    Except to the extent provided in the Transition Services Agreement, effective no later than 11:59 p.m. Pacific Time on the Closing Date (or effective no later than Delayed Transfer Closing with respect to a Delayed Transfer Jurisdiction), except as required by applicable Law, each Continuing Employee shall cease to participate in, or accrue further benefits under, any Seller Benefit Plan (other than as a former employee of Seller and its Subsidiaries to the extent, if any, permitted by the terms of such Seller Benefit Plan) that is not an Assumed Benefit Plan.

(l)    Without limiting the provisions of Appendix F, Seller shall retain responsibility for and shall continue to pay all medical, dental and vision expenses and other benefit expenses, workers compensation benefits and life insurance, disability and other welfare plan expenses for each Business Employee (and covered dependents) with respect to claims incurred by such Business Employee or his or her covered dependents prior to the Closing Date (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing), other than any such expenses with respect to claims incurred under any Assumed Benefit Plan. Expenses and benefits with respect to claims incurred by Continuing Employees or their covered dependents on or after the Closing Date (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing) under any Assumed Benefit Plan shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred: in the case of medical, vision or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of short-term or long-term disability benefits, when the disability occurs; in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and otherwise, at the time the Business Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(m)    To the extent permitted or required by applicable Law, except to the extent it would result in the duplication of benefits, Buyer will (from and after the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), or such later date as is specified in the Transition Services Agreement, and during the Continuation Period) use commercially reasonable efforts to cause each benefit plan of Buyer and the other Employing Entities which is established or covers Continuing Employees that is a health or welfare benefit plan (“Buyer Benefit Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Seller Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Buyer Benefit Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date. In addition, to the extent that any Continuing Employee has begun a course of treatment with a physician or other service provider who is considered “in network” under a Seller Benefit Plan and such course of treatment is not completed prior to the Closing, Buyer, with respect to the Buyer Benefit Plans from and after Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), will use reasonable efforts to arrange for transition care, whereby such Continuing Employee may complete the applicable course of treatment with the pre-Closing physician or other service provider at “in network” rates.

(n)    From and after the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), Buyer and an Employing Entity (with respect to their benefit plans in which a Continuing Employee participates) will provide credit for such Continuing Employee’s length of service with Seller and its Subsidiaries (including any length of service with any entity acquired by Seller or any such Subsidiary) for purposes of eligibility, participation, vesting and benefit accrual under such plan, program, policy or arrangement, including severance policies, except that such prior service credit will not be required to the extent that it results in a duplication of benefits.

(o)    During the Continuation Period (but, not before the date specified in the Transition Services Agreement (such date, the “U.S. Health and Welfare Transition Date”)), Buyer or one of its Subsidiaries will cover each U.S. Continuing Employee who has elected to participate in a flexible spending account plan maintained by Seller or any of its Affiliates (“Seller’s FSA”) under a Buyer Benefit Plan that is a flexible spending account plan (“Buyer’s FSA”) at the same level of coverage elected under Seller’s FSA for the remainder of the plan year during which the U.S. Health and Welfare Transition Date occurs. Each U.S. Continuing Employee will be treated as if his or her participation in Buyer’s FSA had been continuous from the beginning of the plan year under Seller’s FSA in which the U.S. Health and Welfare Transition Date occurs and each existing salary reduction election electronically funded to the Seller’s FSA will be transferred and taken into account for the remainder of the plan year under Buyer’s FSA in which the U.S. Health and Welfare Transition Date occurs, as if made under Buyer’s FSA. Buyer’s FSA will provide reimbursement for medical care expenses and dependent care expenses incurred by U.S. Continuing Employees at any time during the plan year under Seller’s FSA in which the U.S. Health and Welfare Transition Date occurs (including claims incurred before the Closing), up to the amount of such U.S. Continuing Employees’ elections and reduced by amounts previously reimbursed by Seller’s FSA. Within 20 Business Days following the U.S. Health and Welfare Transition Date, Seller will (i) provide to Buyer an accounting of the amounts elected, deducted and paid in respect of claims under Seller’s FSA in respect of the U.S. Continuing Employees during the plan year in which the Closing occurs and before the U.S. Health and Welfare Transition Date, and (ii) pay to Buyer the net amount, if any, of the excess of the aggregate amount deducted over the aggregate amount paid in respect of claims under Seller’s FSA in respect of each U.S. Continuing Employee during the plan year in which the U.S. Health and Welfare Transition Date occurs.

(p)    Except pursuant to (and for the periods covered by) the Transition Services Agreement with respect to Continuing Employees, effective as of the Closing (or the U.S. Health and Welfare Transition Date), the applicable Employing Entity will assume and be responsible for (i) all Liabilities with respect to U.S. Continuing Employees and their eligible dependents, in respect of health insurance under COBRA, the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws, and (ii) to the extent applicable, all workers’ compensation benefits payable to or on behalf of the U.S. Continuing Employees incurred with respect to events occurring on or after Closing. Subject to Section 6.6(i), Seller shall be solely responsible for any continuation coverage required by COBRA for those terminated Business Employee who are not Continuing Employees, and their qualified beneficiaries.

(q)    Buyer shall cause the appropriate Employing Entity to establish a 401(k) plan and a related trust (the “Buyer’s 401(k) Plan”) which shall be intended to meet the tax qualification requirements of Section 401(a) of the Code, the tax exemption requirements of Section 501(a) of the Code, and the requirements described in Sections 401(k) and 401(m) of the Code in respect of a plan intended to meet such requirements. Buyer shall permit each U.S. Continuing Employee who meets the eligibility criteria of the Buyer’s 401(k) Plan to participate in such plan. Each Continuing Employee who is a participant in the MACOM Technology Solutions Holdings, Inc. 401(k) Plan (the “Seller 401(k) Plan”) shall cease to be an active participant or actively accrue benefits in such plan effective as of Closing Date. From and after the establishment of Buyer’s 401(k) Plan, Buyer shall cause the appropriate Employing Entity to take any and all reasonably necessary actions to cause the trustee of Buyer’s 401(k) Plan to accept a direct “rollover” of all or a portion of each Continuing Employee’s distribution from the Seller 401(k) Plan (excluding securities, but including plan loans).

(r)    Following the Agreement Date, each of Seller and Buyer (and their respective Subsidiaries) will use commercially reasonable efforts in all matters necessary to effect the transactions contemplated by this Section 6.6 and the requirements of any applicable Law or Transfer Regulations and will provide, and will cause each of their respective representatives, including legal, human resources and regulatory compliance personnel, to provide, all cooperation reasonably requested by the other Party in that regard, including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Foreign Continuing Employees are provided with the information required in order for proper consultation, notification and other required processes under applicable Law to take place and conducting such consultations, notifications and other required processes, as necessary, and (ii) exchanging information and data, including reports prepared in connection with bonus plan participation and related data of Continuing Employees, relating to workers’ compensation, employee benefits and employee benefit plan coverages, including information and data that are necessary to support or perform any compensation consultant process or that is otherwise reasonably requested in connection with any compensation consultant process (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments of employees of Seller and its Affiliates), making any and all required filings and notices, making any and all required communications with Business Employees and obtaining any Governmental Approvals required with respect to the actions contemplated by this Section 6.6; provided, that, in no event will Seller, and Seller will cause its Affiliates not to, make any agreement that would increase Buyer’s or any of its Affiliates’ Liabilities or obligations without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Such cooperation will include the provision of any information and consultation required by applicable Law or Transfer Regulations (which shall include, in the case of Buyer, information required by any applicable Transfer Regulations regarding any measures Buyer envisages it will take with respect to any Automatic Transferred Employees after Closing) or the terms of any Contract, or with any works council, economic committee, union or similar body. Each of Seller and Buyer will make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.

(s)    The Parties recognize that certain of the Business Employees are in nonimmigrant visa status in the United States or have applications for lawful permanent residence pending with the relevant Governmental Authorities in the United States (the “Affected Foreign Employees”). The Parties further recognize that new or amended petitions with respect to such Affected Foreign Employees may be required in certain of these cases, and that Buyer (or its Affiliates, as the case may be) is deemed the “successor-in-interest” to Seller or any of its Affiliates, as applicable (as such term is used in pronouncements and interpretations by the United States Department of Homeland Security (“DHS”)) and/or the United States Department of Labor with respect to such Affected Foreign

Employees. Accordingly, Buyer hereby expressly agrees to assume, and Seller hereby assigns, all of the immigration-related Assets and Liabilities related to validly filed petitions of the Affected Foreign Employees (including, without limitation, any assets and obligations, Liabilities and undertakings arising from or under attestations made in each certified and still effective Labor Condition Application, Labor Certification Application/PERM, and/or Permanent Resident Alien petition validly filed by Seller with respect to any such Affected Foreign Employees). The Parties each agree to take such actions as may reasonably be requested at and following the Closing to document to the DHS or such other governmental agency, as the case may be, as may be necessary to effectuate and confirm the “successor-in-interest” relationship, or pursue portability filings, with respect to any Affected Foreign Employees and to take such other actions as may reasonably be requested by the other to effect the transfer of these Business Employees’ work authorizations and permanent residence filings to Buyer or the applicable Other Buyer with the applicable work permits. Further, to the extent permitted by applicable Law or collective bargaining (or similar) agreement, in the event an applicable work permit for a Business Employee is not in place with Buyer or its Subsidiary as of the Closing, the Parties shall reasonably cooperate to provide for the services of such employee to be made available exclusively to Buyer or a subsidiary of Buyer through an employee secondment, services or similar arrangement under which Buyer shall be responsible for the economic costs of such individual’s compensation and benefits (including reimbursement for any expenses incurred by such employee, all applicable fees and Taxes with respect thereto), together with all Liabilities with respect to such employees, for such service period on commercially reasonable terms until the earlier of (i) the date the applicable work permit can be obtained and (ii) the date that is sixty (60) days following the Closing Date; provided, however, that Buyer shall continue to use its commercially reasonable efforts to obtain the applicable work permit.

(t)    Seller and its Subsidiaries shall be permitted to take any action they are legally required to take in order to comply with local employment Laws.

(u)    Provided that Buyer or its Affiliates provide the payroll service provider in respect of Business Employees in the United States such information and work requirements as it shall require to treat Buyer and its Affiliates as a successor employer of Seller and its Affiliates for purposes of Section 3121 of the Code in respect of the transactions contemplated by this Agreement (which information and work requirements the Parties shall reasonably cooperate to prepare, compile and develop), Seller shall, if requested by Buyer, instruct such payroll service provider(s) (and take such other reasonable actions as required) to effect such successor employer treatment for purposes of Section 3121 of the Code. Seller shall use commercially reasonable efforts to provide to Buyer, prior to, at or reasonably promptly after the Closing, for each Continuing Employee, such Continuing Employee’s Form I-9s and Forms W-4 and W-5 (as applicable). Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to take reasonably necessary or appropriate actions, which are reasonably requested by Buyer to assist in transferring to Buyer, or obtaining for Buyer, any work permit or similar approval required for any Business Employee.

(v)    The Parties agree and acknowledge that the Purchased Assets include, to the extent permitted by Law and the terms of the applicable agreement, and Seller shall assign to Buyer, in each case, Seller’s and its Affiliates’ rights to enforce all employee non-competition, non-solicitation, confidentiality, assignment of inventions and similar restrictive covenant agreements with any Business Employee, and such rights (but not obligations) under such agreements with any former Business Employee or employee who performed services for the Seller or its Subsidiaries, in each case, to the extent such rights relate to the Business; provided, that notwithstanding the foregoing, Seller and its Affiliates shall retain their respective rights to enforce all employee non-competition, non-solicitation, confidentiality, assignment of inventions and similar restrictive covenant agreements with all Business Employees and no such Contracts shall be Transferred to Buyer hereunder.

(w)    The provisions of this Section 6.6 are for the sole benefit of the Parties and except as required by Law, nothing herein, expressed or implied, is intended or shall be construed to (a) constitute an employment agreement or an amendment to any of the compensation and benefits plans maintained for or provided to Business Employees prior to or following the Closing, (b) confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 6.6 under or by reason of any provision of this Agreement or (c) prohibit Buyer (or any of its Subsidiaries) from terminating the employment of any Continuing Employee following the Closing Date; provided, however, that neither Buyer (or any of its Affiliates, including any Employing Entity) will, at any time on or within 90 days after the Closing Date, cause (a) a “plant closing” (as defined in the WARN Act) or (b) a “mass layoff” (as defined in the WARN Act) or any similar event under any comparable law or regulation that would obligate (or have obligated) Seller or any of its Affiliates to provide notice to any employees or cause Seller or any of its Affiliates to incur liability under the WARN Act or any comparable law or regulation. Without limiting the foregoing, in no event shall any Business Employee be deemed to be a third party beneficiary, or otherwise entitled to enforce, any provision of this Agreement (other than, to the extent expressly set forth therein, Section 6.9).

Section 6.7    Insurance Matters. With respect to (a) events relating to the Assumed Liabilities, (b) losses or damages (including losses and damages related to the Purchased Assets, the Purchased Entities or their assets) which occurred or existed prior to the Closing Date and which are covered by Seller’s or its Affiliates’ occurrence-based third-party insurance policies, (i) Buyer may promptly notify Seller of any matter that is reasonably expected to give rise to a claim under any such policy (provided, that, the failure to promptly notify Seller shall not relieve Seller from its obligations under clause (ii), except to the extent that Seller’s ability to pursue such claim or recover under such policies is actually and materially prejudiced thereby), and (ii) to the extent such claims are permitted by such policies, Seller shall and shall cause its Affiliates to make claims, under such policies to the extent such coverage and limits are available under such policies and any insurance proceeds received with respect thereto shall be promptly delivered to Buyer (calculated net of reasonable expenses incurred in procuring such recovery and any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of Seller or its Affiliates as a result of such claims, and taking into account the available coverage under each relevant insurance policy, it being understood that such coverage shall first be available to satisfy other claims of Seller or its Affiliates pending under such policy at the time the claim for the benefit of Buyer is made). Seller agrees to use its commercially reasonable efforts to pursue all such claims; provided, however, that Buyer shall exclusively bear (and Seller shall have no obligation to repay or reimburse Buyer for) the amount of any deductibles associated with claims made under such policies and programs. Buyer and Seller shall cooperate in connection with making such claim and each Party shall provide the other with all reasonably requested information necessary to make such claim. To the extent Seller or its Affiliates receives any property or casualty insurance proceeds after the date hereof in connection with the damage or complete destruction of any Purchased Assets or assets that would have been included in the Purchased Assets but for such damage or complete destruction and were not replaced by Seller or its Affiliates with comparable assets included in the Purchased Assets, Seller shall at or promptly following the Closing (or, if later, promptly following the date received) pay over to Buyer such proceeds, in each case calculated net of reasonable expenses incurred in procuring such recovery and any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of Seller or its Affiliates as a result of such claims.

Section 6.8    Tax Matters.

(a)    Tax Indemnification.

(i)     Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred, sustained, suffered or paid by such Buyer Indemnified Party arising out of or as a result of: (A)(1) Taxes of the Purchased Entities for all Pre-Closing Tax Periods, (2) Taxes imposed on the Purchased Assets for any Pre-Closing Tax Period, (3) Taxes imposed on the Business for any Pre-Closing Tax Period and (4) Taxes arising out of any termination of intercompany accounts in Section 6.16 or the release set forth in Section 6.16(d), (B)(i) Taxes imposed on Seller or its Affiliates as a result of the Restructuring and the Delayed Restructuring or as a result of the transactions contemplated by the Step Plan Schedule, and (ii) Taxes described in clause (B)(i) for which a Purchased Entity becomes liable (other than VAT or any Transfer Taxes), (C) Transfer Taxes or VAT that the Seller is responsible for under this Section 6.8, (D) Taxes arising out of (i) any breach of any covenant made by Seller in this Section 6.8, (ii) any breach of any representation or warranty made by Seller in Section 4.8, or (iii) Seller’s or the Other Sellers’ failure to take any action required pursuant to the Step Plan Schedule, or (E) the requirement to make a deduction or withholding from any part of the Purchase Price payable for the Purchased Assets or the Purchased Shares under this Agreement or any other Transaction Document for or on account of any Tax incurred, suffered or sustained by Seller or any of its Affiliates, and (F) Taxes arising under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign Law by virtue of any Purchased Entity having been a member of a consolidated, combined, affiliated, unitary or other similar Tax group prior to the Closing, in each case of clauses (A) through (F), other than Taxes as a result of any action by Buyer or any of its Affiliates after the Closing Date or any action taken outside the ordinary course of business by Buyer or any of its Affiliates after the Closing but on the Closing Date (other than (a) any action or transaction contemplated by this Agreement including actions taken pursuant to Section 6.16, (b) actions taken at the direction of Seller, (c) actions required by applicable Law (without a reasonable alternative) or (d) Seller’s or its Affiliates’ failure to comply with any covenant or agreement in this Agreement or Seller’s or its Affiliates’ failure to take any action required pursuant to the Step Plan Schedule) (collectively, the “Excluded Tax Liabilities”). Notwithstanding that a claim for Taxes or Losses may fall into multiple categories of this Section 6.8(a)(i), a Buyer Indemnified Party may not recover for the same specific amount of Taxes or Losses more than one time. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 9.2 shall not apply to this Section 6.8(a)(i) (other than as expressly provided in Section 9.2(c) or with respect to Section 9.2(g) or Section 9.2(h)). For the avoidance of doubt, and notwithstanding anything to the contrary herein, (i) the disclosure of the Tax matters set forth on Schedule 4.8 of the Disclosure Letter shall not alter Seller’s indemnification obligations to Buyer for Taxes in this Section 6.8 or in Article 9 (other than with respect to a breach of a representation set forth in Section 4.8), (ii) Section 9.3(d) shall apply to this Section 6.8(a)(i) but only with respect to Losses (including any Excluded Tax Liabilities) in excess of $2,000,000 in the aggregate (it being acknowledged that all such Losses up to $2,000,000 will be satisfied in cash or immediately available funds); (iii) Seller shall not indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses incurred in a Post-Closing Tax Period; provided that the foregoing shall not apply to any Loss pursuant to clauses (A) through (F) hereof (other than under clause (D)(ii), except with respect to any breach of any representation or warranty made in Sections 4.8(c), (i), (l), (p), (r) and (v)), and (iv) the provisions of clauses (B) through (F) hereof shall continue to apply with respect to Delayed Transfer Closings and the immediately preceding clause (iii) shall not limit any recovery in respect thereof.

(ii)    Except to the extent subject to indemnification pursuant to Section 6.8(a)(i) or Article 9, Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses incurred, sustained, suffered or paid by such Seller Indemnified Party arising out of or as a result of: (A) Taxes arising out of any action taken outside the ordinary course of business by Buyer or any of its Affiliates after the Closing but on the Closing Date, except to the extent such action was expressly contemplated by this Agreement (including actions taken at the direction of Seller) or required by applicable Law (without a reasonable alternative), (B) Taxes in respect of Restricted Assets, Restricted Split Interests and Split Interests as described in Section 2.6, (C) any Transfer Taxes or VAT that Buyer is responsible for under this Section 6.8 and (D) Buyer’s or the Other Buyers’ failure to comply with any covenant or agreement in this Agreement or Buyer’s or the Other Buyers’ failure to take any action required pursuant to the Step Plan Schedule. Notwithstanding that a claim for Taxes or Losses may fall into multiple categories of this Section 6.8(a)(ii), a Seller Indemnified Party may not recover for the same specific amount of Taxes or Losses more than one time. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 9.2 shall not apply to this Section 6.8(a)(ii) (other than as expressly provided in Section 9.2(c) or with respect to Section 9.2(g) or Section 9.2(h)).

(iii)    To the extent reasonably practicable (or as otherwise reasonably agreed), Seller and Buyer shall or shall cause the tax year of each Purchased Entity (including by making elections with any relevant Taxing Authority) that begins before but has not closed prior to the Closing Date to close at the end of the day on the Closing Date to the extent permitted by applicable Law. In the case of any Taxes where an applicable Straddle Period is not or cannot be closed pursuant to this Section 6.8(a)(iii), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date (including for purposes of determining the amount of Taxes attributable to a Pre-Closing Tax Period with respect to such Straddle Period) shall be deemed to be (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up through and ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in clause (i) (such as franchise Taxes or Taxes that are based on or related to income, receipts, payroll or specific transactions), the amount of any such Taxes shall be determined based upon an interim closing of the books as if such taxable period ended as of the close of business on the Closing Date which shall be deemed to be 11:59 pm on the Closing Date and shall include all Taxes applicable to transactions that have been consummated during the period prior to such time. With respect to any Purchased Entity that is a flow through entity for Tax purposes or a “controlled foreign corporation” (as defined under the Code), Pre-Closing Taxes shall include any Taxes on the allocable income of such entity determined as if the taxable year of such flow through entity or controlled foreign corporation closed at the end of the Closing Date, based on an interim closing of the books method. For the avoidance of doubt, the foregoing shall be subject to the indemnification obligations set forth in Sections 6.8(a)(i) and (ii) above.

(b)    VAT and Transfer Taxes.

(i)     The liability for all VAT and Transfer Taxes payable in connection with the consummation of the Purchase Transaction and the transfer of the Purchased Shares and the Purchased Assets pursuant to this Agreement and the other Transaction Documents shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller, except that any VAT and Transfer Tax as payable in connection with the transactions contemplated by the Step Plan Schedule (other than the Restructuring and the Delayed Restructuring) shall be borne one hundred percent (100%)

by Seller up to $1,000,000, and thereafter shall be borne fifty percent (50%) by each Seller and Buyer; provided that, for the avoidance of doubt, any VAT or Transfer Taxes that are actually recovered by Buyer, Seller or any of their Affiliates are subject to Section 6.8(b)(ii) of this Agreement and Buyer and Seller shall, and shall cause their respective Affiliates to, use reasonable efforts to obtain any recovery, credit or refund with respect to any such Taxes and to cooperate in providing any information or documentation that may be reasonably necessary to obtain such recovery, credit or refund by the other Party or its Affiliates. For the avoidance of doubt, such reasonable efforts shall not include any change to the operations of either Party (or any of its Affiliates) or require either Party (or any of its Affiliates) to implement any further Tax planning techniques to obtain any such recovery, credit or refund.

(ii)    The Parties shall cooperate to minimize the amount of VAT and Transfer Taxes payable as a result of the transactions contemplated by this Agreement, the Restructuring, and the Delayed Restructuring, including by claiming any available exemption or relief or any available refund, credit or other recovery and by promptly executing and filing any invoices, forms or certificates reasonably required. The parties shall provide each other with any information reasonably requested in order to comply with applicable VAT and Transfer Tax Laws, where such information is connected with the VAT or Transfer Taxes treatment or position in connection with the transactions contemplated by this Agreement. The amount of any refund, credit or other recovery received or utilized by a Party (or any of its Affiliates) of any VAT or Transfer Taxes borne by the other Party (or any of its Affiliates) pursuant to this Section 6.8(b) shall be paid by that Party to the other Party.

(iii)     Each of Seller and Buyer shall prepare and timely file all necessary Tax Returns and other documentation required to be filed by such party with respect to all VAT and Transfer Taxes arising in connection with the consummation of the Purchase Transaction, the Restructuring, and the Delayed Restructuring, consistently with the amount of such VAT and Transfer Taxes as determined pursuant to this Section 6.8(b), and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(iv)     As between Buyer and Seller, the determination of the amount of any Transfer Taxes or VAT (including whether any exemption from (or reduction in or credit for) Transfer Taxes or VAT is available) required to be paid with respect to the consummation of the transactions contemplated by this Agreement shall be made jointly by Buyer and Seller in good faith in its reasonable discretion in consultation with Buyer and in accordance with the values set forth in the Step Plan Schedule and the Allocation.

(v)     Without limiting the indemnification rights and obligations of the parties with respect to Transfer Taxes and VAT, unless the Parties mutually agree otherwise, any Tax Returns that must be filed in connection with any Transfer Taxes or VAT shall be prepared and filed by the Party required by Law to file such Tax Returns (the “Transfer Tax Returns”), and such Party shall pay the Transfer Taxes or VAT shown on such Tax Return within the period specified by applicable Law. The filing Party shall provide the other Party with a draft copy of such Tax Return which it is required to file (and for which any Taxes thereon are the responsibility of the other Party) at least seven Business Days before such Tax Returns are due to be filed and shall be subject to the consent of the other Party, which consent shall not be unreasonably withheld. All such Tax Returns shall be consistent with the Step Plan Schedule and the Allocation. Buyer and Seller shall settle any of their obligations for any liability for Transfer Taxes or VAT paid by the other party for which they are liable within 10 Business Days of being invoiced by the other party for such amount.

(c)    Additional VAT Matters.

(i)     If the sale or transfer of any Purchased Asset to Buyer or applicable Other Buyer under this Agreement is subject to VAT, Seller or the relevant Other Asset Seller shall prepare and promptly file the appropriate VAT documentation in a timely manner with the applicable Taxing Authority. Seller shall deliver a copy of any draft VAT invoices and other required VAT documentation to Buyer for Buyer’s review and input of any necessary information about the applicable Buyer Affiliate and Buyer’s approval, which approval shall not be unreasonably withheld. The Parties shall include accurate and complete VAT invoices as required by applicable Law and in a timely manner. Buyer and Seller shall use reasonable efforts and cooperate in good faith to determine the appropriate rate of VAT and to exempt or relieve the transfer to Buyer or applicable Other Buyer of the Purchased Assets from any VAT to the extent permitted by applicable Law, including, for the avoidance of doubt, ensuring to the extent permitted that the transfer of Purchased Assets is treated as neither a supply of services nor a supply of goods for purposes of VAT.

(ii)     Should any Taxing Authority provide notification that VAT was applied in error and refunds such amount to Seller, then (A) Seller shall without unreasonable delay from the date it receives such refund provide Buyer with a valid credit note (to the extent of Buyer’s responsibility for such VAT hereunder); and (B) if the VAT applied in error was paid by Buyer to Seller, Seller shall without unreasonable delay from the date it receives such refund repay to Buyer any such VAT under the condition that Buyer cooperates in ensuring, where reasonably possible, that Seller will be able to correct this error with its competent tax office and obtain a VAT credit from the tax office for the VAT that was charged in error, provided, however, in each case, such credit or refund shall only be payable by a Party to the other Party to the extent such VAT was economically borne by such other Party pursuant to this Agreement.

(iii)     At the Closing where the Purchased Assets include an interest in real property and the transfer of such Purchased Assets is, or is treated as being, not liable to VAT, Buyer and Seller will cooperate to the extent permitted by Law to ensure that the transfer of such real property interest qualifies for such treatment.

(d)    Tax Returns.

(i)    Except as set forth in Section 6.8(b) or Section 6.8(d)(ii), Seller shall, and shall cause the Other Asset Sellers and/or the Purchased Entities to prepare or cause to be prepared and duly file or cause to be duly filed within applicable statutory limits all Tax Returns of or that include the Purchased Entities or the Purchased Assets (including amendments thereto) that are for Tax periods that end on or prior to the Closing Date (“Seller-Signed Tax Returns”); provided, that, with respect to Seller-Signed Tax Returns of Purchased Entities that are filed following the Closing Date, Seller (A) shall provide Buyer with a draft copy of each such Seller-Signed Tax Return at least 45 Business Days before the due date for the filing of such Tax Return (including extensions), (B) shall consider in good faith any comments provided by Buyer within 20 Business Days after receipt of the draft from Seller, and (C) shall provide Buyer with a finalized copy of such Tax Return at least 10 Business Days before such due date. Seller shall not file such Tax Return until the earlier of (x) the receipt of written notice from Buyer indicating Buyer’s consent thereto, or (y) one day prior to the due date. All Seller-Signed Tax Returns of any Purchased Entity shall (to the extent related to the Purchased Shares, Purchased Assets, Assumed Liabilities or the Business) be prepared using accounting methods and other practices that are consistent with those used in the Tax Returns filed prior to the Closing (except as otherwise required by applicable Law or to correct any clear errors).

(ii)    Each Straddle Period Tax Return shall be prepared and filed, or caused to be prepared and filed, with the appropriate Taxing Authority (A) by Buyer, if it or any of its Affiliates (including the Purchased Entities) are permitted to file such Tax Return under applicable Law or (B) by Seller, if Buyer and its Affiliates (including the Purchased Entities) are not permitted to file such Tax Return under applicable Law, in each case, in a timely manner using accounting methods and other practices that are consistent with past practice of the Business (except as otherwise required by applicable Law or to correct any clear errors); provided that such filing party (x) shall provide the other Party with a draft copy of such Tax Return at least 20 Business Days before the due date for the filing of such Tax Return (including extensions), (y) shall consider in good faith any comments provided by such other Party and (z) shall provide the other party with a finalized copy of such Tax Return at least 10 Business Days before such due date. The Party preparing the Straddle Period Tax Return shall not file such Tax Return until the earlier of (1) the receipt of written notice from the other Party indicating other Party’s consent thereto, or (2) one Business Day prior to the due date. As used herein, “Straddle Period Tax Returns” shall mean all Tax Returns for Straddle Periods that are of the Purchased Entities or relate to the Purchased Assets, the Assumed Liabilities or the Business, in each case other than Transfer Tax Returns.

(iii)    With respect to each Tax Return described in this Section 6.8(d), the party required to file such Tax Return (or cause such Tax Return to be filed) pursuant to this Section 6.8(d) (the “Tax Return Filer”) shall timely pay to the relevant Taxing Authority the amount, if any, shown as due on such Tax Return; provided that if the Tax Return Filer is not permitted to make such payment under applicable Law, then the Parties shall cooperate in good faith to arrange for such amount to be paid to the relevant Taxing Authority in a manner permitted by applicable Law; provided, further, that the obligation to make payments pursuant to this Section 6.8(d)(iii) shall not affect such Tax Return Filer’s right, if any, to receive payments under Section 6.8(d)(iv) or otherwise be indemnified under this Agreement with respect to any Taxes.

(iv)    On or before the due date of any Tax Return described in this Section 6.8 (including extensions), the relevant Tax Return Filer shall notify the other Party of any amounts shown as due on such Tax Return (and to be paid by such Tax Return Filer and its Affiliates), or any portions of any such amounts, for which the other Party must indemnify the Tax Return Filer under this Agreement, and such other Party shall pay such amounts (or portions thereof) to the Tax Return Filer no later than such due date or, if later, 10 Business Days after the date on which notice of such amounts (or portions thereof) is provided by the Tax Return Filer pursuant to this Section 6.8(d)(iv). Notwithstanding anything to the contrary herein, failure of the Tax Return Filer to notify the other Party as described in the preceding sentence or provide any Tax Return prior to its filing shall not modify or affect such Tax Return Filer’s rights hereunder (including the right to indemnification for any Taxes reflected on such Tax Return) or the indemnity obligations of the other Party except to the extent failure to do so would actually and materially prejudice the other Party.

(e)    Settlement Payments.

(i)    Any Party that receives or becomes entitled to (or whose Affiliate receives or becomes entitled to) any Tax refund (or credit for overpayment) with respect to Taxes for which the other Party would be liable under this Section 6.8 (a “Refund Recipient”) shall pay to the other Party the entire amount of such refund or credit to the extent attributable to payments made by such other Party (including any interest thereon from the Taxing Authority, but (1) net of (x) any Taxes imposed by, a Taxing Authority with respect to such refund or credit (or other additional Tax payable as a result thereof), (y) out-of-pocket costs to obtain any such refund or credit and (z) any cost incurred in preparing any claim for such refund or credit) and (2) only to the extent received or actually used to reduce Taxes of the Refund Recipient for a Post-Closing Tax Period, in each case, within two years of the Closing Date, (A) in the case of a refund actually received, no more than 20 Business Days after receiving such refund and (B) in the case of the application of such refund as a credit against future Taxes, no more than 20 Business Days after the filing of the Tax Return electing such credit; provided that if such Refund Recipient is required to repay to the relevant Taxing Authority such refund or credit, the other Party shall, upon the request of such Refund Recipient, repay the amount previously paid to such other Party pursuant to this Section 6.8(e) in respect of such refund or credit (plus any penalties, interest or other charges imposed by the relevant Taxing Authority).

(ii)    Except as otherwise required by applicable Law or in connection with the resolution of any Tax Claim in accordance with Section 6.8(f), Buyer shall not, and shall cause its Affiliates not to, take any of the following actions without the consent of Seller (not to be unreasonably withheld, conditioned or delayed) if such action would reasonably be expected to result in an increase in Taxes of Seller or any of its Affiliates (excluding any Purchased Entity with respect to Post-Closing Tax Periods) for any taxable period: (A) make or change any Tax election of the Purchased Entities or related to the Purchased Assets, the Assumed Liabilities or the Business for a Pre-Closing Tax Period (it being understood and agreed that Buyer shall not be permitted to make or file a tax election under Section 338 or 336 of the Code with respect to any Purchased Entity), (B) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Seller-Signed Tax Return or Buyer-Signed Tax Return that includes a Pre-Closing Tax Period or Straddle Period Tax Return, (C) carry back any Tax attribute, including any loss, credit, credit carry forward, prepaid Tax or refund, and any claim for or right to receive any of the foregoing (a “Tax Attribute”) of any of the Purchased Entities from a Tax period ending after the Closing Date to any Pre-Closing Tax Period or (D) settle, compromise or otherwise concede any Tax Claim relating to a Pre-Closing Tax Period of any Purchased Entities, in each case, on or after the Closing Date (each, a “Post-Closing Tax Action”). Seller’s or any of its Affiliate’s consent to a Post-Closing Tax Action shall relieve Buyer of any responsibility for any such increase in Taxes of Seller or any of its Affiliates resulting from such Post-Closing Tax Action. Buyer shall notify Seller of any proposal to take a Post-Closing Tax Action that would reasonably be expected to result in an increase to Taxes imposed on Seller or any of its Affiliates (excluding any Purchased Entity with respect to Post-Closing Tax Periods) for any period compared to the amount of Taxes that would have been imposed had Buyer not taken such Post-Closing Tax Action, and Seller shall, within 30 Business Days of receiving such notice, inform Buyer of Seller’s decision whether to consent to such Post-Closing Tax Action. After the Closing, Seller shall not, and shall not permit any of its Affiliates to, amend any Tax Returns, change any Tax elections or accounting methods with respect to any of the Purchased Entities, the Purchased Assets, the Assumed Liabilities or the Business to the extent such amendment or change would reasonably be expected to result in additional Taxes or other costs to Buyer or any of its Affiliates (including the Purchased Entities) for which it would not otherwise be indemnified under Section 6.8.

(f)    Cooperation and Assistance.

(i)    The Parties shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other Proceeding with respect to a Tax Claim for any Pre-Closing Tax Period or which otherwise relates to Taxes addressed in this Section 6.8. They each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section 6.8.

(ii)    Upon reasonable request, each Party shall deliver to the tax director of the other Party certified copies of all receipts for any foreign Tax with respect to which such other Party or any of its Affiliates would reasonably be expected to claim a foreign tax credit or comparable tax reduction together with such supporting documents required in connection with claiming or supporting a claim for such a foreign tax credit or comparable tax reduction.

(iii)    The Parties shall retain records, documents, accounting data and other information in whatever form that are reasonably necessary for the preparation and filing, or for any Tax audit, of any and all Tax Returns with respect to any Taxes that relate to Tax periods that begin on or prior to the Closing Date. Such retention shall be in accordance with the record retention policy of the respective Party, but in no event shall any Party destroy or otherwise dispose of such records, documents, accounting data and other information prior to the expiration of the applicable statute of limitations (including extensions) and without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party shall give any other Party reasonable access to all such records, documents, accounting data and other information as well as to its personnel and premises to the extent necessary for a reasonable review or a Tax audit of such Tax Returns and relevant to an obligation under this Section 6.8.

(iv)    Seller shall use its reasonable commercial efforts to provide Buyer with a clearance certificate or similar document(s) which may be required by any Taxing Authority to relieve Buyer of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement.

(v)    Notwithstanding anything to the contrary hereunder, Seller shall not be required to provide any consolidated or affiliated Tax Return to Purchaser or its Affiliates.

(vi)    To the extent Seller prepares any documentation that is relevant for purposes of Code §482 in connection with the transactions contemplated by this Agreement, Seller will provide such documentation to Buyer for review prior to such documentation being finalized.

(g)    Tax Controversies.

(i)    A Party shall promptly notify the other Party in writing (in no event later than 20 Business Days) (a “Notification”) upon receipt of written notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or any of its Affiliates) is liable under this Section 6.8 or may give rise to an indemnification payment under this Section 6.8. Failure to give such Notification shall not relieve the indemnifying party from Liability under this Section 6.8, except if and to the extent that the indemnifying party is actually and materially prejudiced thereby.

(ii)    In the case of an audit or administrative or judicial proceeding that relates solely to Tax periods ending on or before the Closing Date or to Transfer Taxes or VAT, provided that Seller acknowledges in writing the right of the Buyer Indemnified Parties to be held harmless against the full amount of any adjustment that may be made as a result of such audit or proceeding and provided further that such audit or proceeding does not seek criminal penalties against any of the Purchased Entities or material equitable or other non-monetary remedies against any of the Purchased Entities, Seller shall have the right at Seller’s expense to participate in and control the conduct of such audit or proceeding. Seller shall keep Buyer informed of the progress of any such audit or proceeding (including the prompt provision to

Buyer of all material correspondence, pleadings, protests, briefs and other documents pertaining to such audit or proceeding), and Buyer also may participate in any such audit or proceeding at its expense. The Seller shall not settle any proceeding without the consent of Buyer, which consent shall not be unreasonably withheld. If Seller does not assume the defense of any such audit or proceeding, Buyer may defend the same in such manner as it may deem appropriate at its expense, including, but not limited to, settling such audit or proceeding.

(iii)    With respect to any other audit or proceeding not controlled by Seller, such audit or proceeding shall be controlled by Buyer.

(iv)    For the avoidance of doubt, the provisions of this Section 6.8(g), and not those of Section 9.3, shall apply in the case of any adjustment, claim or administrative or judicial proceeding relating to Taxes.

(h)    Tax Treatment of Purchase Transaction. The Parties acknowledge and agree, to the greatest extent consistent with applicable Law, to treat for Tax purposes the Purchase Transaction consummated pursuant to the Step Plan Schedule in the manner contemplated by the Step Plan Schedule and the Preamble. Except as Buyer and Seller may otherwise agree or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state or local Tax law, Buyer and Seller shall take (and shall cause their respective Affiliates to take) no position on any Tax Return inconsistent with the Step Plan Schedule and the Preamble.

(i)    Restructuring and Delayed Restructuring. The Parties (and their respective Affiliates, as applicable) shall take all reasonable actions and otherwise reasonably cooperate with each other in timely causing the Restructuring to occur with effect prior to the Closing. Seller (and each of Seller’s Affiliates, as applicable) shall timely cause the Delayed Restructuring to occur with effect prior to the applicable Delayed Transfer Closing with respect to Vietnam.

Section 6.9    Reserved.

Section 6.10    Non-Competition; Non-Solicitation.

(a)    During the period commencing on the Closing Date and ending four (4) years after the Closing Date, Parent and Seller will not, and will cause their respective Subsidiaries not to, anywhere in the world, participate or engage in (whether directly, as a consultant, through a joint venture or through other means of deriving revenues or benefits, including by providing Intellectual Property Rights), or hold any ownership interest in any Person who engages in, a business that competes with, the Business, including the research, design, development, manufacturing, production, marketing, sale, distribution, installation, license or servicing of any product, or the provision of any service that competes with the Business or the Products (“Competing Activity”).

(b)    Notwithstanding anything to the contrary in the foregoing clause (a), Parent, Seller and their respective Subsidiaries may in all events:

(i)    engage in any business conducted by Parent, Seller or their Subsidiaries on the date of this Agreement other than the Business and continue to sell its products and services as of the date of this Agreement that are not, and do not contain, Products or components thereof, and any new releases, updates, and successors to such products and services;

(ii)    continue to perform any Competing Activity for the benefit of Buyer or any of its Affiliates as required or contemplated by this Agreement or any other Transaction Document;

(iii)    acquire any Person, or one or more divisions or lines of business of a Person, that engages in a Competing Activity by merger or a purchase or shares or assets of a Person so long as (x) immediately prior to the time of such acquisition, the Competing Activity does not account for more than 10% of the aggregate annual gross revenues of such Person, or divisions or lines of business of such Person, to be so acquired for its most recent fiscal year preceding the acquisition and (y) such Person, or divisions or lines of business of such Person, to be so acquired did not in the most recent fiscal year preceding the acquisition derive more than $15,000,000 of revenue in such one-year period from Competing Activity (in each case based, to the extent available, on the most recently available annual consolidated financial statements of such Person or annual financial statements of such divisions or lines of business of such Person); provided, however, that in the event of such acquisition where the aggregate annual gross revenue related to the Competing Activity exceeds 10% of the aggregate annual gross revenue of the Person or divisions or lines of business of such Person, Parent, Seller and their Subsidiaries shall nevertheless be permitted to acquire such Person or business but, in such event, shall be required to divest the portion of the Person or business that engages in Competing Activity to an unaffiliated third party or discontinue said portion as soon as reasonably practicable and in any event within eighteen (18) months of the acquisition thereof; provided that such eighteen (18) month period shall be extended to the date on which all approvals from a Governmental Authority required to complete the divestiture are received (to no later than the second anniversary following the acquisition of such Person or divisions or lines of business of such Person) if such approvals are not received by the end of such eighteen (18) month period;

(iv)    own and operate any Person, division or line of business acquired in compliance with clause (iii) above (subject to the terms thereof); and

(v)    directly or indirectly hold interests in or securities of any Person engaged in a Competing Activity to the extent that such investments do not, directly or indirectly, confer on Parent, Seller and/or their Subsidiaries, in the aggregate, 5% or more of the voting power or economic interests of such Person and, Parent, Seller and their Subsidiaries remain passive investors and are not involved in the operations of such Person (other than board seats and board observer seats reasonably commensurate with the size of the investment).

(c)    During the period commencing on the Closing Date and ending twenty-four (24) months after the Closing Date, Parent and Seller will not, and will cause their Subsidiaries not to, directly or indirectly, solicit to hire or, in such jurisdictions where such restriction would not be prohibited by Law, hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any employee of Buyer or its Subsidiaries who is an engineer or performs an engineering or research and development function or has the title of vice president or other equivalent or higher position, in either case who was a Business Employee immediately prior to the Closing. This restriction shall not apply to Persons who have been terminated by Buyer or its Subsidiaries for at least six (6) months prior to commencement of employment discussions between Parent, Seller or their Subsidiaries or its or their Representatives and such Person and nothing in this clause (c) shall restrict Parent, Seller or their Subsidiaries from engaging in general or public searches, solicitations or advertising by or on behalf of Parent, Seller or their Subsidiaries (including through search firms) that is not specifically directed towards any such Person described in the first sentence of this clause (c) or the employees of Buyer and its Subsidiaries.

(d)    Buyer will not, and will cause its Subsidiaries not to, directly or indirectly, solicit to hire or, in such jurisdictions where such restriction would not be prohibited by Law, hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) (i) any employee of Parent, Seller or their Subsidiaries as of the Closing, except the Continuing Employees and any Person listed on Schedule 6.10(d) to the Disclosure Letter, for the period commencing on the Closing Date and ending twelve (12) months after the Closing Date and (ii) any Person listed on Schedule 6.10(d) to the Disclosure Letter for the period commencing on the Closing Date and ending twenty-four (24) months after the Closing Date. This restriction shall not apply to Persons who have been terminated by Parent, Seller or their Subsidiaries for at least six (6) months prior to commencement of employment discussions between Buyer or its Subsidiaries or its or their Representatives and such Person and nothing in this clause (d) shall restrict Buyer or its Subsidiaries from engaging in general or public searches, solicitations or advertising by or on behalf of Buyer or such Subsidiary (including through search firms) that is not specifically directed towards any such Person described in the first sentence of this clause (d) or the employees of Parent, Seller or their Subsidiaries.

(e)    Each Party acknowledges and agrees that the covenants and agreements set forth in this Section 6.10 were a material inducement to the other Party to enter into this Agreement and to perform its obligations hereunder. Parent and Seller hereby acknowledge that the restrictive covenants set forth in Section 6.10(a) are reasonable in terms of duration, scope and area restrictions and are limited to the scope that is necessary to protect the goodwill of the Business and to prevent the impairment of the value of the substantial investment therein being made by Buyer hereunder. The Parties agree that, if any court of competent jurisdiction in a final, non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.10 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party. It is agreed that any breach or threatened breach of the restrictive covenants set forth in this Section 6.10 would cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy to the non-breaching Party.

Section 6.11    Further Assurances; Post-Closing Payments; IPR Transfer.

(a)    General Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to consummate and make effective, in the most expeditious manner practicable, the Purchase Transaction and the other transactions contemplated hereby, including the execution and delivery of such other instruments, certificates, agreements and other documents and the performance of such other actions as may be necessary or reasonably desirable to consummate and implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents; provided that all such actions are in accordance with applicable Law. Notwithstanding the foregoing, from time to time, whether at or after the Closing, (A) Seller and its Subsidiaries (as appropriate) will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions, at Buyer’s sole expense (unless such action is otherwise expressly contemplated to be performed by (or caused to be performed by) Seller by this Agreement or another Transaction Document or to the extent any Buyer Indemnified Party is entitled to indemnification under Article 9 with respect to such matter), as Buyer may reasonably request to more effectively convey and transfer to Buyer any of the Purchased Assets or Purchased Shares or otherwise carry out the intent of this Agreement and the other Transaction Documents and effect the transactions contemplated hereby and thereby and (B) Buyer will execute and deliver such instruments, certificates, agreements and other documents and perform such other actions, at Seller’s sole expense (unless such action is otherwise expressly contemplated to be performed by (or caused to be performed by) Buyer by this Agreement or another Transaction Document to the extent or any Seller Indemnified Party is entitled to indemnification under Article 9 with respect to such matter), as Seller or its Subsidiaries may reasonably request to more effectively assume the Assumed Liabilities or otherwise carry out the intent of this Agreement and the other Transaction Documents and effect the transactions contemplated hereby and thereby. Notwithstanding the foregoing, neither Buyer nor Seller will be required to make any payments, incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent of any Person.

(b)    Payments. In the event that, on or after the Closing, either Party receives payments or funds due or belonging to the other Party pursuant to the terms hereof or any of the Transaction Documents, then the Party receiving such payments or funds shall promptly forward or cause to be promptly forwarded such payments or funds to the proper party (with appropriate endorsements, as applicable), and will account to such other Party for all such receipts. The Parties acknowledge and agree that, except as otherwise provided in this Agreement, there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Documents. Without limiting the foregoing provisions of this Section 6.11(b), Seller agrees that Buyer shall, following the Closing, have the right and authority to endorse any checks or drafts received by Buyer in respect of any account receivable of the Business included in the Purchased Assets and Seller shall furnish Buyer such evidence of this authority as Buyer may reasonably request. Following the Closing, if Buyer (or its Subsidiaries) receives any mail or packages addressed to Seller or its Subsidiaries and delivered to Buyer not relating to the Business, the Purchased Assets, the Purchased Shares or the Assumed Liabilities, Buyer shall promptly deliver such mail or packages to Seller. Following the Closing, if Seller (or its Subsidiaries) receives any mail or packages delivered to Seller relating to the Business, the Purchased Assets, the Purchased Shares or the Assumed Liabilities, Seller shall promptly deliver such mail or packages to Buyer.

Section 6.12    Privileges. The Parties agree that their respective rights and obligations to maintain, preserve, assert, or waive any attorney-client and work product privileges belonging to either Party with respect to the Business and the other businesses of Seller (collectively, “Privileges”), shall be governed by the provisions of this Section 6.12. With respect to all business records, documents, communications, or other information (collectively, “Information”) of Seller or any of its Subsidiaries relating to Seller’s businesses, the Excluded Assets or the Excluded Liabilities, in each case to the extent either such Information does not also relate to the Business, the Purchased Assets, or the Assumed Liabilities or, until such time as the Excluded Pending Litigation is fully and finally resolved, such Information that relates to the Excluded Pending Litigation, Seller shall have sole authority to determine whether to assert or waive any Privileges, including (other than with respect to Information relating to the Excluded Pending Litigation) the right to assert any Privilege against Buyer and its Affiliates. Buyer and its Subsidiaries (including, as of the Closing Date, the Purchased Entities) shall take no action after the Closing without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to the Business, the Purchased Assets, the Purchased Shares and the Assumed Liabilities (but not including Information prepared by Seller or its Subsidiaries in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or any other potential transaction relating to sale, spin-off or divestiture of the Business or related sale process, or matters to the extent that they relate to the Excluded Assets, Excluded Liabilities or the businesses of Seller (other than the Business)). However, Buyer may not assert any such Privileges of the Purchased Entities, Seller or its Subsidiaries related to pre-Closing advice or communications relating to the Business against Seller and its Subsidiaries; provided, however, that, if the waiver (or failure to assert) such Privilege, would reasonably be expected to result in such

Privilege being waived in connection with any claim by a third party, Seller shall, and shall cause its Subsidiaries to, make commercially reasonable efforts to enter into such reasonable arrangements as are reasonably necessary to ensure that such Privilege is not otherwise waived with respect to a third party, including customary joint defense agreements or similar arrangements. Seller and its Affiliates shall take no action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 6.12 shall apply to all applicable Information as to which Seller, its Affiliates or the Purchased Entities would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby or by the other Transaction Documents (the “Privileged Information”). Following the Closing, upon receipt by Seller or its Subsidiaries, or Buyer and its Subsidiaries (including, as of the Closing Date, the Purchased Entities), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Seller or its Subsidiaries or Buyer or its Subsidiaries (including, as of the Closing Date, the Purchased Entities), as the case may be, obtains knowledge that any current or former employee of Seller, its Subsidiaries or the Purchased Entities or Buyer or its Subsidiaries (including, as of the Closing Date, the Purchased Entities), has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.12 or otherwise to prevent the production or disclosure of Privileged Information. Seller’s transfer of any Business Records or other Information to Buyer in accordance with this Agreement and Seller’s and Buyer’s agreement to permit the other to obtain information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in this Section 6.12 and Section 6.2, to maintain the confidentiality of information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Buyer, as the case may be. The access to Business Records and other information being granted pursuant to Section 6.2, Section 6.5, Section 6.8, Section 9.3 or the other provisions hereof, and the disclosure to Buyer and Seller of Privileged Information relating to the Business or the other businesses of Seller pursuant to this Agreement in connection with the transactions contemplated hereby or any other Transaction Document shall not be asserted by Seller or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.12 or otherwise.

Section 6.13    Reserved.

Section 6.14    Business Financial Statements. Following Closing, Seller and Buyer shall use commercially reasonable efforts to cooperate and work together with respect to the preparation of any financial statements relating to the Business or any of the Purchased Entities with respect to any fiscal years ending in 2015, 2016 and 2017 or any period within such fiscal years required by statute in any applicable jurisdiction and for any periods in any prior fiscal years that are then delinquent (collectively, the “Statutory Financial Statements”), and Buyer will direct and manage the preparation of such Statutory Financial Statements. Each Party shall, and shall cause its Representatives to, use commercially reasonable efforts to provide such assistance as may reasonably be requested by the other Party in connection with the preparation of the Statutory Financial Statements; provided that (i) Seller shall bear 100% of the reasonable and documented out-of-pocket costs and expenses of Buyer to prepare any such Statutory Financial Statements that are delinquent as of the Closing and (ii) Buyer shall otherwise reimburse Seller for 100% of the reasonable and documented out-of-pocket costs and expenses of Seller in providing such assistance to Buyer. The cooperation provided by Seller pursuant to this Section 6.14 will include furnishing or causing to be furnished by Seller and its Affiliates (and their respective employees) records and information; provided, that, (A) no such cooperation shall unreasonably interfere with the operation of the business of the Seller or any of its Affiliates and (B) notwithstanding anything to the contrary in this Section 6.14, Seller shall only be obligated to cause any person to cooperate with Buyer in such matters if and for so long as Seller is capable of directing the actions of such person.

Section 6.15    Guarantees. Buyer recognizes that Seller and certain of its Affiliates have provided credit support to the Business, the Purchased Assets or the Purchased Entities pursuant to guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by Seller or its Affiliates in support of any obligation of the Business (the “Business Guarantees”), each as set forth on Schedule 6.15 of the Disclosure Letter. For a period of one year following the Closing, Buyer and Seller shall use their commercially reasonable efforts to cooperate to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, valid and binding written releases of Seller and its Affiliates, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Business Guarantees to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, including, in the case of Buyer and its Subsidiaries, as applicable, by providing substitute guarantees, furnishing letters of credit, instituting escrow agreements, posting surety or performance bonds or making other arrangements as the beneficiary may reasonably request; provided, that, in no event will Buyer be required to provide any guarantee or other form of security (e.g., letters of credit, instituting escrow agreements, posting surety or performance bonds) of a materially different type or terms as the Business Guarantee being released or terminated. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, Seller and its Affiliates may, in such Person’s sole discretion, take any action to terminate, obtain release of or otherwise limit their Liability under any and all outstanding Business Guarantees.

Section 6.16    Existing Intercompany Agreements and Arrangements.

(a)    Except as set forth in Section 6.16(b), Buyer and Seller acknowledge and agree that all Intercompany Agreements, and all rights and obligations of the Business or the Purchased Entities, the Seller and the Seller’s Affiliates under such Intercompany Agreements will be terminated at or prior to the Closing. No such terminated Intercompany Agreement or any arrangement, commitment or understanding relating thereto (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time.

(b)    The provisions of Section 6.16(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i)    this Agreement, the other Transaction Documents and each other agreement, arrangement, commitment or understanding expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued after the Effective Time;

(ii)    the Intercompany Agreements listed on Schedule 6.16(b) of the Disclosure Letter; and

(iii)    the Shared Contracts, which are addressed in Section 2.6;

provided, that, the Seller shall (and shall cause its respective Affiliates to) terminate, or assign back to Seller or one of its Affiliates all of the Purchased Entities’ rights and obligations under, the Intercompany Agreements listed on Schedule 6.16(b) to the Disclosure Letter prior to the Delayed Transfer Closing with respect to Vietnam without any further liability or obligation thereunder of the Buyer or any of its Subsidiaries (including the Purchased Entities).

(c)    Seller shall cause each of its Affiliates (including any of the Purchased Entities) to terminate or pay in full (and Seller shall be responsible for all costs (including Tax costs) resulting therefrom), all outstanding intercompany accounts, whether payables or receivables, between Seller and its Affiliates, on the one hand, and any of the Purchased Entities, on the other hand (including any intercompany accounts between any Purchased Entity, on the one hand, and another Purchased Entity, on the other hand) such that no such amounts are owed or outstanding as of the Closing.

(d)    Effective as of the Closing, Seller, on behalf of itself and its Affiliates and its and their successors and assigns (collectively, with Seller, the “Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Purchased Entities (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law or in equity, which such Releasor ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to the Business, the Purchased Assets, Assumed Liabilities or Purchased Entities prior to the Closing Date. Each Releasor covenants and agrees not to assert any claim released hereby against any Releasee. Notwithstanding anything contained in this Section 6.16(d) to the contrary, the release set forth in this Section 6.16(d) shall not affect or release the obligations of the Parties under this Agreement or the Contracts and agreements described in Section 6.16(b).

(e)    Notwithstanding anything to the contrary herein, Seller agrees that (i) it shall cause any Tax Sharing Agreement between Seller (or any of its Affiliates other than the Purchased Entities) and any of the Purchased Entities to be terminated with respect to the Purchased Entities as of the Closing, (ii) any amounts due under such Tax Sharing Agreements shall be settled prior to the Closing Date and (iii) upon such termination and settlement, no further payments by or to the Purchased Entities shall be made, the Purchased Entities will not have any right or liability thereunder after the Closing.

Section 6.17    Cooperation with Litigation.

(a)    From and after the Closing Date, Buyer will provide and, as applicable, cause its employees and its Subsidiaries and their employees to provide, all such reasonable cooperation to Seller, its Subsidiaries and their respective Representatives with respect to the Excluded Pending Litigation or any other third party claims or Proceedings relating to (i) the Business that relate to periods on or after the Closing or (ii) the Excluded Liabilities, which cooperation will include furnishing or causing to be furnished by Buyer and its Subsidiaries (and their respective employees) records, information, and deposition and trial testimony and preparation as reasonably requested by Seller, its Subsidiaries or their respective Representatives; provided, that, (A) no such cooperation shall unreasonably interfere with the operation of the business of Buyer or any of its Subsidiaries and (B) notwithstanding anything to the contrary in this Section 6.17(a), Buyer shall only be obligated to cause any person to cooperate with Seller in such matters if and for so long as Buyer is capable of directing the actions of such person. Seller shall bear any and all reasonable out-of-pocket costs and expenses actually incurred by Buyer, its Subsidiaries or their respective employees or Representatives as a result of complying with this Section 6.17(a), except to the extent Seller (or the Seller Indemnified Parties) is entitled to indemnification therefor pursuant to Article 9.

(b)    From and after the Closing, Seller will provide and, as applicable, cause its employees and its Subsidiaries and their employees to provide, all such reasonable cooperation to Buyer, its Subsidiaries and their respective Representatives with respect to any third party claims or Proceedings relating to (i) the Business that relate to periods prior to the Closing or (ii) the Assumed Liabilities, which cooperation will include furnishing or causing to be furnished by Seller and its Subsidiaries (and their respective employees) records, information, and deposition and trial testimony and preparation as reasonably requested by Buyer, its Subsidiaries or their respective Representatives; provided, that, (A) no such cooperation shall unreasonably interfere with the operation of the business of Seller or any of its Subsidiaries and (B) notwithstanding anything to the contrary in this Section 6.17(b), Seller shall only be obligated to cause any person to cooperate with Buyer in such matters if and for so long as Seller is capable of directing the actions of such person. Buyer shall bear any and all reasonable out-of-pocket costs and expenses actually incurred by Seller, its Subsidiaries or their respective employees or Representatives as a result of complying with this Section 6.17(b), except to the extent Buyer (or the Buyer Indemnified Parties) is entitled to indemnification therefor pursuant to Article 9.

ARTICLE 7

RESERVED

ARTICLE 8

CLOSING

Section 8.1    Closing Date. The closing of the Purchase Transaction and the other transactions hereunder (the “Closing”) shall take place at the offices of Alston & Bird LLP at 1950 University Avenue, East Palo Alto, California at 10:00 a.m., local time or such other times set forth in the Preamble or the Step Plan Schedule, and in such other places as are necessary to effect the transactions to be consummated at the Closing, on the date hereof (the “Closing Date”). The effective time of each step in the Purchase Transaction for Tax, operational and all other matters shall be on the Closing Date at the applicable effective time set forth in the Preamble or the Step Plan Schedule and the effective time of the issuance of the Equity Consideration to Seller pursuant to Section 3.1 shall be deemed to be 11:59pm EDT on the Closing Date (the “Effective Time”).

Section 8.2    Buyer Obligations. At the Closing, (a) Buyer shall issue to Seller the Equity Consideration as provided in Section 3.2 and (b) Buyer shall, or shall cause the Other Buyers to, execute and deliver to Seller the Transaction Documents to the extent a party thereto, other than with respect to any Delayed Transfer Jurisdiction.

Section 8.3    Seller Obligations. At the Closing, (a) Seller shall, or shall cause the Other Sellers to, execute and deliver to Buyer the Transaction Documents to the extent a party thereto, other than with respect to any Delayed Transfer Jurisdiction, (b) Seller’s regarded owner for U.S. Tax purposes and each Other Seller that is a United States person within the meaning of Section 7701(a)(30) of the Code shall execute and deliver to Buyer a properly signed certification that Seller’s regarded owner for U.S. Tax purposes and each Other Seller that is a United States person within the meaning of Section 7701(a)(30) of the Code is not a foreign person, as defined in Section 1445(f)(3) of the Code, and (c) Seller shall deliver resignation letters from all directors and officers of the Purchased Entities.

Section 8.4    Delayed Transfer Closing. Notwithstanding the foregoing provisions of this Article 8, Appendix F to this Agreement sets forth each Delayed Transfer Jurisdiction and the Parties’ rights and obligations with respect to the transfer of Purchased Assets, Purchased Shares and/or Assumed Liabilities in any such Delayed Transfer Jurisdiction.

ARTICLE 9

INDEMNIFICATION

Section 9.1    Indemnification.

(a)    Subject to Section 6.8 relating to Taxes, following the Closing and subject to the terms and conditions of this Article 9, Seller shall indemnify and hold harmless Buyer, its Subsidiaries (including, from and after the Closing, the Purchased Entities) and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Buyer Indemnified Party” or collectively, the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse each Buyer Indemnified Party for, all Losses incurred, sustained, suffered or paid by such Buyer Indemnified Party arising out of or as a result of (i) the failure of any representation or warranty of Seller or any Other Seller set forth in this Agreement or the Closing Transfer Documents to be true and correct on the Closing Date, (ii) any breach of any covenant or agreement of Seller, Parent or any Other Seller in this Agreement or any Closing Transfer Document (other than to perform and be responsible for Excluded Liabilities), or (iii) any Excluded Liabilities (such Losses, individually and collectively, the “Buyer Losses”). A Buyer Indemnified Party shall not be entitled to recover more than once for the same Buyer Loss.

(b)    Subject to Section 6.8 relating to Taxes, following the Closing and subject to the terms and conditions provided in this Article 9, Buyer shall indemnify and hold harmless Seller and its Subsidiaries and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Seller Indemnified Party”) from and against, and shall compensate and reimburse each Seller Indemnified Party for, all Losses incurred, sustained, suffered or paid by such Seller Indemnified Party arising out of or as a result of (i) the failure of any representation or warranty of Buyer or any Other Buyer set forth in this Agreement or the Closing Transfer Documents to be true and correct on the Closing Date, (ii) any breach of any covenant or agreement of Buyer or any Other Buyer set forth in this Agreement or any Closing Transfer Document (other than to perform and be responsible for Assumed Liabilities), (iii) any Business Guarantee that remains outstanding after the Closing (to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities and arising out of or as a result of any act or omission by Buyer or its Subsidiaries after the Closing), or (iv) except to the extent subject to indemnification under Section 9.1(a)(i) or Section 9.1(a)(ii), any Assumed Liabilities (such Losses, individually and collectively, the “Seller Losses”). A Seller Indemnified Party shall not be entitled to recover more than once for the same Seller Loss.

Section 9.2    Certain Limitations.

(a)    (i) Notwithstanding anything contained herein to the contrary, Seller shall not be obligated to indemnify Buyer Indemnified Parties for aggregate Buyer Losses under (y) Section 9.1(a)(i) (other than with respect to the Fundamental Representations, the representations and warranties set forth in Section 4.8 and Section 4.12(o) or fraud) in an amount in excess of $3,500,000 (the “Cap”), and (z) the representations and warranties set forth in Section 4.7 and Section 4.15(a), (b) and (c) in an amount in excess of $25,000,000 (the “Modified Cap”). In no event shall the aggregate Buyer Losses indemnified by Seller under Section 9.1(a)(i) (including with respect to the Fundamental Representations, and the representations and warranties set forth in Section 4.8 and Section 4.12(o)) and Section 9.1(a)(i) exceed, on a cumulative basis, an amount equal to $35,000,000 (inclusive of the Cap and the Modified Cap, as applicable).

(ii)    Notwithstanding anything contained herein to the contrary, Buyer shall not be obligated to indemnify Seller Indemnified Parties for aggregate Seller Losses under Section 9.1(b)(i) (other than with respect to the Fundamental Representations or fraud) in an amount in excess of the Cap. In no event shall the aggregate Seller Losses indemnified by Buyer under Section 9.1(b)(i) (including with respect to the Fundamental Representations) and Section 9.1(b)(ii) exceed, on a cumulative basis, an amount equal to $35,000,000 (inclusive of the Cap).

(b)    (i) Notwithstanding anything contained herein to the contrary, Seller shall not be obligated to indemnify the Buyer Indemnified Parties under this Agreement pursuant to Section 9.1(a)(i)

(other than with respect to the Fundamental Representations, the representations and warranties set forth in Section 4.8 and Section 4.12(o) or fraud), (A) with respect to any Buyer Losses that arise out of any single matter or series of related matters that are less than $50,000 (the “Minimum Amount”) and (B) unless and until the aggregate Buyer Losses (excluding each set of Buyer Losses that arise out of any single matter or series of related matters that are less than the Minimum Amount) conclusively determined to be subject to such indemnification hereunder collectively exceed $500,000 (the “Deductible”), whereupon such indemnification shall be made by Seller only with respect to the aggregate amount of such Buyer Losses (excluding each set of Buyer Losses that arise out of any single matter or series of related matters that are less than the Minimum Amount) in excess of the Deductible.

(ii)    Notwithstanding anything contained herein to the contrary, Buyer shall not be obligated to indemnify the Seller Indemnified Parties under this Agreement pursuant to Section 9.1(b)(i) (other than with respect to the Fundamental Representations or fraud), (x) with respect to any Seller Losses that arise out of any single matter or series of related matters that are less than the Minimum Amount and (y) unless and until the aggregate Seller Losses (excluding each set of Seller Losses that arise out of any single matter or series of related matters that are less than the Minimum Amount) conclusively determined to be subject to such indemnification hereunder collectively exceed the Deductible, whereupon such indemnification shall be made by Buyer only with respect to the aggregate amount of such Seller Losses (excluding each set of Seller Losses that arise out of any single matter or series of related matters that are less than the Minimum Amount) in excess of the Deductible.

(c)    The representations and warranties of Seller and Buyer contained in Article 4 and Article 5, respectively, of this Agreement and in any other Closing Transfer Document shall survive the Closing until October 27, 2018; provided, however, that, notwithstanding the foregoing, (i) the Fundamental Representations and the representations and warranties set forth in Section 4.12(o) shall survive the Closing until the expiration of the applicable statutory period of limitations; (ii) the representations and warranties set forth in Section 4.8 shall survive the Closing until the date that is 30 days following the expiration of the applicable Tax statute of limitations; and (iii) the representations and warranties set forth in Section 4.87 and Section 4.15(a), (b) and (c) shall survive the Closing until April 27, 2021. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing until the date explicitly specified therein or, if not so specified, indefinitely; provided that claims for indemnification with respect to a breach of such covenants and agreements that expire may be made until the date that is three (3) months after such expiration date explicitly specified therein; provided that notwithstanding anything herein to the contrary, the obligations of Buyer with respect to Assumed Liabilities (other than the indemnification obligations with respect to Liabilities pursuant to Section 6.8(a)(ii)), and the obligations of Seller with respect to Excluded Liabilities (other than the indemnification obligations with respect to Excluded Tax Liabilities pursuant to Section 6.8(a)(i)), shall survive the Closing for an indefinite period; provided further that notwithstanding anything herein to the contrary, the indemnification obligations with respect to Excluded Tax Liabilities pursuant to Section 6.8(a)(i) and Liabilities pursuant to Section 6.8(a)(ii) shall survive the Closing Date until the date that is 30 days following the expiration of the applicable Tax statute of limitations. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.2(c) shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable. Buyer shall not bring any claim pursuant to Section 9.1(a)(i) for a breach of any representation or warranty set forth in Section 4.12(o) after the second (2nd) anniversary of the Closing Date.

(d)    The obligations to indemnify and hold harmless a Party pursuant to Section 9.1(a)(i) and Section 9.1(a)(ii), Section 9.1(b)(i) and Section 9.1(b)(ii) shall terminate upon the expiration of the applicable survival period specified in Section 9.2(c) above; provided, however, that any matter as to which a Notifying Party has asserted a claim for indemnity in compliance with this Article 9 during such survival period which is pending or unresolved at the end of such survival period shall continue to be covered by this Article 9 until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

(e)    With respect to each representation or warranty that is limited by “materially,” “material,” “Material Adverse Effect,”, “material adverse effect”, “in all material respects” or other similar qualification (other than a Specified Qualification), such qualification will be disregarded for the purpose of determining whether an inaccuracy or breach of any such representation or warranty has occurred and the amount of any Loss that is the subject of indemnification hereunder. With respect to each representation or warranty that is subject to a Specified Qualification, such qualification will be disregarded for the purpose of determining the amount of any Loss that is the subject of indemnification hereunder, but not for the purpose of determining whether there was a breach of such representation or warranty.

(f)    The Indemnified Parties shall exercise all commercially reasonable efforts to mitigate the amount of any Losses after becoming aware of any event or matter which could reasonably be likely to result in Losses; provided, however, that the Indemnified Parties shall not be required to mitigate any Losses if such mitigation or efforts would reasonably be expected to be materially detrimental to its business, reputation or future business prospects. Further, the failure to mitigate if required hereby shall not result in the loss of any indemnification rights but the amount of otherwise indemnifiable Losses resulting from such matter will be reduced by the amount thereof that would have been prevented had such mitigation occurred.

(g)    Any Losses as to which indemnification provided for in this Article 9 may apply shall be determined net of any cash recovery actually received by an Indemnified Party with respect to insurance specifically with respect to the specific matter for which indemnification is sought, less any costs associated with obtaining such recovery, less any increase in premiums resulting therefrom and less the aggregate amount of the Deductible under Section 9.2(b).

(h)    To the extent an Indemnified Party actually realizes any Tax Benefits as a result of any Losses for the taxable year in which the indemnity payment is made (or the next taxable year), the Indemnified Party shall pay the amount of such Tax Benefits (net of any Taxes imposed in respect thereof and any reasonable costs of the Indemnified Party and its Affiliates attributable to or incurred to recover such Tax Benefit) to the Indemnifying Party by (i) reducing the amount of Losses by the amount of Tax Benefits (net of any Taxes imposed in respect thereof and any reasonable costs of the Indemnified Party and its Affiliates attributable to or incurred to recover such Tax Benefit) realized (if such benefits are actually realized prior to the date on which the indemnity payment is made) or (ii) making a payment to the Indemnifying Party in an amount equal to the Tax Benefit (net of any Taxes imposed in respect thereof and any reasonable costs of the Indemnified Party and its Affiliates attributable to or incurred to recover such Tax Benefit) within 20 Business Days after such benefit is realized if such benefit is actually realized after the indemnity payment is made. For this purpose, an Indemnified Party shall be deemed to actually realize a tax benefit (including by means of a refund, credit, or reduction in Tax, and including any correlative adjustments) (“Tax Benefit”) if, and to the extent that, such Indemnified Party’s actual Liability for Taxes (after giving effect to any alternative minimum or similar Tax), calculated including the Tax items attributed to the underlying Losses, is lower (by way of a reduction of Taxes paid or increase in a refund of Taxes actually received or applied against other Taxes due) than it would have been had such Liability for Taxes been calculated excluding such Tax items, determined on a “with and without basis”. Nothing in this Agreement shall require any Indemnified Party to claim or utilize any deduction, loss or other Tax benefit unless the Indemnifying Party delivers, from a mutually agreeable independent accounting firm, an opinion, or an informal advice memorandum reasonably acceptable to the Indemnified Party, that such position “should” prevail under applicable Tax Law. The cost of the “should” opinion is to be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

Section 9.3    Indemnification Procedures, Third Party Claims.

(a)    General Claim Procedure. In respect of any claim regarding indemnification for any Loss or Liability under this Agreement, the Party making such claim shall have the burden of proof that such Party is entitled to such indemnification. In the event any Indemnified Party should have a claim against any Indemnifying Party for indemnification of Losses hereunder, the Notifying Party shall deliver a notice of such claim to the Indemnifying Party within 20 Business Days of becoming aware of the facts underlying such claim, stating in reasonable detail the nature and basis of such claim (including, to the extent such claim relates to a Third Party Claim, reasonable details of each claim made by the relevant third party in connection with such Third Party Claim and the provision of copies of the relevant material documents received by the Indemnified Party evidencing such Third Party Claim), the amount of the claim, the basis for the indemnification sought, and all material documents reflecting or evidencing the basis for such claim (in each case, to the extent then known and in the control of the Notifying Party); provided, that, the failure to provide any such notice, information or documents will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party or Notifying Party for indemnification of Losses hereunder, except to the extent that the defense of such action is actually and materially prejudiced thereby or to the extent that the amount of Losses for which the Indemnifying Party is responsible is increased thereby.

(b)    The Indemnifying Party shall have 30 Business Days after delivery of such notice by the Notifying Party to respond whether the Indemnifying Party disputes the claim described in such notice. During the 30 Business Day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstances alleged to have given rise to the claim and whether any amount is payable in respect of such claim, and the Indemnified Party shall assist such investigation by giving such information and assistance as the Indemnifying Party may reasonably request. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice, or fails to notify the Notifying Party within 30 Business Days after delivery of such notice that the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party’s notice shall be conclusively deemed a liability of the Indemnifying Party and, subject to the limitations set forth in this Article 9, the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Notifying Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation subject to Section 11.10. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall pay the amount of any such Loss no later than ten (10) Business Days following the determination of the Indemnifying Party’s Liability (whether such determination is made pursuant to the procedures set forth in this Section 9.3, by written agreement between the Indemnifying Party and the Notifying Party or by final adjudication subject to Section 11.10).

(c)    Third Party Claims.

(i)    Within 10 Business Days after the receipt by any Indemnified Party of a notice of any claim by any third party, or any Proceeding by any third party, that may be subject to indemnification under this Article 9 (a “Third Party Claim”), including any claim or Proceeding relating to any Excluded Liability or any Assumed Liability, the Notifying Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 9.3(a) above (the “Third Party Claim Notice”). Thereafter, the Notifying Party shall deliver to the Indemnifying Party, promptly after any Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnified Party, or filed or published, relating to the Third Party Claim. Notwithstanding anything to the contrary herein, the failure to provide any Third Party Claim Notice or such other notices or documents described herein will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party or Notifying Party for indemnification of Losses hereunder, except to the extent that the defense of such action is actually and materially prejudiced thereby or to the extent that the amount of Losses for which the Indemnifying Party is responsible is increased thereby. The Parties agree that all Excluded Pending Litigation constitute Third Party Claims and will be subject to the provisions of this Section 9.3(c) following the Closing, but, for the avoidance of doubt, no Third Party Claim Notice need be given.

(ii)    If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof. In addition, the Indemnifying Party may elect (by written notice to the Indemnified Party within 45 Business Days after the Indemnifying Party receives notice of such claim, or at any time thereafter if a diligent and good faith defense of such claim is not being, or ceases to be, conducted by the Indemnified Party and such conduct is not remedied within 10 Business Days after notice in writing to the Indemnified Party by the Indemnifying Party) to assume and control the defense thereof with counsel selected by the Indemnifying Party reasonably acceptable to the Indemnified Party; provided, however, that, notwithstanding the foregoing, the Indemnifying Party shall only be entitled to direct the defense (A) for so long as the Indemnifying Party conducts the defense in an active and diligent manner, (B) if the Third Party Claim is not in respect of any matter involving potential criminal liability and does not seek as a remedy the imposition of an equitable remedy that, if granted, would be binding upon the Indemnified Party or any of its Affiliates, (C) if the Third Party Claim is in respect of an indemnification claim by any Buyer Indemnified Parties pursuant to Section 9.1(a)(i) or by any Seller Indemnified Parties pursuant to Section 9.1(b)(i) and such Third Party Claim is not reasonably expected to result in Losses in excess of the Cap or the Modified Cap, as applicable, and (D) with respect to any matter if the Indemnified Party shall not have been advised by outside counsel that there would be an actual conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such matter. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof for so long as it continues to direct such defense. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ, at its own expense, counsel separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense and shall be empowered to make any settlement with respect to such Third Party Claim, subject to the terms of this Section 9.3(c). If and solely to the extent that the underlying Third Party Claim is determined to be indemnifiable hereunder, the Indemnifying Party shall be liable to indemnify the Indemnified Party for any reasonable fees and expenses of counsel employed by the Indemnified Party in defense of such Third Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof or following its loss of the ability to the direct the defense as set forth herein.

(iii)    Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Indemnified Party is the only Person with actual or potential liability with respect to the Third Party Claim and the Indemnified Party irrevocably waives any rights it may have to indemnification under this Article 9 with respect to such Third Party Claim.

(iv)    All the Parties hereto shall cooperate reasonably, and shall cause their Subsidiaries to cooperate reasonably, in the defense or prosecution (or settlement) of any Third Party Claim against any of them. Such cooperation shall include using commercially reasonable efforts in the retention and (upon the reasonable request of an Indemnifying Party or other Party involved in such claim) the provision of documents, records and information that are reasonably relevant to such Third Party Claim upon reasonable request therefor (subject to the receiving Party’s agreement to appropriate provisions for maintaining confidentiality and privilege in a manner consistent with Section 6.2 and Section 6.12), and making employees available on any basis reasonably requested by such Party to provide additional information and explanation of any material provided hereunder or otherwise relating to the Third Party Claim.

(v)    Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and in no event shall the Indemnifying Party compromise or settle any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless such compromise or settlement (i) provides for no relief other than the payment of monetary damages borne solely by the Indemnifying Party, (ii) does not include any admission of wrongdoing or violation of Law on the part of the Indemnified Party or its Subsidiaries and (iii) includes as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of an unconditional release from all liability or obligation in respect thereof. For the avoidance of doubt, the Indemnifying Party shall have no obligation or right to obtain any settlement, compromise, discharge or release with respect to any portion of a Third Party Claim that is not indemnifiable by the Indemnifying Party hereunder.

(vi)    Notwithstanding anything to the contrary in this Section 9.3(c), the provisions of this Section 9.3(c) shall not apply to any claim with respect to Taxes, which shall be governed solely by Section 6.8.

(vii)    In the case of any Third Party Claims where the Indemnifying Party reasonably believes that it would be appropriate to settle such claim using equitable remedies (i.e., remedies involving the future activity and conduct of the Business), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

(d)    Satisfaction by Equity Consideration. During the eighteen (18) month period following the Closing Date, except as set forth in Section 6.8(a)(i), Buyer shall satisfy any indemnification obligations of Seller for money damages by the cancellation of the Equity Consideration issued to Seller in connection with this Agreement (an “Equity Consideration Cancellation”), with such Equity Consideration Cancellation occurring such that $10.00 of Losses shall be deemed satisfied for each Class A Unit and each $10.00 of Class A Capital (the “Equity Consideration Valuation”). Following such eighteen (18) month period, Seller may satisfy any indemnification obligations of Seller for money damages in cash; provided, that in the event Seller has not satisfied such obligations in cash within 10 Business Days, Buyer shall satisfy such indemnification obligations of Seller by Equity Consideration Cancellation in accordance with the Equity Consideration Valuation. For the avoidance of doubt, in the event that the cancellation of the Equity Consideration pursuant to this Section 9.3(d) is insufficient to satisfy Seller’s indemnification obligations hereunder, Buyer and the other Buyer Indemnified Parties shall be entitled to satisfy such obligations from Seller without limitation as to the form or source of recovery.

Section 9.4    Treatment of Indemnification Payments. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the purchase price (as determined for Tax purposes), unless otherwise required by applicable Law.

Section 9.5    Remedies Exclusive. Following the Closing, with the exception of (a) the matters covered by Section 6.8, and (b) remedies awarded by a court of competent jurisdiction based on a judgment that Seller or Buyer committed fraud, the indemnification rights and associated time and liability limits set forth in this Article 9 shall constitute the sole and exclusive remedy for money damages and shall be in lieu of any other remedies for money damages that may be available to the Indemnified Parties pursuant to any statutory or common Law (including Environmental Law), whether in contract, tort, equity or otherwise, with respect to any Losses, Liabilities or Proceedings (including reasonable legal, expert and consultant fees and expenses) of any kind or nature incurred directly or indirectly resulting from or arising out of, under or with respect to any of this Agreement or the Closing Transfer Documents or the transactions contemplated hereby or thereby (it being understood that nothing in this Section 9.5 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance, injunctive relief or other similar non-monetary equitable remedies with respect to the covenants referred to in this Agreement to be performed at or after the Closing); for clarity, this Section 9.5 shall not limit the rights and remedies of the Parties under any of the Transaction Documents (other than this Agreement or the Closing Transfer Documents), provided that Section 9.2(e), Section 9.2(g), and Section 9.2(h) shall apply to Section 6.8. Seller and Buyer each hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 9.5.

Section 9.6    Exercise of Remedies by Persons Other than the Parties. No Buyer Indemnified Party (other than Buyer or any successor or assignee of Buyer) is entitled to assert any indemnification claim under this Agreement unless Buyer (or any successor or assignee of Buyer) consents to the assertion of the indemnification claim. No Seller Indemnified Party (other than Seller or any successor or assignee of Seller) is entitled to assert any indemnification claim under this Agreement unless Seller (or any successor or assignee of Seller) consents to the assertion of the indemnification claim.

Section 9.7    No Contribution. In the case of an indemnification claim by a Buyer Indemnified Party against Seller pursuant to Section 9.1(a), Seller acknowledges and agrees that neither Seller nor any of its Affiliates shall have any right to indemnification or contribution from, or other right or remedy against, the Purchased Entities in connection with such claim. However, for clarity, to the extent that the matter underlying such Buyer Indemnified Party’s indemnification claim would also entitle a Seller Indemnified Party to indemnification against Buyer pursuant to Section 9.1(b), Buyer acknowledges and agrees that its assets and properties (including its ownership interests in the Purchased Entities) will be available to satisfy such claim if it is resolved in favor of such Seller Indemnified Party.

ARTICLE 10

RESERVED

ARTICLE 11

MISCELLANEOUS

Section 11.1    Parent Guarantee and Agreements. Parent absolutely, unconditionally and irrevocably guarantees to Buyer and the Buyer Indemnified Parties the full and timely payment and performance of the financial obligations of Seller pursuant to this Agreement, including pursuant to Section 6.6(i), Section 6.8, Section 9.1(a), Section 9.3 and Section 11.16. This is a guarantee of payment and performance, and not of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of the obligations or liabilities of Seller, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Parent. Parent’s guarantee hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from this Agreement that may be agreed to by Seller. Parent hereby waives, for the benefit of Buyer, (i) any right to require Buyer, as a condition of payment or performance by Parent, to proceed against Seller or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law which limit the liability of or exonerate guarantors or sureties. Parent shall assign, convey and deliver, or cause one of its Subsidiaries to assign, convey and deliver, to Buyer or an Other Buyer the Purchased Assets listed on Schedule 4.15(d) of the Disclosure Letter, subject to the terms of Section 2.6 (substituting “Parent” for “Seller” for purposes of such Section 2.6 for such purpose, which Section 2.6 (as deemed so modified) and the provisions related to interpretation and enforcement thereof, are hereby incorporated in this Section 11.1 by reference as fully as if set forth herein in their entirety for purposes of the Purchased Assets listed on Schedule 4.15(d) of the Disclosure Letter). Parent further agrees to be directly bound by and comply with the terms and provisions (x) in Section 6.10 and (y) as an Affiliate of Seller, in Section 6.2(a), Section 6.4 and Section 6.16 and, in the case of each of (x) and (y), the provisions related to interpretation and enforcement thereof, and such Sections and the provisions related to interpretation and enforcement thereof are hereby incorporated in this Section 11.1 by reference as fully as if set forth herein in their entirety.

Section 11.2    Notices. Except as otherwise expressly provided in this Agreement, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, upon receipt by the sender of a machine-generated receipt confirmation when telefaxed, or on the next Business Day when sent by overnight courier, and

If to Seller:	MACOM Connectivity Solutions, LLC 100 Chelmsford Street Lowell, Massachusetts 01851 Attention: Clay Simpson Email: clay.simpson@macom.com Telephone: (978) 656-2500

with copies to:	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 Attention: Marko Zatylny Zachary Blume Telephone: (617) 951-7000 Facsimile: (617) 951-7050

If to Parent:	MACOM Technology Solutions Holdings, Inc. 100 Chelmsford Street Lowell, Massachusetts 01851 Attention: Clay Simpson Email: clay.simpson@macom.com Telephone: (978) 656-2500

with copies to:	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 Attention: Marko Zatylny Zachary Blume Telephone: (617) 951-7000 Facsimile: (617) 951-7050

If to Buyer:	Project Denver Holdings LLC c/o The Carlyle Group 1001 Pennsylvania Ave., NW Washington, DC 20004 Attention: Patrick R. McCarter Michael S. Clifton Telephone: (202) 729-5626 Facsimile: (202) 347-1818

with copies to:	Alston & Bird LLP Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280 Attention: C. Mark Kelly William B. Snyder, Jr. Telephone: (704) 444-1075 Facsimile: (704) 444-1675

or to such other address as any such Party shall designate by written notice to the other Party as provided in this Section 11.2.

Section 11.3    Bulk Transfers. Buyer hereby waives compliance by Seller and the Other Asset Sellers with the provisions of all applicable Laws relating to bulk transfers or similar provisions in connection with the Transfer of the Purchased Shares and the Purchased Assets. Buyer shall not withhold any portion of the Purchase Price based on any such non-compliance. Except as provided in this Section 11.3, the foregoing shall not limit (a) any representations or warranties of Seller in this Agreement or (b) Buyer’s right to withhold any amount pursuant to Section 3.5 of this Agreement.

Section 11.4    Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Seller and Buyer shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

Section 11.5    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax, .pdf email transmission or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.5. Once this Agreement is signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable Law.

Section 11.6    Assignment; Third Party Beneficiaries. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void. Notwithstanding the foregoing, without the consent of Seller, Buyer may assign its rights or obligations hereunder (A) to any Other Buyer (including the right to purchase any of the Purchased Assets or Purchased Shares and the obligation to assume all or part of the Assumed Liabilities, as the case may be, in which event all references herein to Buyer will be deemed to refer to such Other Buyer, as appropriate), (B) to any Person that acquires all or substantially all of Buyer or, following the Closing, the Business and (C) for collateral security purposes to the lenders providing the financing for transactions contemplated hereby, and all extensions, renewals, replacements, refinancings and refundings thereof (or an agent or trustee therefor); provided, however, that no such assignment shall limit or affect the obligations of Buyer hereunder. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement; provided, that (i) the Indemnified Parties shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Article 9 and this Section 11.6(i), (ii) the Investors, their respective affiliated investment funds and management companies (as applicable) shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 6.2(a) (with respect to the information covered by clause (b) of such Section 6.2(a) with respect to such Investor), Section 6.4 and this Section 11.6(ii), (iii) the Releasees shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 6.16(d) and this Section 11.6(iii), (iv) the Buyer Related Parties (other than Buyer) shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 11.14 and this Section 11.6(iv), and (v) the Business Indemnitees shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 6.9 and this Section 11.6(v). Notwithstanding anything to the contrary in this Section 11.6, Buyer shall not have the right to assign its rights or obligations hereunder (other than to an Other Buyer in accordance with Section 3.4(b) and the Step Plan Schedule) without Seller’s prior written consent if such assignment is likely to result, in Seller’s reasonable judgment, in an increase in the amount of deduction or withholding pursuant to Section 3.5.

Section 11.7    Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.8    Specific Performance. Subject to the following sentence, the Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof or were otherwise breached and that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at Law or in equity.

Section 11.9    Governing Law. This Agreement and all claims and Proceedings arising out of this Agreement (and any actions of any Party hereto in the negotiation, administration, or performance hereof or the interpretation and enforcement of the provisions of this Agreement) shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of Delaware.

Section 11.10    Consent to Jurisdiction. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, with respect to any and all claims and Proceedings related to this Agreement (and any actions of any Party hereto in the negotiation, administration, performance or enforcement of this Agreement) and the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Article 9 hereof), and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State or, to the extent permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 11.2 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other Proceeding contemplated above, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the Parties agrees that it will not bring or support any action or Proceeding described in this Section 11.10 other than in the courts as described above.

Section 11.11    Entire Agreement. This Agreement and the other Transaction Documents, the Confidentiality Agreement, the Non-Disclosure Agreement, the Disclosure Letter and the Exhibits, Appendices and Schedules hereto set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, representations or warranties relating to such subject matter. In the event of any inconsistency between the provisions of this Agreement and any Closing Transfer Document, the provisions of this Agreement shall prevail. The Confidentiality Agreement and the Non-Disclosure Agreement shall be automatically terminated and be of no further force and effect effective immediately upon the Closing.

Section 11.12    No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal representative of, another Party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.12.

Section 11.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY HERETO (I) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH PROCEEDINGS, (II) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (III) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14    Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under or out of this Agreement, or the negotiation, execution, or performance of this Agreement may only be made or enforced against the Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party hereto, shall have any Liability for any obligations or Liabilities of such Party under this Agreement or any documents or instruments delivered in connection with this Agreement (unless a signatory party thereto in his or her personal capacity and not on behalf of a Party) for any claim (whether arising in contract, tort, equity or otherwise) based on, in respect of, or by reason of, such obligations, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other applicable Law. Without limiting the foregoing, notwithstanding anything herein to the contrary, Seller and Buyer (and their respective stockholders, partners, members, Affiliates, directors, officers, employees, Representatives and agents) hereby waive any and all rights and claims against any Buyer Related Party or Seller Related Party, respectively, that may be based upon, in respect of, arise under or out of this Agreement, whether at Law or in equity, in contract, in tort, or otherwise. Each of the Buyer Related Parties (other than Buyer) and the Seller Related Parties is a third party beneficiary of this Section 11.14.

Section 11.15    Retention of Counsel. Buyer, for itself and, following the Closing, the Purchased Entities, and for Buyer’s and, following the Closing, the Purchased Entities’ respective successors and assigns, irrevocably acknowledges and agrees that all communications between Seller and its Subsidiaries, on the one hand, and legal counsel, on the other hand, including Ropes & Gray LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement which, immediately prior to the

Closing, would be deemed to be privileged communications of Seller or any of its Subsidiaries (including the Purchased Entities) and their counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications between Seller and such counsel, and neither Buyer nor any Person, acting or purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Purchased Entities and not to Seller. Buyer and the Purchased Entities agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from or as a result of Ropes & Gray LLP’s representation of an Purchased Entity or Seller in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement and which exists prior to the Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Seller and may be waived only by the Seller, and not a Purchased Entity, and shall not pass to or be claimed or used by Buyer or any Purchased Entity, except with respect to the assertion of such privilege or protection against a third party.

Section 11.16    Expenses. Except as otherwise expressly provided herein, including in this Section 11.16, whether or not the Closing occurs, Seller and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided, that, any expenses of the Purchased Entities incurred in connection with this Agreement (and the other Transaction Documents and the transactions contemplated hereby and thereby) up to and including the Closing shall be borne by Seller and, except as expressly set forth in Section 6.6(i), all Deal Related Severance shall be borne by Seller. Without limiting the foregoing provisions of this Section 11.16, all costs and expenses arising out of or relating to, or necessary to effect, the Restructuring incurred by Seller shall be borne by Seller, including (i) all Deal Related Severance incurred in connection with the Restructuring and (ii) the separation of any Business Real Property into separate spaces for the Business and Seller’s retained businesses for the properties set forth on Schedule 11.16 of the Disclosure Letter, provided, however, that any Transfer Taxes or VAT levied in connection with the Step Plan Schedule shall be borne as set forth in Section 6.8.

Section 11.17    Rules of Construction.

(a)    The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and the other Transaction Documents and, therefore, hereby waive, with respect to this Agreement, any other Transaction Document and each Exhibit, each Appendix and each Schedule attached hereto or thereto, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(b)    When a reference is made in this Agreement to Sections, Exhibits, Appendices or Schedules, such reference shall be to a Section of, or an Exhibit or Appendix to this Agreement or Schedule to the Disclosure Letter unless otherwise indicated. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits, appendices and schedules to this Agreement (unless such exhibits, appendices and schedules are separate, executed agreements, in which case such agreement, when executed and delivered, shall constitute a document independent of this Agreement)) and not to any particular provision of this Agreement. The words “include”, “including”, or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been physically or electronically provided to the Party to whom such information or material is to be provided, and in addition, in the case of “provided to,” “furnished to,” or “made available” to Buyer, material that has been posted in the electronic data room established by or on behalf of Seller and hosted by RR Donnelley’s Venue Deal Solutions under the name “Denver” only if so posted prior to the Agreement Date. The phrases “exclusively related to the Business,” “relating exclusively to the Business” and phrases of similar import when used herein shall be deemed in each case to also mean “used exclusively for purposes of the Business by the Seller and its Affiliates.” The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) references to “day” or “days” are to calendar days, (iv) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (including e-mail communications) and (v) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively, and, when calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(c)    Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless otherwise expressly stated in that reference. Any amounts to be converted into Dollars for the purpose of calculating any amounts under this Agreement shall be converted into Dollars at the Designated Exchange Rate.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

MACOM CONNECTIVITY SOLUTIONS, LLC

By:	/s/ John Croteau
Name:	John Croteau
Title:	President and Chief Executive Officer

Solely For Purposes of Section 11.1

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:	/s/ John Croteau
Name:	John Croteau
Title:	President and Chief Executive Officer

PROJECT DENVER HOLDINGS LLC

By:	/s/ Renée J. James
Name:	Renée J. James
Title:	Chief Executive Officer

APPENDIX A

Purchased Assets

“Purchased Assets” shall mean the assets listed on Schedule 4.15(d) to the Disclosure Letter and any Seller Party’s worldwide right, title and interest (whether present or contingent) in, to and under all of the following assets of Seller and the Other Sellers (including the Purchased Entities):

(i)	the assets listed or described on Schedule A-(i) of the Disclosure Letter and all other assets that are expressly provided by this Agreement or any other Transaction Document as assets to be transferred to Buyer or any Subsidiary of Buyer, including:

(a)	the products and services listed on Schedule A-(i)(A) of the Disclosure Letter (collectively, the “Products”);

(b)	all equipment, vehicles, machinery, tools and other tangible personal property assets of Seller listed on Schedule A-(i)(B) of the Disclosure Letter, wherever located;

(c)	all equipment, vehicles, machinery, tools and other tangible personal property assets of Seller located on the Business Real Property in Ho Chi Minh City, Vietnam; and

(d)	all equipment, vehicles, machinery, tools and other tangible personal property assets exclusively related to the Business (collectively with the assets listed on Schedule A-(i)(B) and the assets referred to in clause (i)(c) above, the “Tangible Assets”);

(ii)	except as otherwise provided in the Agreement, all rights of Seller or any of its Subsidiaries under those Contracts that relate exclusively to the Business, the Transferred Intellectual Property Rights, or the Transferred Technology listed on Schedule A-(ii) of the Disclosure Letter (the “Assigned Contracts”); provided, that, Shared Contracts are expressly excluded from the definition of Assigned Contracts and shall be handled in accordance with Section 2.6, except that, to the extent it is not a breach of a Shared Contract, all rights to the extent permitted relating to the Business under a Shared Contract (other than rights relating to the Excluded Shared Contracts) shall be “Purchased Assets,” notwithstanding that such Shared Contract shall be retained by Seller and its Subsidiaries as Excluded Assets;

(iii)	all inventory wherever located, including raw materials, work-in-process, finished goods, sorted wafers, evaluation boards, production supplies, spare parts, and packaging materials owned by any Seller Party and held for exclusive use in or exclusively related to the Business;

(iv)	the assigned leases, executive suite agreements and assigned subleases relating to the leased real property set forth on Schedule A-(iv) of the Disclosure Letter (such leases, executive suite agreements and subleases collectively being referred to herein as the “Real Property Leases”), together with all right, title and interest, if any, in and to easements, licenses, rights-of-way and other rights and privileges appurtenant thereto and the leasehold interests of the applicable Seller Party therein, including any prepaid rent, security deposits and options to purchase in connection therewith (collectively, the “Business Real Property”);

(v)	all assets, furniture, office supplies, office equipment, trade fixtures, and furnishings located at a Business Real Property; provided that storage devices, personal computers, smartphones, tablets and other mobile and “connected office” devices shall be retained by the Party who, following the Effective Time, retains the employee who, prior to the Effective Time, used such personal computer or device (collectively, the “Transferred Real Property Assets”);

(vi)	all Information Technology assets owned or leased by Seller and its Subsidiaries that relate exclusively to the Business or are located at a Business Real Property (except for Excluded IT Assets), as listed in and subject in each instance to the restrictions and limitations set forth on Schedule A-(vi) of the Disclosure Letter (collectively, the “Transferred IT Assets”);

(vii)	(a) all Technology owned by Seller and its Subsidiaries described in Schedule A-(vii)(a) of the Disclosure Letter (in each case, other than Excluded Software);

(b) all Technology owned by Seller and its Subsidiaries otherwise used exclusively in the Products or the Business (together with the Technology referred to in clause (vii)(a) above, the “Transferred Technology”);

(c) the Intellectual Property Rights of Seller and its Affiliates existing on the Closing Date that are listed in Schedule A-(vii)(c) of the Disclosure Letter;

(d) all Trademarks containing “X-Gene”, “HeliX”, “X-C” (e.g., “X-C1”, “X-C2” and “X-C3”), “X-TEND”, or “GENOME” and any transliteration or translation thereof;

(e) an undivided joint ownership interest (subject to the IPMA) in all Common Trade Secrets and Common Know How; and

(f) all unregistered Intellectual Property Rights existing on the Closing Date and exclusively relating to the Business or the Products (the Intellectual Property Rights described in clauses (c), (d), (e) and (f), collectively, the “Transferred Intellectual Property Rights”);

(viii)	to the extent transferable, those licenses, permits, approvals and authorizations issued by a Governmental Authority that are exclusively related to the conduct of the Business or the ownership, possession or operation of the Purchased Assets;

(ix)

(a) sole ownership of (i) all Business Records to the extent they exclusively relate to, or have been solely used in, the operation of the Business, the Purchased Assets or the Assumed Liabilities (including with respect to each Purchased Entity, any Organizational Documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of such Purchased Entity and all Tax records relating solely to the Purchased Entities and all originals and copies of the foregoing) and (ii) all product SKUs relating to the Products and (b) co-ownership (with each Party retaining the right to use, license and disclose the same without restriction except as expressly set forth in Section 6.2) of any Business Records otherwise relating to the Business, the Purchased Assets or the Assumed Liabilities (including Business Records with respect to the Excluded Pending Litigation), and a copy of all of same in a mutually-agreed format and media; provided, however, that the Business Records will not include (x) employee related or employee benefit related files or records to the extent that the Transfer of ownership thereof would be prohibited by applicable Law, and (y) any Tax returns of Seller or any of its Subsidiaries (other than the Purchased Entities); provided, further, that (A) Seller shall retain a copy of any Business Records that Seller in good faith determines that Seller or any of its Affiliates is reasonably likely to need to comply with legal, Tax, accounting, treasury, federal securities disclosure or similar requirements or in connection with Excluded Liabilities, or for responding to queries or claims from Governmental Authorities or the management of its rights or obligations under this Agreement or any other Transaction Document, provided that use of and access to same shall be limited to the above purposes; and (B) it is acknowledged, agreed and understood by Buyer that, unless otherwise already transferred through the transfer of the Transferred IT Assets or the Transferred Real Property Assets or located on the Business Real Property, Business Records will only be transferred by Seller to the extent that such Business Records exist as of the Closing and can be located through reasonable efforts on the part of Seller (or, if such records cannot be located through reasonable efforts on the part of Seller, then at the reasonable request of Buyer, with reimbursement from Buyer for the reasonable out-of-pocket expense of Seller), provided, further, that the transfer of any Business Records shall be made subject to applicable Law;

(x)	all rights under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit, defenses or counterclaims and other rights of recoupment (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent), including recoveries by settlement, judgment or otherwise in connection therewith, in each case, to the extent relating exclusively to the Business, Purchased Assets, Purchased Shares or Assumed Liabilities, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for infringement to the extent relating exclusively to the Business, Purchased Assets, Purchased Shares or Assumed Liabilities and any patent or trademark opposition Proceedings to the extent relating exclusively to the Business;

(xi)	all goodwill of the Business;

(xii)	all advertising, marketing, sales and promotional materials, including website content, purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, and instructional documents to the extent exclusively relating to the Products or exclusively relating to the Business;

(xiii)	all prepaid expenses and deposits and refunds (other than Tax refunds allocated to Seller pursuant to Section 6.8) relating to the Purchased Assets or otherwise to the extent exclusively relating to the Business (other than prepaid insurance);

(xiv)	all bank accounts held in the name of a Purchased Entity;

(xv)	all current assets of the Business and all accounts and notes receivable to the extent exclusively relating to the Business (other than those terminated pursuant to Section 6.16), including all loans and other advances owing to Seller or any of its Subsidiaries by any Continuing Employee;

(xvi)	all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors, and rights to refunds or rebates, to the extent exclusively relating to the Business;

(xvii)	the Assumed Benefit Plans, all assets of or relating to (including all assets held in trust, fund or account in any form) the Assumed Benefit Plans, and any insurance, administration or other contracts relating thereto and any accounts, plan documents (and amendments and modifications thereto), plan descriptions and summaries, opinion or determination letters and correspondence with Governmental Authorities and other records or information regarding the Assumed Benefit Plans, to the extent available, other than as required or prohibited by Law to the contrary;

(xviii)	to the extent permitted by applicable Law, all transferable collective bargaining, trade union, works council and other similar Contracts exclusively covering the Business Employees;

(xix)	all rights of the Purchased Entities under this Agreement, any of the other Transaction Documents and/or any instrument or certificate delivered in connection with this Agreement or any of the other Transaction Documents, in each case to the extent accruing after the Closing;

(xx)	all other properties and assets of a type not described within the categories referred to in the other clauses of this Appendix A primarily relating to the Business; and

(xxi)	all assets of the Purchased Entities to the extent described in the other clauses of this Appendix A, all cash and cash equivalents held by the Purchased Entities as of the Closing and all equity interests in the Purchased Entities held by another Purchased Entity, it being understood that the transfer of the Purchased Shares will constitute transfer of all such assets described in this clause (xxi).

APPENDIX B

Purchased Entities

-	AMCC Deutschland GmbH, an entity formed under the laws of Germany
-	Applied Micro Circuits Corporation (AMCC) Vietnam, an entity formed under the laws of Vietnam
-	AMCC Japan Co., Ltd., an entity formed under the laws of Japan

B-1

APPENDIX C

Assumed Liabilities

“Assumed Liabilities” shall mean all of the Liabilities of Seller and its Affiliates to the extent arising from or in connection with the Business or any Purchased Asset that are not Excluded Liabilities, including the following (provided, that, in the event of any conflict between the items listed below and items set forth on Appendix E, Appendix E shall control and the item shall be deemed to be an Excluded Liability):

(i)	the Liabilities listed or described on Schedule C-(i) of the Disclosure Letter and all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by Buyer or any Affiliate of Buyer;

(ii)	all Liabilities to the extent relating to, arising out of or resulting from:

(a)	all accounts payable of the Business arising on or after the Effective Time;

(b)	a Third Party Claim relating to the operation of the Business (including as conducted by any Purchased Entity), as conducted at any time before (other than to the extent included within the Excluded Liabilities), at or after the Effective Time (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent);

(c)	any Purchased Assets (including any Liability relating to, arising out of or resulting from Assigned Contracts or Shared Contracts (to the extent such Liability relates to the Business) or any interests in the Business Real Property) and the Purchased Shares;

(d)	all Liabilities relating to or arising out of a reduction in force of Continuing Employees performed or commenced after the Closing by Buyer or its Affiliates and all other Liabilities with respect to the Continuing Employees related to or arising on or after the Closing; and

(e)	Proceedings or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, to the extent arising from or relating to the use, license, development, manufacture, distribution or sale of the Products, in each case whether arising before, on or after the Closing Date, including all Liabilities for infringement or alleged infringement of any Intellectual Property Right of any third party to the extent related to the conduct of the Business;

(iii)	all Liabilities of Seller and its Affiliates in respect of the Products sold by the Business at any time for refunds, adjustments, allowances, exchanges, recalls, returns and warranty, merchantability and other claims arising on, prior to or after the Closing Date;

(iv)	those Liabilities relating to the Business Employees specifically allocated or assigned to Buyer or any Employing Entity in Section 6.6;

(v)	any Liability in respect of Taxes that are to be borne by Buyer pursuant to Section 6.8;

(vi)	all Transferred Pension Liabilities and all Liabilities under any Assumed Benefit Plans; and

(vii)	all Liabilities to perform Buyer and Other Buyer’s obligations under this Agreement and the other Transaction Documents.

C-1

APPENDIX D

Excluded Assets

“Excluded Assets” shall mean all of Seller’s and its Affiliates’ right, title and interest in, to and under all assets not included as a Purchased Asset, including the following (whether or not such assets are Purchased Assets):

(i)	the assets of any business of Seller and its Affiliates other than the Business, including the Seller’s “Connectivity” and “PowerPC” product lines;

(ii)	the assets listed or categorically described on Schedule D-(ii) of the Disclosure Letter and any and all assets that are expressly contemplated by this Agreement or any other Transaction Document as assets to be retained by Seller and its Affiliates (other than the Purchased Entities), including:

(a)	all cash, cash equivalents, deposits, bank accounts, negotiable instruments and securities, in each case, unless held by, or in the name of, a Purchased Entity;

(b)	(x) all letters of credit and performance bonds not exclusively related to the Business and (y) all loan facilities;

(c)	all Tax assets allocated to Seller pursuant to Section 6.8, including all Tax losses and credits, Tax loss and credit carry forwards and other Tax attributes, all deposits or advance payments with respect to Taxes, and any claims, rights, and interest in and to any refund, credit or reduction of Taxes of Seller or its Affiliates (but not including, for the avoidance of doubt, the Tax basis of the Purchased Assets or related to the Purchased Entities); and

(d)	without in any way limiting Buyer’s rights or Seller’s obligations under Section 6.7, (x) all insurance policies of Seller and all rights of Seller and its Affiliates of every nature and description under or arising out of such insurance policies, including all claims, credits, causes of action thereunder and proceeds thereof and (y) all unearned insurance premium refunds relating to the Business;

(iii)	all Contracts of Seller or its Affiliates (other than the Assigned Contracts), including, without limitation, those Contracts of Seller or its Affiliates that are listed or described on Schedule D-(iii) of the Disclosure Letter and the Shared Contracts, and all rights and obligations of Seller or its Affiliates arising thereunder (but not the rights and benefits thereunder to the extent relating exclusively to the Business);

(iv)	without in any way limiting Buyer’s rights or Seller’s obligations under Section 6.7, all rights under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit and other rights of recoupment, including recoveries by settlement, judgment or otherwise in connection therewith, to the extent relating to any Excluded Asset or Excluded Liability, whether arising out of occurrences before or after Closing, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for infringement relating to the foregoing;

(v)	other than any Business Real Property, all real property, and all real property leasehold or license interests, wherever located, including all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing;

(vi)	all personal property, other than to the extent included as a Purchased Asset on Appendix A;

(vii)	(a) sole ownership of all records that do not constitute “Business Records” (including all data, information and materials of the type described in the definition of “Business Records” but which do not relate to the Business) and (b) co-ownership (with each Party retaining the right to use, license and disclose the same without restriction except as expressly set forth in Section 6.2) of any Business Records described in clause (ix)(b) of Appendix A, and a copy of all of same in a mutually-agreed format and media;

(viii)	corporate books and records of internal corporate proceedings, the minute books, stock ledgers, Tax records, and all business and accounting records and work papers and other records of Seller and its Affiliates except as expressly contemplated pursuant to Appendix A;

(ix)	other than as required or prohibited by Law to the contrary or other than as included in “Purchased Assets” pursuant to Appendix A or as set forth in Section 6.6, all employee-related or employee benefit-related files or records, all employee benefit plans and arrangements, and all assets of, or held by or with respect to, any Seller Benefit Plan (other than an Assumed Benefit Plan) (whether or not governed by ERISA) and all assets of or relating to (including all assets held in trust, fund or account in any form) any such Seller Benefit Plan or other employee benefit plan or arrangement (other than an Assumed Benefit Plan), and any insurance, administration or other contracts and any accounts, plan documents (and amendments and modifications thereto), plan descriptions and summaries, opinion or determination letters and correspondence with Governmental Authorities and other records or information relating thereto;

(x)	all rights of Seller and/or its Affiliates (excluding, for the avoidance of doubt, the Purchased Entities) under this Agreement, any of the other Transaction Documents and/or any instrument or certificate delivered in connection with this Agreement or any of the other Transaction Documents, and all records prepared by Seller and/or such Affiliates (or their respective Representatives) in connection with the transactions contemplated hereby;

(xi)	shares of any direct or indirect Affiliates of Seller, and any equity interest in any Person (other than the Purchased Shares);

(xii)	all rights to the extent relating to Excluded Liabilities;

(xiii)	assets licensed by Seller to Buyer under the IPMA, or used by Seller to provide services to Buyer under the Transition Services Agreement, including those assets comprising (a) Seller’s data center located in Denver, Colorado and (b) Seller’s facilities located in Santa Clara, California and Pune, India, other than (in the case of this clause (b)) those Purchased Assets identified on Schedule A-(i)(B) or otherwise exclusively related to the Business;

(xiv)	all software components of Seller and its Affiliates except for any software components included in Transferred Technology, Transferred IT Assets or Transferred Intellectual Property Rights, including those set forth in Schedule D-(xiv) of the Disclosure Letter;

(xv)	all Intellectual Property Rights, Technology and Information Technology assets of Seller and its Affiliates except for Transferred Intellectual Property Rights, Transferred Technology and Transferred Information Technology (“Excluded IT Assets”);

(xvi)	an undivided joint ownership interest (subject to the IPMA) of all Common Trade Secrets and Common Know-How described in clause (vii)(d) of Appendix A.

(xvii)	all rights under warranties, representations, indemnities, guarantees and similar rights in favor of Seller or any of its Affiliates, other than such rights to the extent exclusively related to the Business; and

(xviii)	all goodwill as a going concern and other intangible properties of Seller (other than the goodwill of the Business).

APPENDIX E

Excluded Liabilities

“Excluded Liabilities” shall mean all of the Liabilities of Seller and its Affiliates other than those set forth on Appendix C, including the following (provided, that, in the event of any conflict between the items listed below and items set forth on Appendix C, this Appendix E shall control and the item shall be deemed to be an Excluded Liability):

(i)	all Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained by Seller or any of its Affiliates (other than the Purchased Entities), and all agreements, obligations and other Liabilities of Seller and its Affiliates (other than the Purchased Entities) under this Agreement or any of the other Transaction Documents;

(ii)	any and all Liabilities of Seller or its Affiliates to the extent relating to, arising out of or resulting from any Excluded Assets, including the distribution to, or ownership by, Seller or any of its Affiliates of any Excluded Asset or any Liability associated with the realization of the benefits of any Excluded Asset, whether arising before, at or after the Effective Time;

(iii)	the Excluded Employee Liabilities;

(iv)	the Excluded Tax Liabilities;

(v)	all accounts payable arising prior to the Effective Time and other current liabilities of the Business;

(vi)	the Liabilities relating to the matters listed on Schedule E-(vi) of the Disclosure Letter and the facts and circumstances giving rise to, that are the subject matter of, or that are alleged in, such Proceedings (collectively, “Excluded Pending Litigation”);

(vii)	all Liabilities to the extent not relating to the Business, the Purchased Assets or the Assumed Liabilities;

(viii)	all Liabilities relating to or arising out of any restructuring activities (including with respect to facilities) commenced by the Seller or any of its Affiliates prior to the Closing or reduction in force of Business Employees or former employees of Seller or its Affiliates performed or commenced prior to the Closing;

(ix)	all Liabilities to the extent arising out of, relating to or resulting from the operation of any business of Seller or any of its Affiliates (including any Purchased Entity prior to the Effective Time) other than the Business, as conducted at any time before, at or after the Effective Time;

(x)	any Liabilities of Seller or any Affiliates of Seller with respect to any Indebtedness;

(xi)	all costs and expenses allocated to Seller pursuant to Section 11.16 of this Agreement and not paid by Seller;

(xii)	without limiting Section 6.16, (x) all intercompany payables owed by any Purchased Entity to Seller or any of its Affiliates (including to another Purchased Entity) to the extent required to be terminated pursuant to Section 6.16 and not so terminated and (y) all Liabilities related to or arising under the Intercompany Agreement set forth on Schedule 6.16(b) to the Disclosure Letter or arising from the termination or assignment thereof as described in the final proviso of Section 6.16(b);

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(xiii)	all Liabilities associated with any equity grants by Seller or its Affiliates to any Business Employees prior the Closing;

(xiv)	the Liabilities relating to the matters set listed on Schedule E-(xiv) of the Disclosure Letter and the facts and circumstances giving rise to, that are the subject matter of, or that are alleged in, such investigation;

(xv)	any and all Liabilities of Seller or its Affiliates to the extent relating to, arising out of or resulting from license fees for third party Technology or Intellectual Property or related services for periods up to the Closing;

(xvi)	any Liabilities of Seller or any Affiliates of Seller with respect to the winding down or termination of the PowerPC business;

(xvii)	any and all Liabilities related to or arising out of claims for indemnification or expense advancement or reimbursement by or in respect of any Business Indemnitee under any D&O Indemnity Arrangements or any agent of Seller or any of its Affiliates with respect to the Business;

(xviii)	all Liabilities related to or arising out of (i) the letter agreements by and between Applied Micro Circuits Corporation and each of Timothy Sticklinski, Parag Jain and Kumar Sankaran, respectively, referenced on Schedule 4.12(a) of the Disclosure Letter and (ii) the dividend distributions by each of AMCC Germany, AMCC Japan and AMCC Vietnam referenced on Schedule 4.16(d)(x) of the Disclosure Letter; and

(xix)	all Liabilities for or with respect to Taxes for which Seller bears responsibility pursuant to Section 6.8.

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APPENDIX F

Delayed Transfer Closing Jurisdictions and Principles

1.    The Parties agree that the following jurisdictions are the Delayed Transfer Jurisdictions: India, China, Taiwan, and Vietnam, and that each Delayed Transfer Closing with respect thereto shall be delayed for so long as:

(a)    any filing with or consent or approval of a Governmental Authority and/or expiration of mandatory waiting periods that in each instance are required to consummate (i) the sale by Seller (or applicable Other Share Sellers), and the purchase by Buyer (or applicable Other Buyers), of the Purchased Shares or (ii) the sale by Seller (or applicable Other Asset Sellers), and the purchase by Buyer (or applicable Other Buyers), of the Purchased Assets and/or the assumption by Buyer (or applicable Other Buyers) of the Assumed Liabilities (collectively, the “Contemplated Transactions”), in such country, has not been made or obtained or has not expired, as applicable;

(b)     any Governmental Authority in such country shall have enacted, issued, promulgated, enforced or entered any Law which is in effect that has the effect of making a Contemplated Transaction illegal or otherwise prohibiting the consummation of such Contemplated Transaction in such country;

(c)     any notification to, or where appropriate, consultation or negotiation with a works council, union, labor board or employee group or Governmental Authority required by Law or Contract to effect a Contemplated Transaction with respect to such country has not been completed;

(d)    any notification to, or where appropriate, negotiations with, or expiration of all mandatory waiting periods with respect to, creditors and other third parties with objection or other rights under applicable Law required to effect a Contemplated Transaction with respect to such country has not been completed or expired; and

(e)     the relevant Purchased Entity to be acquired or Other Buyer to acquire Purchased Assets and assume Assumed Liabilities (as applicable) in such country has not been fully formed, organized or incorporated and in receipt of the necessary Permits for the conduct of the Business in such country.

Until such conditions are satisfied with respect to any such Delayed Transfer Jurisdiction, in accordance with this Appendix F, the closing of the Contemplated Transaction in respect of such Delayed Transfer Jurisdiction will be a Delayed Transfer Closing, solely with respect to the Purchased Shares (and Purchased Entities represented thereby), Purchased Assets and/or Assumed Liabilities related to such country and such country shall be deemed a Delayed Transfer Jurisdiction.

2.    With respect to any particular Delayed Transfer Jurisdiction, unless otherwise agreed in writing by the Parties:

(a)    solely with respect to the Purchased Shares (and the Purchased Entities represented thereby), Purchased Assets and/or Assumed Liabilities related to such Delayed Transfer Jurisdiction, (1) the legal interest in and to such Purchased Shares (and the Purchased Entities represented thereby) shall not be conveyed, assigned, transferred or delivered to Buyer (or applicable Other Buyers), (2) the legal interest in and to such Purchased Assets shall not be conveyed, assigned, transferred or delivered to Buyer (or applicable Other Buyers), and (3) such Assumed Liabilities shall not be assumed by Buyer (or applicable Other Buyers), until the relevant Delayed Transfer Closing occurs (in each case, subject to Section 2.6 of the Agreement);

(b)    with respect to the matters described in Section 1(a)-(e) above, for a period of one (1) year after the Closing Date, the Parties shall use their reasonable best efforts to make such filings, obtain any such required consents or approvals, resolve any such prohibitions under Law, cause the expiration of any such mandatory waiting periods, complete any such required notifications, consultations or negotiations, form, organize or incorporate with the necessary Permits in the relevant Delayed Transfer Jurisdiction any such Purchased Entities or Other Buyers (as applicable), in each case, as promptly as reasonably practicable after the Closing (provided, that in no event shall the foregoing require Buyer or any applicable Other Buyer to, and Seller shall not, and shall cause its Affiliates not to, without Buyer’s prior written consent, commit to any divestiture transaction, commit to alter their businesses or commercial practices in any material and adverse way, or otherwise take or commit to take any action that would reasonably be expected to limit Buyer’s or any of its Subsidiaries’ freedom of action with respect to, or Buyer’s or any of its Subsidiaries’ ability to retain any of the businesses, product lines or assets of, the Business or otherwise receive the full benefits of the Agreement);

(c)    to the extent permitted under applicable Law, the Buyer (or the applicable Other Buyers) shall acquire beneficial interest in and to such Purchased Shares (and the Purchased Entities represented thereby) and Purchased Assets in respect of the relevant Delayed Transfer Jurisdiction and shall assume responsibility for such Assumed Liabilities in respect of such Delayed Transfer Jurisdiction at the Closing (including all cash and cash equivalents as of the Closing (if a Purchased Entity) and all cash and cash equivalents generated from and after Closing), in each case, in accordance with the terms of the Agreement;

(d)    without limiting paragraph (e) below, to the extent permitted under applicable Law, for the period of time commencing upon the Closing and terminating upon the occurrence of the relevant Delayed Transfer Closing, Seller and its Affiliates shall conduct the Business in the relevant Delayed Transfer Jurisdiction in accordance with Buyer’s reasonable instructions and for the sole benefit and sole detriment of Buyer (or the applicable Other Buyers) so that all of the benefits and detriments attributable to the Purchased Shares (and the Purchased Entities represented thereby), Purchased Assets and Assumed Liabilities in respect of the relevant Delayed Transfer Jurisdiction, including use, risk of loss, potential for gain and dominion, and control and command over those Purchased Shares (and the Purchased Entities represented thereby), Purchased Assets and Assumed Liabilities, inure from and after Closing solely to Buyer (or applicable Other Buyers), without limiting the foregoing, (i) Seller shall pass through all revenues in the relevant Delayed Transfer Jurisdiction net of all costs and expenses incurred by Seller for operating the Business as if Seller was performing Cash Management Services (as defined in Attachment A-1 to Exhibit A of the Transition Services Agreement) with respect to such Delayed Transfer Jurisdiction, including, without limitation, by calculating Net Cash (as defined in Attachment A-1 to Exhibit A of the Transition Services Agreement) with respect to such Delayed Transfer Jurisdiction, and (ii) the parties shall conduct the operations of each Delayed Transfer Jurisdiction, and provide information and remit payments, in accordance with Attachment A-1 and Attachment A-2 to Exhibit A of the Transition Services Agreement (including Sections 5, 6, 7 and 8 of Attachment A-1 to the Transition Services Agreement); and

(e)    Seller and its Affiliates shall operate the Business in the relevant Delayed Transfer Jurisdiction in the ordinary course of business (subject to clause (ii) of Section 2(d) above). In no event will Seller or any of its Affiliates be required to (i) take any actions that would result in a breach or violation of Law, contractual obligations, or any of Seller’s or its Affiliates’ written policies and procedures; (ii) take any action or make any investment outside the ordinary course that would be likely to impose a material cost that Buyer (1) is not required to reimburse Seller pursuant to the Transition Services Agreement or (2) does not preliminarily agree to promptly reimburse; or (iii) that would be reasonably likely to result in the breach of a covenant or representation and warranty of the Seller.

3.     Provided that consummation of the Delayed Transfer Closing with respect to the relevant Delayed Transfer Jurisdiction shall not be restrained, enjoined or prohibited by any order under Law issued by any Governmental Authority of competent jurisdiction, and there shall not have been any Law enacted, promulgated or deemed applicable to the relevant Delayed Transfer Closing with respect to such Delayed Transfer Jurisdiction by any Governmental Authority of competent jurisdiction that prevents the consummation of such Contemplated Transactions or has the effect of making such consummation thereof illegal with respect to the relevant Delayed Transfer Jurisdiction, the Delayed Transfer Closing shall occur as soon as reasonably practicable, but in no event later than thirty (30) days after the last to occur of the following (each to the extent applicable to such Delayed Transfer Jurisdiction):

(a)    the receipt of all required consents or approvals, the resolution of all applicable orders under Law and the expiration of all mandatory waiting periods;

(b)    the completion of all required notifications to and consultations and negotiations with works councils, unions, labor boards, employee groups, and Governmental Authorities and creditors and other third parties with objection or other rights under applicable Law; and

(c)    the formation, organisation or incorporation of the applicable Purchased Entity or Other Buyer (as applicable) and receipt by such Purchased Entity or Other Buyer (as applicable) of the necessary Permits for the conduct of the Business;

or at such other time as the Parties may mutually agree upon in writing.

4.    References in the Agreement to (x) the Closing or the Closing Date shall be deemed to be references to the date of relevant Delayed Transfer Closing for the purposes of Sections 1.1 (with respect to the definition of “Business Employee”, “Purchased Entity Employees”), 2.1, 2.2, 2.4, 2.5, 2.6, 4.2, 4.4, 5.2, 6.7, 6.8(c)(iii), 6.15, 9.1(a)(i), 9.1(b)(i), Section 11.7 and 11.16 (provided Seller shall have no Liability under this Section 4 for any action taken at the direction or instruction of Buyer), in each case, to the extent applicable in connection with any Delayed Transfer Jurisdiction and (y) Purchase Transaction shall be deemed to reference the Contemplated Transactions, in each case, to the extent applicable and as the context requires. For clarity, the aforementioned references to Sections 9.1(a)(i) and 9.1(b)(i) (the “Specified Indemnification Provisions”), (x) in the case of a particular representation or warranty that addresses compliance with contracts or Law, will operate to substitute references to the Closing Date with references to the date of the applicable Delayed Transfer Closing and (y) in the case of a particular representation or warranty that addresses financial or tax accrual or payment matters, will not operate to substitute references to the Closing Date with references to the date of the applicable Delayed Transfer Closing, in each case with respect to determining the indemnification obligations of Seller and Buyer pursuant to the Specified Indemnification Provisions.

5.    In connection with any Delayed Transfer Closing where an allocation of the Purchase Price is required to be paid pursuant to applicable Law on such Delayed Transfer Closing by the Buyer or the applicable Other Buyer to Seller or the applicable Other Seller (whether in local currency or otherwise):

(a)    no later than two (2) Business Days prior to such Delayed Transfer Closing, Seller shall return to Buyer that portion of the Purchase Price allocated to the applicable Delayed Transfer Jurisdiction in accordance with Section 3.3 of the Agreement by wire transfer of immediately available funds; and

(b)    at the Delayed Transfer Closing, Buyer shall, or shall cause the applicable Other Buyer to, deliver such portion of the Purchase Price referenced in paragraph (a) above to the applicable Other Seller in the Delayed Transfer Jurisdiction no later than the second Business Day prior to the date of payment (or such later time as may be agreed by Seller and Buyer).

Exhibit A

Contribution Agreement

See attached.

EXECUTION VERSION

CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT

This CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of [ ], 2017 by and between Project Denver Holdings LLC, a Delaware limited liability company (“Buyer”), Project Denver Intermediate Holdings LLC, a Delaware limited liability company (“Intermediate Holdings”), MACOM Connectivity Solutions, LLC, a Delaware limited liability company (“Seller”), MACOM Technology Solutions Holdings Inc., a Delaware corporation (“Parent”) and the entities set forth on signature pages hereto under the header “Other US Sellers” (each an “Other US Seller” and collectively, the “Other US Sellers”) (each a “Party” and collectively, the “Parties”). Each capitalized term used without definition in this Agreement shall have the same meaning given to such capitalized term in that certain Purchase Agreement by and among Buyer, Seller and, solely for purposes of Section 11.1 therein, Parent, dated as of October 27, 2017 (the “Purchase Agreement”).

WHEREAS, pursuant to the terms of the Purchase Agreement, Buyer has agreed to, or cause an Other Buyer to, acquire and accept, and Seller has agreed to, or cause an Other Seller to, contribute, transfer, convey, assign and deliver, or cause to be contributed, transferred, conveyed, assigned and delivered to Buyer (or such Other Buyer) all of Seller’s (or such Other Seller’s) right, title and interest in and to, all of the Purchased Assets.

WHEREAS, the Parties desire to effect the transfer of the Purchased Assets to the extent used or held for use by such Seller or Other US Seller in the operation of the Business in the United States as they exist as of the date hereof (other than the Transferred Intellectual Property Rights and the intellectual property rights transferred in connection with the Cayman IP Acquisition, the transfer of which is, for the avoidance of doubt, addressed in the IPMA) in each case free and clear of all Liens (other than Permitted Liens) (the “US Purchased Assets”) and any and all of the Assumed Liabilities to the extent arising out of or relating to the operation of the Business in the United States or the US Purchased Assets (the “US Assumed Liabilities”).

WHEREAS, pursuant to the terms of the Purchase Agreement, Buyer has agreed to acquire and accept, and Seller has agreed to contribute, transfer, convey, assign and deliver, or cause to be contributed, transferred, conveyed, assigned and delivered, to Buyer (or such Other Buyer) all right, title and interest in and to all 100% of the Class B Shares in the capital of Cayman Topco issued to Seller or an Other Seller in connection with the Cayman IP Acquisition and the Share Purchases (the “Cayman Topco Nonvoting Stock”).

WHERAS, pursuant to the terms of the Purchase Agreement, Buyer agreed to acquire and accept, and Parent has agreed to assign, convey and deliver, or cause one of its Subsidiaries to assign, convey, deliver, to Buyer or an Other Buyer, the Purchased Assets listed on Schedule 4.15(d) of the Disclosure Letter (the “Schedule 4.15(d) Assets”).

WHERAS, in accordance with the Step Plan Schedule, Buyer has agreed to contribute, transfer, convey, assign and deliver the Cayman Topco Nonvoting Stock, the US Purchased Assets, the Schedule 4.15(d) Assets and the Assumed Liabilities assumed by Buyer pursuant to Section 1 hereof to Intermediate Holdings immediately after the Effective Time and Intermediate Holdings desires to accept and assume such contribution.

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NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the Parties hereby agree as follows:

1.    Contribution, Transfer, Conveyance, Assignment and Delivery of Purchased Assets and Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Effective Time, (a) Buyer hereby acquires and accepts from Seller and each Other US Seller, and Seller and each Other US Seller hereby contributes, transfers, conveys, assigns and delivers to Buyer, all of Seller’s or such Other US Seller’s (as applicable) right, title and interest in and to the US Purchased Assets, free and clear of all Liens (other than Permitted Liens) and (b) Seller and each Other US Seller hereby contributes, assigns and transfers to Buyer, and Buyer hereby accepts and assumes, the US Assumed Liabilities.

2.    Contribution, Transfer, Conveyance, Assignment and Delivery of Cayman Topco Nonvoting Stock. Upon the terms and subject to the conditions of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Effective Time, Buyer hereby acquires and accepts from Seller, and Seller hereby contributes, transfers, conveys, assigns and delivers to Buyer, all right, title and interest in and to all of the Cayman Topco Nonvoting Stock, in each case, free and clear of all Liens.

3.    Conveyance, Assignment and Delivery of Schedule 4.15(d) Assets. Upon the terms and subject to the conditions of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Effective Time, Parent, on behalf of itself and its Subsidiaries, hereby conveys, assigns and delivers to Buyer, and Buyer hereby accepts all of Parent’s and its Subsidiaries’ right, title and interest in and to, all of the Schedule 4.15(d) Assets, in each case free and clear of all Liens (other than Permitted Liens).

4.    Contribution, Conveyance, Assignment and Delivery of U.S. Assets to Intermediate Holdings. Immediately after the Effective Time, Buyer hereby contributes, conveys, assigns, and delivers, and Intermediate Holdings hereby acquires, accepts and assumes all of Buyer’s right, title and interest in and to all of the Cayman Topco Nonvoting Stock, the US Purchased Assets, the Schedule 4.15(d) Assets and the US Assumed Liabilities.

5.    Excluded Assets and Excluded Liabilities. In accordance with and subject to the terms and conditions set forth in the Purchase Agreement, the Parties hereby acknowledge and agree that (A) the Excluded Assets are retained by Seller and its Affiliates and are not being acquired by Buyer and (B) Seller and its Affiliates will retain, and will be solely responsible and liable for, and Buyer and its subsidiaries will not assume, or otherwise have any responsibility or liability for, any Excluded Liabilities.

6.    Further Assurances. In addition to the actions specifically provided for in the Purchase Agreement, each of the Parties will cooperate with each other and use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to consummate and make effective, in the most expeditious manner practicable, the Purchase Transaction and the other transactions contemplated hereby; provided that all such actions are in accordance with applicable Law.

7.    Unassignable Assets. The Parties agree that any Purchased Assets that are Restricted Assets shall be administered pursuant to Section 2.6 of the Purchase Agreement.

8.    Effect of Assignment; Purchase Agreement Controls. This Agreement is an instrument of transfer contemplated by, and executed pursuant to, the Purchase Agreement, and references in this Agreement to the Purchase Agreement are to the Purchase Agreement as it may be amended or waived from time to time in accordance with the terms thereof. Nothing in this Agreement shall, or shall be deemed to, modify or otherwise affect any provisions of the Purchase Agreement or affect or modify any of the rights or obligations of the Parties under the Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern and control.

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9.    Taxes. All Taxes arising from the transactions contemplated hereby shall be payable in accordance with and subject to the terms and conditions set forth in the Purchase Agreement.

10.    Governing Law; Dispute Resolution. This Agreement and all claims and Proceedings arising out of this Agreement (and any actions of any Party in the negotiation, administration, or performance hereof or the interpretation and enforcement of the provisions of this Agreement) shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of Delaware. The Parties agree that any and all claims and disputes under this Agreement shall be resolved in accordance with and subject to the terms and conditions set forth in Section 11.10 of the Purchase Agreement.

11.    Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, except that, without the consent of Seller, Parent or any of the Other US Sellers, Buyer may, subject to the provisions of Section 11.6 of the Purchase Agreement, assign its rights or obligations hereunder (A) to any Other Buyer, (B) to any Person that acquires all or substantially all of Buyer or, following the Closing, the Business and (C) for collateral security purposes to the lenders providing the financing for the Purchase Transaction, and all extensions, renewals, replacements, refinancings and refundings thereof (or an agent or trustee therefor). Any attempted assignment in violation of the preceding sentence shall be null and void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

12.    Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and the Parties shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

13.    Amendment/Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver that may be given will be applicable except in the specific instance for which it is given and shall not be deemed a continuing waiver of the same provision or a waiver of any other provision.

14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax, .pdf email transmission or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 14. Once this Agreement is signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable Law.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized, all as of the date first above written.

Buyer:

PROJECT DENVER HOLDINGS LLC

By:
Name:
Title:

Intermediate Holdings:

PROJECT DENVER INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Contribution, Assignment and Assumption Agreement]

Seller:

MACOM CONNECTIVITY SOLUTIONS, LLC

By:
Name:
Title:

Parent:

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title:

Other US Sellers:

MACOM CONNECTIVITY SALES, LLC.

By:
Name:
Title:

VELOCE TECHNOLOGIES, LLC

By:
Name:
Title:

AMCC CHINA, INC.

By:
Name:
Title:

[Signature Page to Contribution, Assignment and Assumption Agreement]